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Washington, D.C. 20549

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Baxter International Inc.

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Notice of 2021

Annual Meeting

of Stockholders

and Proxy Statement

May 4, 2021

Baxter International Inc.

Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 22, 2021

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Baxter’s Annual Meeting of Stockholders on Tuesday, May 4, 2021, at 9 a.m. Central Daylight Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

For more than a year, the world’s attention has been fixed upon the unprecedented COVID-19 public health crisis. On behalf of the entire Baxter team, I want to express profound gratitude to the healthcare providers and first responders who continue to battle the spread and impact of this pandemic.

Baxter’s medically essential portfolio has put us on the front lines of this fight. In line with our Mission to Save and Sustain Lives, we increased manufacturing capacity and production levels and expedited distribution globally to address surging demand for a range of products associated with COVID-19 care. Our over 50,000 employees have worked tirelessly to make a difference amid the pandemic, while also helping to ensure the availability of our full range of chronic and acute care products for the patients and clinicians who depend on us.

The pandemic has created challenges across the global healthcare landscape. Our broad portfolio, global reach, focus on innovation and the power of our business transformation have combined to ensure our ability to respond while advancing our strategic priorities. Even amid the pandemic environment of 2020, Baxter continued to drive year-over-year growth in global sales. In addition in 2020, we increased our dividend rate approximately 11%; returned approximately $1 billion to shareholders through dividends and share repurchases; and maintained a disciplined capital allocation strategy focused on driving innovation and growth.

Baxter’s multifaceted pandemic response was just one expression of our actions as a responsible corporate citizen. In the wake of horrific acts of racial violence in the United States, Baxter continued to reinforce its strong emphasis on diversity and inclusion. We are now collaborating with our Baxter Black Alliance business resource group on the ACT (Activating Change Today) initiative, focused on advancing racial justice among employees, external stakeholders and the markets and communities Baxter serves.

Our emphasis on our environmental, social and governance (ESG) priorities was also reflected in the publication of our first Sustainability Accounting Standards Board (SASB) index, a voluntary public disclosure that provides transparent and relevant corporate responsibility information to investors and other stakeholders. Baxter continues to be recognized by numerous global, national and local organizations for its leadership in corporate responsibility and as an employer of choice cultivating an inclusive, diverse workplace.

Like our operations, the composition and governance practices of our Board of Directors (the Board) are always evolving to ensure dynamic, effective corporate oversight, which includes our continued outreach and engagement with Baxter investors. In 2020, Albert Stroucken (our newly appointed Lead Independent Director and former Audit Committee Chair) and Thomas Stallkamp (our former Lead Independent Director) spoke with investors representing over 40% of our outstanding shares as of December 31, 2020. These discussions included a review of Baxter strategy and performance (including our response to the ongoing pandemic), corporate governance matters (including the proposed changes to our Corporate Governance Guidelines, as discussed below), Board leadership structure, the company’s internal investigation into certain intra-company transactions undertaken to generate foreign exchange gains or avoid foreign exchange losses, executive compensation and corporate responsibility matters.

Among 2020 developments and in response to a related stockholder proposal that received majority support at our 2020 Annual Meeting, our Board amended its Corporate Governance Guidelines to make the Chairman of the Board an independent Board member, separate from the Chief Executive Officer role, unless the Board determines doing so would not be in the best interests of the company and Baxter stockholders. This policy will be implemented upon Baxter’s next CEO transition.

Additionally, our performance on key strategic 2021 priorities, which include various ESG issues, is incorporated into our 2021 annual incentive plan design for our senior leadership team (as discussed below). This is a crucial step to further reinforce accountability as we serve our diverse stakeholders as a socially responsible corporate citizen.

As noted above and as part of our ongoing Board refreshment, Al Stroucken has taken on the role of lead independent director following Tom Stallkamp’s service of more than six years in this position. I want to thank Tom for his remarkable leadership and look forward to his continued contributions as a highly valued and experienced Baxter Board member.

Al has served as a director since 2004, and his many recent contributions include leading the Board’s investigation into certain intra-company transactions that impacted our previously reported non-operating foreign exchange gains and losses. Baxter has fully remediated the material weakness identified in connection with the now-completed internal elements of this investigation, and we are fully cooperating with the Securities and Exchange Commission (SEC) in its own ongoing investigation.

We also offer our deepest appreciation to Dr. James Gavin, who will retire from the Board in May following 18 years of service. Jim is an exceptional leader, and I want to thank him personally for his dedication to Baxter’s Mission of saving and sustaining lives.

And we are pleased to welcome Dr. David Wilkes as the newest addition to our Board. Dr. Wilkes currently serves as Dean of the University of Virginia School of Medicine and is the co-founder and Chief Scientific Officer of biotech startup ImmuneWorks, Inc. (ImmuneWorks). Dr. Wilkes was appointed as part of the Board’s ongoing focus on refreshment. We believe his deep medical and research expertise, track record as a transformational leader and distinguished career as an internationally recognized biotech entrepreneur will enhance and further diversify our current Board membership.

We hope that you are able to join us at the Annual Meeting of Stockholders to discuss our 2020 results and learn more about our strategic agenda, including our commitment to corporate responsibility.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, which we encourage you to read carefully. Please review the information on attendance provided on p. 99 of the proxy statement.

Your vote is very important to us, and I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope.

As part of our COVID-19 precautions, the Annual Meeting will be held by means of remote communications. Like last year, you will be able to submit questions in advance of and during the meeting.

It is my privilege to serve as Baxter’s leader – a belief firmly underscored in 2020. I want to thank our employees for their unsurpassed commitment and effort.

On behalf of the Board, management team and employees, thank you for your continued confidence and support as we advance our Mission for patients globally. We look forward to your participation in this year’s Annual Meeting of Stockholders.

Sincerely yours,

José (Joe) E. Almeida

Chairman of the Board,

President and Chief Executive Officer

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 22, 2021

Dear Fellow Stockholder:

On behalf of the Board, I would like to thank you for your investment in Baxter and for the confidence you place in us as we continue to carry out our stewardship responsibilities through a historic public health crisis. While this past year presented unprecedented challenges to communities and healthcare systems throughout the world, we are proud of how Baxter has responded and continues to provide support to hospitals, healthcare providers and patients. Baxter’s Mission is to Save and Sustain Lives, and that commitment guides everything we do – even when the obstacles seem greatest.

As directors, we continue to play an integral role in overseeing the strategic direction of the company, monitoring the related execution by Baxter’s management and ensuring that the company’s corporate culture supports and aligns with its long-term strategy. Our Board includes a diverse and experienced group of independent directors with a wide range of skills and qualifications that support Baxter’s strategy and help to position the company for long-term success in a complex and rapidly changing healthcare environment.

While it is my privilege to begin serving as Baxter’s lead independent director, I would like to thank Thomas T. Stallkamp, who served in this role since 2014. Tom helped oversee the company and Board through significant milestones and periods of transition, including the July 2015 spin-off of Baxalta, the recruitment and appointment of Joe Almeida as Chairman and CEO, the continued refreshment of the Board and a significant expansion of the company’s stockholder engagement efforts. As lead director, I will continue to liaise closely with the other independent directors to help ensure their input is incorporated into the Board meetings and work closely with Joe to review the company’s strategy and finalize agenda topics. Additionally, I will provide an independent channel for investors and other stakeholders to access the Board and Baxter generally.

There were several developments in our Board and governance practices over the past year, and as we approach the 2021 Annual Meeting, I would like to highlight some of the ways the Board has been working on your behalf.

•   Board Leadership Structure. In response to a stockholder proposal that received majority support at the 2020 Annual Meeting and after extensive engagement with the company’s stockholders, the Board adopted a prospective policy in November 2020, through the Corporate Governance Guidelines, to require the Chair of the Board to be an independent director (subject to limited exceptions associated with the exercise of the Board’s fiduciary duties). The prospective policy is to be implemented upon the transition of the company’s next Chief Executive Officer (CEO).

•   Remediation of Material Weakness. On March 17, 2020, the company filed restated financial statements in its 2019 Form 10-K and in its Form 10-Q for the quarterly period ended September 30, 2019. Following a determination that our internal control over financial reporting was not effective as of December 31, 2019 due to a material weakness in our internal controls over the accounting for certain foreign exchange gains and losses related to certain intra-company transactions, management took comprehensive remedial actions to address that weakness. As disclosed in the company’s Form 10-K for the year-ended December 31, 2020 (the 2020 Form 10-K), the material weakness has been fully remediated. Additionally, as previously reported, the internal investigation into the financial statement impacts of those transactions is complete.

•   New Independent Director. Effective February 15, 2021, David Wilkes, M.D., Dean at the University of Virginia School of Medicine and co-founder and Chief Scientific Officer at ImmuneWorks, joined the Board as our newest independent director. David brings critical experience in the areas of medicine and science, which complement Baxter’s strategies and transformation activities. With his appointment but prior to giving effect to Dr. Gavin’s retirement, our directors have an average Board tenure of approximately 8.9 years, which we believe strikes the right balance between new directors, who bring fresh perspectives, and seasoned directors, who have extensive institutional knowledge – including with respect to the company’s strategies. We are continuously focused on ensuring that Baxter has an optimal Board structure and composition, and approach Board refreshment in a thoughtful manner (including, from time to time, with the oversight of third party advisors) to ensure that the right skills, experiences and perspectives are brought to our meetings and discussions.

•   Extensive Stockholder Engagement. Engagement with stockholders remains a key focus for Baxter and an important part of our Board’s governance commitment. We continued to build upon our year-round engagement program with stockholders (engaging with them both in the spring and fall of 2020) to better understand their perspectives on a variety of relevant issues, including the impact of COVID-19, company strategy and performance, board diversity and refreshment, executive compensation and corporate responsibility matters. This ensures ongoing dialogue that results in adopting sound and effective corporate governance practices as well as continuous improvements.

As we move forward in 2021 and beyond, we will continue to work hard on your behalf as stewards of the company to ensure the success of Baxter. I am confident the company will continue to build on its multiyear transformation with the Board’s active involvement, input and support. On behalf of my fellow directors, thank you for your investment in, and support of, Baxter.

Best regards,

Albert P.L. Stroucken

Lead Independent Director

Table of Contents	i

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Notice of 2021 Annual Meeting of Stockholders and Proxy Statement	1

Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

The 2021 Annual Meeting of Stockholders of Baxter International Inc. (the Annual Meeting) is scheduled to be held by means of a virtual format only, due to the public health and safety concerns related to the ongoing COVID-19 pandemic, on Tuesday, May 4, 2021 at 9:00 a.m., Central Time. Online access to the meeting will begin at 8:30 a.m., Central Time. The Annual Meeting will be held for the following purposes:

To elect the 12 directors named in the attached proxy statement.

To approve named executive officer compensation for 2020.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter International Inc. (Baxter or the company) in 2021.

To approve the company’s 2021 Incentive Plan.

To approve an amendment and restatement of the company’s Employee Stock Purchase Plan.

To vote on the two stockholder proposals as described in the proxy statement, if such proposals are properly presented at the Annual Meeting.

To transact any other business that may properly come before the meeting.

The Board recommends that stockholders vote FOR Items 1, 2, 3, 4 and 5. The Board recommends that stockholders vote AGAINST each of the stockholder proposals referred to in Item 6. Stockholders of record at the close of business on March 11, 2021 will be entitled to vote at the meeting.

By order of the Board,

Ellen K. Bradford

Corporate Secretary

  How Do I Vote?

By Internet, following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Important Notice Regarding

the Availability of Proxy Materials for

the Annual Meeting of Stockholders

to be Held on May 4, 2021

The proxy statement relating to the

Annual Meeting and the

Annual Report to Stockholders for the year

ended December 31, 2020 are available at

http://materials.proxyvote.com/071813.

Due to the COVID-19 pandemic, the Annual Meeting will be held only in a virtual format to provide a safe experience for Baxter stockholders and employees. As always, you are encouraged to vote your shares prior to the Annual Meeting whether or not you plan to attend the 2021 Annual Meeting. Details on how to attend the Annual Meeting and further information can be found at “Other Information—Attending the Annual Meeting.”

Proxy Statement

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting to be held on Tuesday, May 4, 2021. On or about March 23, 2021, Baxter began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 23, 2021.

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2	Proxy Statement Highlights

Proxy Statement Highlights

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, this section presents concise detail about each non-routine voting item. For more complete information, please review the 2020 Form 10-K and the complete proxy statement.

Election of Directors

What am I voting on?

You are asked to vote for the election of the 12 directors set forth below for a term of one year.

What is the Board’s recommendation?

The Board recommends a vote FOR the election of each of the director nominees.

The Board believes that the 12 directors standing for election possess a desirable mix of professional and industry experience and qualifications, reflective of the Board’s ongoing board refreshment efforts, including with respect to the recent appointment of Dr. David Wilkes. The Board has demonstrated an ability to effectively consult with management on the company’s strategic and operational plans and oversee the company’s performance, including in the midst of the ongoing COVID-19 pandemic crisis. See below for additional information regarding the qualifications, experiences and backgrounds of the Board and recent Board developments.

Where can I find more information?

Concise supporting information is presented below.

See also “Corporate Governance at Baxter International Inc.—Proposal 1—Election of Directors” for additional information.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	3

Name[1] Primary Occupation	Age	Director Since	Independent Y/N	Key Attributes and Skills	A	C	NCG PP	QCT
José (Joe) E. Almeida Chair, President and Chief Executive Officer, Baxter International Inc.	58	2016	N	✓ Significant experience in the medical device industry ✓ Extensive experience leading and helping to transform global, multi-faceted corporations
Thomas F. Chen Senior Vice President and President of International Nutrition, Abbott Laboratories (retired)	71	2012	Y	✓ Extensive international business experience in hospital products and pharmaceuticals ✓ Global perspective			⬛[2]	⬛
John D. Forsyth Chairman and CEO, Wellmark Blue Cross Blue Shield (retired)	73	2003	Y	✓ Significant experience in the healthcare industry, including with leading payors ✓ Understanding of large, complex organizations, including healthcare payors		⬛	⬛
Peter S. Hellman President and Chief Financial and Administrative Officer, Nordson Corporation (retired)	71	2005	Y	✓ Extensive financial and capital markets experience ✓ Significant experience leading global industrial companies, including a multi-billion dollar information technology business	⬛	⬛
Michael F. Mahoney Chairman, President and CEO, Boston Scientific Corporation	56	2015	Y	✓ Extensive experience leading global, medical products companies, including most recently as a Chairman and CEO		⬛		⬛
Patricia B. Morrison Executive Vice President, Customer Support Services & Chief Information Officer, Cardinal Health, Inc. (retired)	61	2019	Y	✓ Significant experience in information technology and cybersecurity at global healthcare companies	⬛
Stephen N. Oesterle, M.D. Healthcare Industry Consultant, former Senior Vice President, Medicine and Technology, Medtronic plc	70	2017	Y	✓ Significant experience in the medical products and healthcare industries ✓ Strong scientific and medical background, including as a practicing cardiologist			⬛	⬛
Cathy R. Smith Chief Financial Officer, Bright Health Inc.	57	2017	Y	✓ Significant financial expertise and corporate leadership experience, including in response to cybersecurity incidents	⬛
Thomas T. Stallkamp Founder and Principal, Collaborative Management LLC	74	2000	Y	✓ Extensive experience leading global corporations, including global manufacturers ✓ Significant business development and supply chain experience	⬛	⬛
Albert P.L. Stroucken (Lead Independent Director) Chairman and Chief Executive Officer, O-I Glass, Inc. (retired)	73	2004	Y	✓ Extensive experience leading large, complex organizations ✓ Significant financial expertise	⬛		⬛
Amy A. Wendell Senior Vice President of Strategy and Business Development, Covidien (retired)	60	2019	Y	✓ Extensive experience in business development and strategy in healthcare industry, including significant restructuring and integration experience				⬛
David S. Wilkes, M.D. Dean of University of Virginia School of Medicine Chief Sciencific Officer and Co-Founder, ImmuneWorks, Inc.	64	2021	Y	✓ Significant scientific and medical experience ✓ Extensive experience leading large, complex organizations, including as a dean of two large medical schools				⬛

Key

⬛ Committee Chairperson ⬛ Committee Member	A Audit Committee C Compensation Committee	NCGPP Nominating, Corporate Governance & Public Policy Committee QCT Quality, Compliance and Technology Committee

[1]	Directors standing for reelection on May 4, 2021.
[2]

Mr. Chen is scheduled to become the next chair of the Nominating, Corporate Governance & Public Policy Committee on May 2, 2021, in connection with the retirement of Dr. Gavin from the Board on the same date. See “Corporate Governance at Baxter International Inc.—Proposal 1—Election of Directors—Board of Directors” for additional information.

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4	Proxy Statement Highlights

2020 Board and Governance Highlights

Board Refreshment Activities	See pages 19 and 23

•  Continued Board focus on refreshment and diversity during 2020 led to the appointment of one new independent director in early 2021, as described below. Additionally, Mr. Albert Stroucken was appointed as the new Lead Independent Director in February 2021, replacing Mr. Thomas Stallkamp.

[1]  Calculations represent the Board’s composition on March 22, 2021, after giving effect to the appointment of Dr. Wilkes. After giving effect to Dr. Gavin’s retirement, average tenure will decrease to 8.3 years and greater than 40% of directors will have served less than four years.

Governance Practices	See pages 23 and 38

•  Stockholder Outreach: As part of the company’s corporate governance outreach program, the company approached select institutional investors to engage in discussions with Mr. Albert Stroucken (the newly appointed Lead Independent Director) and former Audit Committee chair) and Mr. Thomas Stallkamp (the former Lead Independent Director) and certain members of management.

•  In the spring and fall of 2020, the company engaged in discussions with stockholders representing over 40% of the company’s outstanding shares (calculated as of December 31, 2020). The company, with participation from select directors (including Mr. Stroucken), intends to continue having these conversations with interested investors.

•  Topics discussed with stockholders in 2020 included company strategy and performance (including the company’s response to the ongoing COVID-19 pandemic), corporate governance matters (including Board composition and refreshment and proposed changes to the company’s Corporate Governance Guidelines), board leadership structure, executive compensation and corporate responsibility initiatives (including company culture and diversity). Stockholder feedback was shared with the full Board and relevant committees, including with respect to proposed Corporate Governance Guideline changes (as described below).

•  Board Leadership: In response to a related stockholder proposal that received majority support at the 2020 Annual Meeting, the Board adopted a prospective policy in November 2020 to require the Chair of the Board to be an independent director unless the appointment of an independent Chair would be inconsistent with the directors’ fiduciary duties. The prospective policy will be implemented upon the transition of the company’s next CEO. Stockholders largely voiced support for this policy during the company’s stockholder engagements (as discussed below), and believed the policy was sufficiently responsive to the 2020 stockholder proposal.

•  Committee Structure and Oversight: Consistent with feedback shared by several stockholders in these discussions, the company redesigned the Corporate Governance Committee, now the Nominating, Corporate Governance & Public Policy Committee, as well as the Quality, Compliance and Technology Committee, to better serve the organization’s needs. In particular, the committee restructuring assigned specific oversight for ESG matters to the rebranded Nominating, Corporate Governance & Public Policy and Quality, Compliance and Technology Committees. See “Corporate Governance at Baxter International Inc.—Board of Directors—Committees of the Board” for additional information regarding these changes.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	5

Board Qualifications, Experiences and Backgrounds

The following chart sets forth the varied qualifications, experiences and backgrounds of the director nominees in the aggregate. Each chevron represents a director nominee who possesses the specific attribute or experience. See “Corporate Governance at Baxter International Inc. Proposal 1—Election of Directors—Nominees for Election as Directors” and “—Board of Directors—Director Qualifications” for additional information.

Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?

You are asked to cast a non-binding advisory vote to approve Baxter’s compensation programs as described in the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement.

What is the Board’s recommendation?

The Board recommends a vote FOR this proposal.

The Board and the Compensation Committee believe that Baxter’s executive compensation programs appropriately align executives’ interests with Baxter’s strategies and long-term objectives, including Baxter’s ongoing pursuit of top quartile financial performance. See “—Performance Highlights” below for additional information regarding 2020 financial and compensation design highlights.

Where can I find more information?

Concise supporting information is presented below.

See “Executive Compensation—Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” for additional information.

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6	Proxy Statement Highlights

Performance Highlights

Further Information
Financial results for 2020	See page 33

[1]

For purposes of calculating performance under the company’s 2020 annual incentive plan, adjusted net sales were calculated at budgeted exchange rates (as of January 1, 2020). This measure is referred to as Adjusted Net Sales in the proxy statement. Adjusted Net Sales for the purposes of Baxter’s annual incentive plan were $11.8 billion. No adjustments were made to the company’s previously reported adjusted earnings per share and free cash flow results for purposes of the company’s 2020 annual incentive plan. These measures are referred to as Adjusted Earnings per Share or Adjusted EPS and Free Cash Flow . Free Cash Flow represents cash flow from continuing operations calculated in accordance with U.S. generally accepted accounting principles (GAAP) less capital expenditures. For descriptions of the adjustments to the applicable measures calculated in accordance with U.S. generally accepted accounting principles (GAAP) to derive the amounts listed in the graphics above, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2020 Annual Incentive Plan Payouts”.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	7

Compensation Design for 2020	See page 36
Base Salary
• Provides a base level of competitive compensation • Used to attract and retain executive talent

2020 Annual Incentive Plan

•  Motivates and rewards executives for company and individual performance against annually established financial targets and individual objectives

•  Financial targets and relative weightings for 2020 included:

•  Adjusted Net Sales (50%)

•  Adjusted EPS (25%)

•  Free Cash Flow (25%)

2020 Long-Term Incentive (LTI) Plan

Performance Share Units (PSUs) (50%)

•  Motivates and rewards executives for company performance against financial targets tied to Baxter’s long-term strategy and relative total shareholder return (TSR)

•  PSUs recognize that a portion of an executive’s LTI grants should be completely “at-risk”

•  In response to stockholder feedback, for the first time since the July 2015 spin-off of the company’s biopharmaceuticals business, all newly granted PSUs are subject to measurement over the entire three-year performance period (as described below).

•  Financial objectives for 2020 PSU awards included:

•  Net Sales Compound Annual Growth Rate (CAGR) (33-1/3%)—based on company performance as compared to the three-year Net Sales CAGR target

•  Adjusted Return on Invested Capital (ROIC) (33-1/3%)—based on company performance as compared to the three-year Adjusted ROIC target

•  Relative TSR (33-1/3%)—based on the change in company stock price over a three-year performance period, including reinvested dividends, as compared to the TSR of the company’s peer group over the same performance period (as further described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Plan”). In the event TSR is negative during the three-year performance period, the maximum PSU payout is capped at 100% of target.

Stock Options (50%)

•  Motivates and rewards an executive’s contributions to achieve the company’s long-term objectives and increasing stockholder value, including direct alignment with the company’s stock price performance.

Changes to Mr. Almeida’s 2020 Compensation Program in Light of the COVID-19 Pandemic

In 2020, the company, under Mr. Almeida’s continuing leadership, demonstrated agility and resilience, growing its full year net sales 3% while increasing production capacity and expediting distribution in response to the pandemic, returning approximately $1 billion to the company’s stockholders and continuing to enhance its corporate citizenship and ESG programs. Notwithstanding these significant accomplishments and the company’s strong performance for the year but in light of the substantial negative impact of the ongoing pandemic on the company’s employees, patients, customers, stockholders and other stakeholders generally, Mr. Almeida recommended to the full Board that his 2020 annual incentive payout be adjusted down to $0. He made this recommendation to the Board in advance of its assessment of his individual performance for the year.

Based on the company’s 2020 financial performance, Mr. Almeida’s annual incentive payout would have been $879,450, without any adjustments for individual performance.

The Board and Compensation Committee carefully considered a number of factors in making its determination with respect to Mr. Almeida’s 2020 annual incentive payout, including company performance, the effect of the pandemic on the company and its stakeholders and Mr. Almeida’s recommendation. While the Board considered Mr. Almeida’s performance for the year to be strong, especially in light of the challenges presented by this difficult operating

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8	Proxy Statement Highlights

environment, the Board determined to exercise its negative discretion to set Mr. Almeida’s 2020 annual incentive payout at $0.

Other Compensation Matters

The company did not issue any restricted stock units (RSUs) to any named executive officers in 2020, consistent with the structure of its executive compensation program generally. The Compensation Committee has not and does not intend to authorize the issuance of any RSUs to any named executive officer in 2021, except as may be required to retain and attract key personnel.

On March 12, 2020, to benefit from Mr. Almeida’s continuing leadership and in light of his demonstrated accomplishments as CEO and Chairman, the company entered into a new offer letter with Mr. Almeida that is effective until December 31, 2023 and replaced his existing employment offer letter. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Agreements, Executive Severance Plan and Change in Control Agreements” below for a more detailed description of the terms of Mr. Almeida’s new offer letter.

As described in greater detail in the Compensation Discussion and Analysis section below, beginning with the 2021 annual incentive, the company’s senior leadership team’s individual performance assessment will be determined in connection with an assessment of the company’s performance against pre-established measures for strategic 2021 priorities. The strategic 2021 priorities are included in three categories: Patient Safety and Quality, Best Place to Work, and Growth Through Innovation. This change is intended to further motivate and incent the company’s senior leadership team to meet key 2021 priorities focused on various strategic areas, including ESG issues, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	9

Approval of Baxter International Inc. 2021 Incentive Plan What am I voting on? You will be asked to vote on a proposal by management to approve Baxter’s new 2021 Incentive Plan.
What is the Board’s recommendation? The Board of Directors recommends a vote FOR this proposal. Where can I find more information? Concise supporting information is presented below.
See “Equity Plan Proposals—Proposal 4—Approval of Baxter International Inc. 2021 Incentive Plan.”

Items to consider when evaluating this proposal:

On February 15, 2021, the Board approved the Baxter International Inc. 2021 Incentive Plan (the 2021 Plan), subject to stockholder approval at the Annual Meeting. The Board believes that it is in the best interests of Baxter and its stockholders to adopt a new incentive plan to increase stockholder value by providing opportunities for the company to reward and motivate employees, directors and others who provide services to Baxter by linking performance with long-term stockholder value creation.

Approval of Amendment and Restatement of the Baxter International Inc. Employee Stock Purchase Plan

What am I voting on?

You will be asked to vote on a proposal by management to approve the amendment and restatement of the Baxter International Inc. Employee Stock Purchase Plan.

What is the Board’s recommendation? The Board of Directors recommends a vote FOR this proposal. Where can I find more information? Concise supporting information is presented below.
See “Equity Plan Proposals—Proposal 5—Approval of the amendment and restatement of the Baxter International Inc. Employee Stock Purchase Plan.”

Items to consider when evaluating this proposal:

On February 15, 2021, the Board approved the amendment and restatement of the Baxter International Inc. Employee Stock Purchase Plan (the ESPP), subject to stockholder approval at the Annual Meeting. The purpose of the ESPP is to continue to provide eligible employees of Baxter and its participating subsidiaries with the opportunity to directly acquire shares of Baxter common stock. The Board believes that it is in the best interest of Baxter and its stockholders to approve the ESPP, which will continue to qualify for special tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the Code).

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10	Proxy Statement Highlights

Right to Act by Written Consent

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to undertake such steps as may be necessary to permit stockholders to act by written consent.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 6—Right to Act by Written Consent” for additional information.

Items to consider when evaluating this proposal:

•  Baxter Stockholders Have the Right to Call a Special Meeting: The company’s organizational documents allow holders of 25% of the outstanding shares of the company’s common stock to call a special meeting. This is approximately one-half of the percentage that would be required to act by written consent under the proposal.

•  Minority Stockholders May be Excluded from the Written Consent Process: Under the proposal, stockholders holding a mere majority of the company’s outstanding voting shares could take significant corporate actions by written consent that are binding on the company and all stockholders without any prior notice, and without giving all stockholders an opportunity to be heard. In contrast, currently under the company’s organizational documents, holders of just 25% of the outstanding shares of the company’s common stock are already permitted to call a special meeting which requires prior notice and gives all stockholders the opportunity to participate in the process.

•  Baxter is Committed to Maintaining Strong Corporate Governance Practices and Protecting Stockholder Rights: This commitment is evidenced by, among other things, Baxter’s proxy access bylaw, the ability of stockholders to call a special meeting, the complete declassification of the Board (which was completed in 2018), majority voting standard for directors, the removal of super-majority voting provisions from Baxter’s organizational documents and Board composition and refreshment efforts (including with respect to the recent appointment of Mr. Stroucken as the Board’s new Lead Independent Director and the election of Dr. Wilkes to the Board).

•  Baxter Stockholders Have Rejected Similar Proposals in 2018, 2019 and 2020: The low level of support this proposal received in 2020 (approximately 39%) indicates that the company’s stockholders are supportive of the Board’s position on this proposal and current governance structure.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	11

Independent Board Chair

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to amend the company’s governing documents to require the Chair of the Board, whenever possible, to be an independent member of the Board.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 7—Independent Board Chair” for additional information.

Items to consider when evaluating this proposal:

•  The Board has already adopted a policy implementing the proposal: After extensive engagement with the company’s largest stockholders throughout the spring and fall of 2020, the Board adopted a policy, through the Corporate Governance Guidelines, in November 2020 to require the Chair of the Board to be an independent director unless the appointment of an independent Chair would be inconsistent with the directors’ fiduciary duties. The policy is prospective and will apply upon the next CEO transition.

•  The Board sought feedback and considered the views of the company’s stockholders in adopting the proposal: As mentioned above, after an identical proposal received approximately 55% support at the company’s 2020 Annual Meeting, the Board carefully considered how to respond to the proposal, including by seeking feedback from the company’s major stockholders throughout the spring and fall of 2020 as part of its ongoing stockholder outreach program. The Board reviewed the feedback received from stockholders and other key stakeholders and on November 16, 2020, implemented the independent chair policy.

•  The Board’s approach strikes the right balance to transition to a new Board leadership structure: The Board’s independent chair policy applies prospectively, thus providing the Board with an appropriate succession period to change its leadership structure without violating the terms of Mr. Almeida’s current employment agreement. It also allows the company to continue to benefit from Mr. Almeida’s extensive experience in the medical products industry and his integral role in unifying company employees behind the company’s current long-range strategy and culture. Until an independent chair is appointed (and during any periods in which the Board does not have an independent chair), the Board continues to have a Lead Independent Director, who is charged with robust oversight and leadership responsibilities.

investor.baxter.com

12	Corporate Governance at Baxter International Inc.

Corporate Governance at Baxter International Inc.

Election of Directors

The Board will consist of 12 members following the retirement of one director immediately prior to the Annual Meeting. The Board has nominated all of these directors for election as directors for a term of one year.

The Board of Directors recommends a vote FOR the election of each of the director nominees named below under “—Nominees for Election as Directors.”

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to that director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the company’s Bylaws, any incumbent director who fails to be reelected at an annual meeting must offer his or her resignation to the Board. The Nominating, Corporate Governance & Public Policy Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. In accordance with the Bylaws, the Board would consider the Nominating, Corporate Governance & Public Policy Committee’s recommendation when deciding whether to accept or reject the tendered resignation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders (including as a result of any proxy access nominations), and no other candidates are eligible for election as directors at the Annual Meeting. Accordingly, there is no director election contest and each director nominee must receive a majority of the votes cast with respect to that director in order to be reelected to the Board. Unless proxy cards are marked otherwise, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below under “—Nominees for Election as Directors” is information concerning the nominees for election.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	13

Nominees for Election as Directors

José (Joe) E. Almeida

Chairman of the Board, President and CEO

Age 58

Director since 2016

Biography

Mr. Almeida was appointed Chairman of the Board, President and CEO effective January 1, 2016. He began serving as an executive officer of the company in October 2015. He served as Senior Advisor with The Carlyle Group, a multinational private equity, alternative asset management and financial services corporation, from May 2015 to October 2015. Previously, he served as the Chairman, President and Chief Executive Officer of Covidien plc (Covidien), a global health care products company, from March 2012 through January 2015, prior to the acquisition of Covidien by Medtronic plc (Medtronic), and President and Chief Executive Officer of Covidien from July 2011 to March 2012. Mr. Almeida is a member of the Board of Directors of Walgreens Boots Alliance, Inc. Mr. Almeida served on the board of directors of Partners in Health from 2013 to 2021 and Ortho-Clinical Diagnostics, Inc. from 2015 to 2020.

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive experience leading, operating and transforming global corporations as a result of his roles as Chairman and Chief Executive Officer at Baxter and Covidien and in other senior management roles at other medical device companies.

Thomas F. Chen

Independent Director

Age 71

Director since 2012

Committees: Nominating, Corporate Governance & Public Policy and Quality, Compliance and Technology

Biography

Mr. Chen served as Senior Vice President and President of International Nutrition of Abbott Laboratories (Abbott), a global health care company, before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer Inc. Mr. Chen currently serves as a director of Stericycle, Inc. and an advisor to Cooperation Fund, a partnership between Goldman Sachs and the sovereign fund, China Investment Cooperation, to bolster U.S. manufacturers’ market presence in China.

Key Attributes, Experience and Skills

Extensive international business experience in pharmaceuticals, hospital products and nutritionals through his 22-year career at Abbott, with a distinct global perspective resulting from his focus on emerging markets, particularly in China, India and other Asia Pacific regions.

investor.baxter.com

14	Corporate Governance at Baxter International Inc.

John D. Forsyth

Independent Director

Age 73

Director since 2003

Committees: Compensation and Nominating, Corporate Governance & Public Policy

Biography

Mr. Forsyth served as the Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, from 2000 to 2020 and Chief Executive Officer from 1996 to 2020. Prior to that, he spent 26 years at the University of Michigan, holding various positions, including President and Chief Executive Officer of the University of Michigan Health System. Mr. Forsyth currently serves as a director of the National Institute of Healthcare Management and previously served as a director of Baxalta, before it was acquired by Shire plc (Shire) in June 2016 and before Shire was acquired by Takeda Pharmaceutical Company in 2019.

Key Attributes, Experience and Skills

Extensive experience in the healthcare industry and with healthcare payors. An understanding of the challenges associated with leading and operating within large, complex organizations as the former Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 26 years of management experience in the University of Michigan Health System.

Peter S. Hellman

Independent Director

Age 71

Director since 2005

Committees: Audit and Compensation

Biography

From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc, a glass packaging company (Owens-Illinois). Mr. Hellman previously served as a director of Qwest Communications International Inc.

Key Attributes, Experience and Skills

Significant experience leading global industrial companies and a multi-billion dollar information technology business and overseeing global supply operations, manufacturing and distribution practices. Extensive financial, capital markets and operational expertise and experience leading complex corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public company boards, including as the audit committee chair of The Goodyear Tire & Rubber Company and Owens-Illinois.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	15

Michael F. Mahoney

Independent Director

Age 56

Director since 2015

Committees: Compensation and Quality, Compliance and Technology

Biography

Mr. Mahoney is Chairman, President and Chief Executive Officer of Boston Scientific Corporation (Boston Scientific), a global developer, manufacturer and marketer of medical devices. He has served in that role since 2016. Between 2012 and 2016, he served as President and Chief Executive Officer of Boston Scientific. He first joined Boston Scientific in 2011, with a 24-year track record of building medical device, capital equipment and healthcare IT businesses. Prior to joining Boston Scientific, Mr. Mahoney served as Worldwide Chairman of Johnson & Johnson Medical Devices and Diagnostics Division and as Worldwide Group Chairman of Johnson & Johnson’s DePuy Orthopedics and Neuro Science Business. He was President and Chief Executive Officer of the Global Healthcare Exchange, a leading supply chain solutions company, from 2001 to 2007 before joining Johnson & Johnson. Earlier in his career, he advanced through a series of leadership roles at General Electric Medical Systems. He serves as a director of AdvaMed.

Key Attributes, Experience and Skills

Significant knowledge of the global medical products business and extensive experience leading and operating within global, multi-faceted medical products companies as a result of his roles at Boston Scientific and Johnson & Johnson. These experiences include significant merger and acquisition activity.

Patricia B. Morrison

Independent Director

Age 61

Director since 2019

Committees: Audit

Biography

From 2009 to 2018, Ms. Morrison served as Executive Vice President, Customer Support Services and Chief Information Officer (CIO), of Cardinal Health Inc. (Cardinal), a global, integrated healthcare services and products company. At Cardinal, she led global information technology (IT) operations, which included the transformation of multiple business segments, acquisition integration and digital strategy. Prior to Cardinal, Ms. Morrison was the Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009. She previously served as CIO of both Motorola, Inc. and Office Depot, Inc. and held senior-level IT positions at General Electric Company, PepsiCo, Inc., The Procter & Gamble Company, and The Quaker Oats Company. She currently serves as a director of Splunk Inc. She previously served as a director of Aramark Corporation and Virtusa Corporation.

Key Attributes, Experience and Skills

Extensive experience of across diverse global industries overseeing strategic, operational and financial aspects of information technology including cybersecurity, global IT master planning and digital transformation. Most recently, this experience included work in the medical products industry while at Cardinal.

investor.baxter.com

16	Corporate Governance at Baxter International Inc.

Stephen N. Oesterle, M.D.

Independent Director

Age 70

Director since 2017

Committees: Nominating, Corporate Governance & Public Policy, and Quality, Compliance and Technology

Biography

Dr. Oesterle is a consultant, advising private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of the Executive Committee of Medtronic (Medtronic), a global medical technology, services and solutions company, and as Medtronic’s Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). Dr. Oesterle currently serves as a director of Montes Archimedes Acquisition Corp., Peijia Medical Ltd. and Sigilon Therapeutics, Inc. He previously served as a director of REVA Medical, Inc. (REVA) and HeartWare International, Inc. (HeartWare), prior to Medtronic’s acquisition of HeartWare.

Key Attributes, Experience and Skills

Extensive experience in the medical products and healthcare industries with a strong scientific and medical background. Substantial knowledge of the medical device industry and extensive medical and leadership experience as a result of his role as Senior Vice President, Medicine and Technology at Medtronic and as a director at various healthcare companies (including HeartWare and REVA) as well as positions held at Harvard Medical School, Stanford University Medical Center and other leading hospitals.

Cathy R. Smith

Independent Director

Age 57

Director since 2017

Committees: Audit

Biography

Ms. Smith has served as Chief Administrative and Financial Officer of Bright Health, a diversified consumer-focused healthcare company, since January 2020. Prior to that, Ms. Smith was Executive Vice President and Chief Financial Officer at Target Corporation (Target), a retailer, from September 2015 to November 2019. Prior to joining Target in 2015, Ms. Smith served as Executive Vice President and Chief Financial Officer at Express Scripts Holding Company, (Express Scripts), an independent pharmacy benefits management company, from 2014 to 2015 and at Walmart International (Walmart), a division of Walmart Stores Inc., a discount retailer, from 2010 to 2014. Earlier in her career, she served as Chief Financial Officer at GameStop and others. Ms. Smith currently serves as director of PPG Industries, Inc.

Key Attributes, Experience and Skills

Significant financial expertise and corporate leadership experience as a result of her senior positions held at Bright Health, Target, Express Scripts and Walmart. This experience includes work helping to oversee cybersecurity incident response.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	17

Thomas T. Stallkamp

Independent Director

Age 74

Director since 2000

Committees: Audit and Compensation

Biography

Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, Mr. Stallkamp was an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group. From 2003 to 2004, Mr. Stallkamp served as Chairman of MSX International, Inc. (MSX), a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp previously served as a director of BorgWarner Inc. and as the Lead Independent Director between May 2014 and February 2021.

Key Attributes, Experience and Skills

Extensive experience leading complex, global organizations, including global manufacturers, through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX. Significant financial and business development expertise with Ripplewood Holdings L.L.C. and supply chain expertise as founder and principal of Collaborative Management LLC.

Albert P.L. Stroucken

Independent Director

Age 73

Director since 2004

Lead Director since 2021

Committees: Audit and Nominating, Corporate Governance & Public Policy

Biography

Mr. Stroucken is the newly appointed Lead Independent Director and was elected by the other independent directors in February 2021 to serve in that role until the 2022 Annual Meeting of Stockholders. He served as Executive Chairman of the Board of Owens-Illinois from January 1 to June 30, 2016, having served as Chairman, President and Chief Executive Officer from 2006 through 2015. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation. Mr. Stroucken previously served as a director of Baxalta and as a director of Shire until its acquisition by Takeda Pharmaceutical Company Ltd. in January 2019.

Key Attributes, Experience and Skills

Substantial experience leading and operating large, complex corporations and significant financial expertise through his leadership roles with Owens-Illinois and H.B. Fuller Company as well as through positions at Bayer Corporation.

investor.baxter.com

18	Corporate Governance at Baxter International Inc.

Amy A. Wendell

Independent Director

Age 60

Director since 2019

Committees: Quality, Compliance and Technology

Biography

Ms. Wendell served as Senior Advisor at Perella Weinberg Partners L.P., a global financial services firm, consulting on strategy, corporate finance and investing practices in the healthcare industry from January 2016 to May 2019. From 2015 to September 2018, Ms. Wendell served as a Senior Advisor to McKinsey & Company, a management consulting firm (McKinsey), in its strategy and corporate finance practice and also served as a member of McKinsey’s transactions advisory board. She previously served as Senior Vice President of Strategy and Business Development and Licensing at Covidien from 2006 to 2015, where she led the company’s strategy and portfolio management initiatives and managed business development activities. From 1986 to 2015, Ms. Wendell held prior roles of increasing responsibility at Covidien (including its predecessors, Tyco International plc and Kendall Healthcare Products Company), from engineering to product management and business development. Ms. Wendell currently serves as a director of Axogen, Inc. and Hologic, Inc. She previously served as a director of EKSO Bionics Holdings, Inc.

Key Attributes, Experience and Skills

Extensive expertise in the healthcare section in the areas of global business development and licensing, portfolio management, mergers and acquisitions, resource allocation, and identifying new market opportunities, as a result of her roles at Covidien and its predecessors. She has significant restructuring and integration experience as well.

David S. Wilkes, M.D.

Independent Director

Age 64

Director since 2021

Committees: Quality, Compliance and Technology

Biography

Dr. Wilkes has served as dean of the University of Virginia School of Medicine since 2015. He previously served in positions of increasing responsibility at Indiana University School of Medicine, most recently as the Executive Associate Director for Research Affairs and as the August M. Watanabe Professor of Medical Research between 2009 and 2015. Dr. Wilkes is the co-founder of ImmuneWorks Inc. (ImmuneWorks), a biotechnology start-up company, and has served as its chief scientific officer since 2005. Since 2006, he has served as the National Director of the Harold Amos Medical Faculty Development Program of the Robert Wood Johnson Foundation. This program seeks to increase underrepresented minority physician-scientists at leading medical schools in the United States. Dr. Wilkes is a military veteran, having served three years as a major in the U.S. Air Force Medical Corps. In 2020, he was elected to the National Academy of Medicine.

Key Attributes, Experience and Skills

Extensive experience with, and medical and scientific expertise and knowledge of, the healthcare industry and its providers as a result of the positions he holds or has held with the University of Virginia School of Medicine and the Indiana University School of Medicine, as well as the leadership experience he developed at both institutions and in forming and advising ImmuneWorks.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	19

Board of Directors

On February 14, 2021, Dr. Gavin tendered his notice of retirement from the Board and all committees of the Board effective May 2, 2021. Following the effective date of Dr. Gavin’s retirement, the Board will consist of 12 members. Additionally, in connection with Dr. Gavin’s retirement, Mr. Chen shall become the chair of the Nominating, Corporate Governance & Public Policy Committee.

The Board has determined that each of the following directors standing for reelection satisfies Baxter’s independence standards and the listing standards of the New York Stock Exchange (NYSE) for independence: Thomas F. Chen, John D. Forsyth, Peter S. Hellman, Michael F. Mahoney, Patricia B. Morrison, Stephen N. Oesterle, M.D., Cathy R. Smith, Thomas T. Stallkamp, Albert P.L. Stroucken, Amy A. Wendell and David S. Wilkes, M.D. Please refer to “—Director Independence” below for a discussion of Baxter’s independence standards.

In 2020, the Board held seven meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served in 2020. Baxter’s Corporate Governance Guidelines set forth the company’s expectation that directors attend each annual meeting of stockholders. In 2020, all of the directors then in office attended the 2020 annual meeting.

The Board has a mix of relatively new and longer-tenured directors. This mix provides the Board with the benefit of new perspectives from shorter-tenured directors. It also helps to maintain the continuity of the Board and the Board’s familiarity with, and knowledge of, the Baxter organization. The directors standing for reelection have an average tenure of 8.3 years.

Director Independence

Baxter’s Corporate Governance Guidelines, as most recently amended in November 2020, require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the NYSE. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, stockholder or officer of an organization that has a relationship with Baxter), and solely with regard to Compensation Committee members, consider all relevant factors that could impair his or her ability to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as partner, stockholder or officer. When these transactions, relationships and arrangements have existed, they have generally been in the ordinary course of business and of a type customary for a global diversified company such as Baxter.

Director Qualifications

As discussed below in “—Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board as a collective body allow the Board to lead Baxter in a manner that serves its stockholders’ interests appropriately. Key attributes, experience and skills for each of the company’s director nominees are included above under “Proxy Statement Highlights—Board Qualifications, Experiences and Backgrounds.”

Nomination of Directors

It is the policy of the Nominating, Corporate Governance & Public Policy Committee to consider candidates for director recommended by stockholders, members of the Board and management.

Each year, the Nominating, Corporate Governance & Public Policy Committee oversees a review of the structure and composition of the Board and each committee thereof. This review is conducted to help assess how the Board and each Board committee functions in light of the company’s strategic objectives, the company’s Corporate Governance Guidelines and each committee charter. As part of this process, the Board considers the structure and composition of the Board and each committee to identify any potential gaps or areas that the Board would like to augment by appointing new directors, rotating existing directors off the Board or refreshing committee assignments.

In 2020, the Board conducted this review internally, consistent with its historical practice. In 2021, the Board expects to re-engage a third party to help oversee this self-assessment process.

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20	Corporate Governance at Baxter International Inc.

In 2020, the Board retained an outside search firm to identify potential new Board members with medical/scientific or corporate governance backgrounds, including candidates from underrepresented communities. This search led to the appointment of Dr. Wilkes in February 2021.

The Nominating, Corporate Governance & Public Policy Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Stockholder recommendations for candidates for director should include the same information required by Baxter’s Bylaws for stockholder director nominees and be sent to the Nominating, Corporate Governance & Public Policy Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Baxter’s Corporate Governance Guidelines provide that (as described below) director nominees selected by the Nominating, Corporate Governance & Public Policy Committee must:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•	have a genuine interest in the company and recognition that, as a member of the Board, each director is accountable to all stockholders of the company, not to any particular interest group;
•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;
•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution;
•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;
•	have the ability and be willing to spend the time required to function effectively as a director;
•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and
•	have independent opinions and be willing to state them in a constructive manner.

In addition, the Corporate Governance Guidelines require directors to retire at the age of 75, subject to certain exceptions (such as, during a CEO succession or during a material merger, acquisition or disposition).

A nominee’s ability to meet the independence criteria established by the NYSE is a factor in the nominee selection process. The Corporate Governance Guidelines provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin, age and experience (including in business, government and education as well as healthcare, science, technology and other areas relevant to the company’s activities), is a relevant factor in the selection process. A diverse Board is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings and help guide Baxter’s strategy and long-term value creation. A diverse board is also more reflective of Baxter’s global customer base. As discussed above, the Board conducts an annual assessment of itself and its committees to help identify potential gaps or areas that the Board may look to augment in light of the company’s strategies. Every two to three years (or more frequently as needed), the Nominating, Corporate Governance & Public Policy Committee retains a third party to help oversee the assessment. It next expects to retain a third party for this assessment in 2021.

If a vacancy occurs or is expected to occur on the Board (and the Board desires to fill the position), the Board initiates a process to identify potential candidates, if that process has not already been launched. Once a candidate has been identified, the Nominating, Corporate Governance & Public Policy Committee (on behalf of the Board) and the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, in-person interviews and reference checking. If this process generates a positive indication, the Lead Independent Director, members of the Nominating, Corporate Governance & Public Policy Committee and the Chair of the Board will meet separately with the candidate and then confer with each other regarding the candidate. After consideration of these background screens and interviews (possibly with multiple candidates), the Nominating, Corporate Governance & Public Policy Committee may then recommend an individual to the full Board for further evaluation, and ultimately, election. If the full Board agrees, the Chair of the Board is then authorized to extend an offer to the individual candidate to join the Board at that time or nominate the candidate for election at the next annual meeting of stockholders.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	21

In addition to making recommendations to the Board, eligible stockholders are able to nominate a candidate for election to the Board through the proxy access provisions of Baxter’s Bylaws. Subject to compliance with the related requirements (including with respect to the nominating stockholders and the nominee), the nominee will be included in the proxy statement as a stockholder nominee. The proxy access provision provides that a group of up to 20 stockholders that have held at least 3% of Baxter’s outstanding shares for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders’ meeting. No stockholders submitted any proxy access nominees for consideration at the Annual Meeting.

Communicating with the Board of Directors

Stockholders and other interested parties may contact any of Baxter’s directors, including the Lead Independent Director or the non-management directors as a group, by writing a letter to Baxter Board of Directors c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the Lead Independent Director, unless a different director is specified.

See “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement” for a discussion of the company’s stockholder outreach efforts.

Other Corporate Governance Information

Corporate Governance Guidelines

The Board has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines, most recently revised in November 2020, cover topics including director qualification standards, mandatory retirement age, director responsibilities (including those of the Lead Independent Director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The November 2020 revisions to the guidelines include incorporation of the Board’s commitment to split the roles of CEO and Chairman (in connection with the appointment of Mr. Almeida’s successor), subject to the exercise of the Board’s fiduciary duties. They also clarify the Board’s ability to meet with or otherwise engage with the company’s Chief Compliance Officer (CCO) and the frequency of the CCO’s interactions with the CEO. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Corporate Governance Guidelines.”

Board Responsibilities

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of the Board and all employees of the company, including the CEO, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to the CEO, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Code of Conduct.” The Quality, Compliance and Technology Committee is responsible for overseeing compliance with the Code of Conduct.

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (strategic, operational, financial, regulatory/compliance, cybersecurity, etc.). These risks are identified across the organization and originate from multiple businesses, regions and functions. The Board and, as appropriate, its committees review these risks on at least an annual basis after they have been identified and assessed by management and regularly receive updates on the related mitigation strategies.

These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise and are managed.

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22	Corporate Governance at Baxter International Inc.

Over the course of each year, each of the key risks and related mitigation strategies is reviewed with the Board or one or more committees of the Board, as applicable. For example, the Audit Committee reviews the financial risk assessment process and findings of the internal auditors. Additionally, the Quality, Compliance and Technology and the Audit Committees jointly receive an update from the ethics and compliance function at least annually.

Cybersecurity Oversight

The Audit Committee has assumed oversight responsibility for the company’s information technology (IT) functions generally, including non-product related cybersecurity matters. The Quality, Compliance and Technology Committee is responsible for overseeing product or service-based IT matters, including with respect to product cybersecurity matters. The Audit Committee has, however, maintained responsibility for the oversight of any cybersecurity incident, including ones related to Baxter products and services. Both committees receive updates from company management on these topics throughout the year. During 2020, the Quality, Compliance and Technology Committee received updates on product-related IT matters five times and the Audit Committee received updates on IT matters two times. Additionally, the full Board generally receives at least one update on IT and cybersecurity matters annually from company management and external advisors.

Enterprise Risk Management (ERM) Oversight

Other key risks are reviewed by the Board as well as one or more Board committees throughout the year. These reviews are conducted as part of the company’s strategic and long-range planning process and include an analysis of Baxter’s top risks (as identified during the company’s ERM process). For example, quality and technology updates are provided to the full Board throughout the year during the review of business and technology strategies of related global business units (GBUs), capital expenditures or business development activities. The Quality, Compliance and Technology Committee receives a quality update as part of each regularly scheduled meeting. Through its risk oversight activities, the company identifies opportunities to further embed systematic enterprise risk management into its business processes. The Board actively encourages management to continue to identify enterprise risks (through the ERM process or otherwise) and develop appropriate mitigation strategies.

In addition to the Board’s role in ERM, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically and in addition to the IT and cybersecurity matters described above, the Audit Committee is charged with oversight of the process by which management assesses and manages financial risk as well as the steps taken to monitor and control these exposures. The Quality, Compliance and Technology Committee is charged with oversight of Baxter’s quality, compliance and innovation strategy programs. The Nominating, Corporate Governance & Public Policy Committee has assumed oversight for the review of strategic issues and corporate actions related to corporate citizenship and public policy, including current and emerging political issues.

In 2020, Baxter commenced a fulsome review of its ERM processes and the finance organization generally in connection with its remediation of matters related to certain intra-company transactions undertaken to generate foreign exchange gains or avoid foreign exchange losses. The Board and committees of the Board (including the Audit Committee) were routinely briefed on findings from that review and the status of related status changes. In addition, Baxter (with oversight from the Board and Audit Committee) took actions to implement new controls and procedures to remediate its prior material weakness identified in its Annual Report on Form 10-K for the year ended December 31, 2019 as more specifically described in “Item 9A—Controls and Procedures—Remediation of Material Weakness” in the 2020 Form 10-K. As reflected in the 2020 Form 10-K, that material weakness has been fully remediated.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Nominating, Corporate Governance & Public Policy Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the SEC. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Nominating, Corporate Governance & Public Policy Committee must approve or ratify the transaction. The Nominating, Corporate Governance & Public Policy Committee reviews related person transactions as they arise and are reported to such committee. The Nominating, Corporate Governance & Public Policy Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. These materials are prepared based in part upon information provided by executive officers and directors in their D&O questionnaires as well as a review of certain accounting records of the company.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	23

Board Structure and Processes

Board Leadership Structure; Lead Independent Director

Mr. Almeida has served as Chair of the Board and CEO since January 1, 2016. Mr. Stroucken was elected as the Lead Independent Director by the other independent directors in February 2021. Mr. Stroucken was elected to this new role given his substantial leadership experience as a former executive and prior Chair of the Audit Committee and in light of his significant industry and other industry sector experience. He was elected to serve in the role until the 2022 Annual Meeting of Stockholders. Mr. Stroucken assumed that role from Mr. Stallkamp who served in that role between May 2014 (prior to the Baxalta spin-off) and February 2021.

The Board regularly reviews the leadership structure of the company, including whether the position of Chair should be held by an independent director. In connection with Mr. Almeida’s appointment, the Board determined that it was in Baxter stockholders’ best interests to keep the Chair and CEO roles combined. The Board reached this decision in light of Mr. Almeida’s significant industry and leadership experience, including as Chairman and CEO of Covidien. The Board also believed that Mr. Almeida would be well positioned to effectively connect the Board and Baxter management as he worked to establish Baxter’s new strategic framework and refresh its long-range plan. Additionally, Mr. Almeida’s employment agreement contemplates and provides for this combined role. Over the course of his tenure at Baxter, he has worked to develop a process through which each component of this strategic framework is reviewed with the Board on a regular basis.

As Chair of the Board and pursuant to Baxter’s Bylaws, Mr. Almeida presides at all Board and stockholder meetings, serves as the primary spokesperson for Baxter and acts as a liaison between the Board and the stockholders. As CEO and pursuant to Baxter’s Bylaws, Mr. Almeida supervises the business of the company, subject to the direction of the Board.

Pursuant to Baxter’s Corporate Governance Guidelines, the Lead Independent Director has the following responsibilities and authority:

•	presiding at all Board executive sessions and all meetings of the Board when the Chair is not present;
•	acting as principal liaison between the independent directors and the Chair and CEO;
•	reviewing and approving meeting agendas for the Board and working with the Chair to facilitate timely and appropriate information flow to the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	having the authority to call meetings of the independent directors;
•	in consultation with the chair of the Nominating, Corporate Governance & Public Policy Committee, leading the annual performance evaluation of the Chair and CEO (as applicable);
•	in consultation with the chair of the Nominating, Corporate Governance & Public Policy Committee, leading the CEO succession process;
•	engaging with Baxter’s stockholders on selected topics including corporate governance, executive compensation and other environmental, social and sustainability matters; and
•	serving as the contact person for interested parties to communicate directly with the independent directors.

In 2020, executive sessions of the Board occurred as part of every regularly scheduled meeting of the Board and covered critical issues facing the company, including matters related to the company’s product portfolio and inventory levels, the company’s response to the ongoing COVID-19 pandemic, capital allocation strategies (as impacted by the pandemic), potential and ongoing business development opportunities and the ongoing SEC investigation (as described in the 2020 Form 10-K). The Lead Independent Director, together with the chairpersons of the Compensation and Nominating, Corporate Governance & Public Policy Committees, lead the non-employee directors in the annual review and approval of compensation for the CEO. Mr. Stroucken, in his newly appointed role as Lead Independent Director, now serves as the contact person for interested parties to communicate directly with the independent members of the Board and has engaged with Baxter stockholders on selected topics, including corporate governance matters.

As discussed above, the Board has determined that the combined CEO—Chair structure serves the best interests of the company and its stockholders at this time in light of Mr. Almeida’s significant industry and leadership experience and the strong role played by the newly appointed Lead Independent Director in accordance with Baxter’s Corporate Governance Guidelines. The Board made this determination in advance of extending an offer to Mr. Almeida to serve as Baxter’s Chair and CEO and it continues to evaluate the leadership structure regularly.

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24	Corporate Governance at Baxter International Inc.

Executive Sessions

As discussed above, independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2020 in accordance with Baxter’s Corporate Governance Guidelines. Mr. Stallkamp, as the former Lead Independent Director, led these executive sessions. Mr. Stroucken, as the newly appointed Lead Independent Director, now leads these sessions at every regularly scheduled meeting of the Board (beginning in February 2021). Additionally, the Audit Committee is required to hold separate sessions of its committee during meetings with each of the internal auditor, the independent registered public accounting firm and management. The Compensation, Nominating, Corporate Governance & Public Policy and Quality, Compliance and Technology Committees generally meet in executive session at each regularly scheduled meeting of the Board.

Committees of the Board

The standing committees of the Board consist of the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance & Public Policy Committee and the Quality, Compliance and Technology Committee.

Each committee consists solely of independent directors and is governed by a written charter. All standing committee charters are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Board Committees & Charters.”

Audit Committee

The Audit Committee is currently composed of Cathy R. Smith (Chair), Peter S. Hellman, Patricia B. Morrison, Thomas T. Stallkamp and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). Ms. Smith was appointed as Chair in February 2021. The Board has determined that Ms. Smith and Messrs. Hellman, Stallkamp and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process and the process for monitoring compliance with laws and regulations (including with regard to cybersecurity matters). The Audit Committee’s duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) overseeing the company’s IT functions, including non-product related cybersecurity matters; (8) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; (9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (10) approving certain financing matters, proposed corporate transactions and capital expenditures. The Audit Committee met 20 times in 2020 and oversaw the successful remediation of the company’s prior material weakness, as described in “Item 9A. Controls and Procedures—Remediation of Material Weakness” in the 2020 Form 10-K. The Audit Committee Report appears on page 69.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Peter S. Hellman, Michael F. Mahoney, and Thomas T. Stallkamp, each of whom is independent under the rules of the NYSE and is a non-employee director under the rules promulgated by the SEC under Section 16 of the Exchange Act. The Compensation Committee exercises the authority of the Board relating to employee benefit and equity-based plans and the compensation of the company’s officers. The Compensation Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session and in coordination with the Nominating, Corporate Governance & Public Policy Committee, concerning the compensation of the CEO and his/her performance for the subject period; (2) determining the compensation of the company’s key executives (other than the CEO) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity-based plans and exercise the authority of the Board to issue Baxter stock as compensation or incentive to non-employee directors, officers, employees, consultants or advisors; (5) making recommendations to the Board concerning director compensation; (6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines;

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	25

and (7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices. The Nominating, Corporate Governance & Public Policy and Compensation Committees work together to establish a link between the CEO’s performance and decisions regarding his compensation. All compensation actions relating to the CEO are subject to the approval of the independent directors of the Board. The Compensation Committee met five times in 2020. The Compensation Committee Report begins on page 32.

The Compensation Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and it has directly engaged George B. Paulin, Chairman of Frederic W. Cook & Co., Inc. (FW Cook), as its independent compensation consultant. Additionally, Aon Hewitt assists the Compensation Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Compensation Committee and his firm provides no services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that help inform the Compensation Committee’s decisions, but he does not decide or approve any compensation actions. During 2020, he advised the Compensation Committee Chair on agenda items for Compensation Committee meetings, reviewed management proposals presented to the Compensation Committee, assisted in the Compensation Committee’s assessment of Baxter’s compensation policies and practices and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Executive Compensation Program—Baxter’s Peer Group and Use of Peer Group Data” for additional information on Baxter’s compensation peer group. In accordance with the rules of the SEC and the NYSE regarding the independence of compensation consultants, Mr. Paulin provided the Compensation Committee information regarding any personal, financial, or business relationships between FW Cook and Baxter, its management or the members of the Compensation Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and FW Cook and the partners, consultants and employees who provide services to the Compensation Committee (including Mr. Paulin). In addition, the Compensation Committee annually reviews the substantive performance of Mr. Paulin and FW Cook as part of its engagement process. In February 2021, the Compensation Committee appointed Mr. Paulin and FW Cook as its independent compensation consultant for 2021.

Nominating, Corporate Governance & Public Policy Committee

The Nominating, Corporate Governance & Public Policy Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Thomas F. Chen, John D. Forsyth, Stephen N. Oesterle, M.D., and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE. Effective on May 2, 2021, following Dr. Gavin’s retirement from the Board, Mr. Chen will become Chair of the Nominating, Corporate Governance & Public Policy Committee. The Nominating, Corporate Governance & Public Policy Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Nominating, Corporate Governance & Public Policy Committee’s duties include: (1) developing general criteria for use in evaluating and selecting candidates for election or reelection to the Board; (2) assisting the Board in identifying and attracting qualified independent director candidates; (3) having the sole authority to retain and terminate any search firm to be used to identify director candidates; (4) recommending to the Board annually a slate of nominees to be proposed by the Board to stockholders as nominees for election as directors and, from time to time, recommend persons to fill any vacancy on the Board; (5) reviewing the suitability for continued service of each director when his or her term expires and when he or she has a change in circumstances under Baxter’s Corporate Governance Guidelines; (6) reviewing periodically the size and composition of the Board and each committee, including whether the Board possesses an appropriate mix of skills, experiences and backgrounds; (7) recommending to the Board any changes in number, authority, procedures and duties of Board committees and the chairpersons and members who should serve thereon; (8) advising the Board and the Chair/CEO on major organizational matters, including the election of officers; (9) overseeing the succession planning process for the Chair/CEO as well as certain key management succession plans, which includes oversight of the evaluation of the executive management team; (10) developing and implementing an annual process for evaluating the performance of the Chair/CEO; (11) developing and implementing an annual process for evaluating Board and committee performance and effectiveness in light of Baxter’s strategic objectives, Baxter’s Corporate Governance Guidelines and each committee charter; (12) to the extent not delegated to other committees, reviewing matters impacting Baxter’s image and reputation and its standing as a responsible corporate citizen; (13) overseeing the orientation of new Board members to Baxter and its business; (14) in the event of the death, incapacity, resignation or other absence (temporary or permanent) of the CEO, conferring and recommending for election by the full Board an acting or successor CEO; (15) exercising the authority of the Board concerning policies relating to service by directors on other unrelated boards of directors; (16) reviewing and reassessing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; and (17) reviewing the adequacy of its charter at least annually and recommending any proposed changes to the Board for approval. The Nominating, Corporate Governance & Public Policy Committee met six times in 2020.

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26	Corporate Governance at Baxter International Inc.

Quality, Compliance and Technology Committee

The Quality, Compliance and Technology Committee is currently composed of Stephen N. Oesterle, M.D. (Chair), Thomas F. Chen, James R. Gavin III, M.D., Ph.D., Michael F. Mahoney, Amy A. Wendell and, effective February 15, 2021, David S. Wilkes, M.D. The Quality, Compliance and Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to quality and other compliance matters and scientific and technical direction. These responsibilities include oversight over cybersecurity and other IT matters as they relate to the development of Baxter products and services. The committee also advises the Board with respect to Baxter’s responsibilities as a global corporate citizen. The Quality, Compliance and Technology Committee’s duties include: (1) overseeing risk management in the area of product quality and safety; (2) reviewing periodic reports on significant compliance matters from senior executives in charge of the company’s quality and compliance functions; (3) coordinating with the Audit Committee with respect to its oversight of quality and compliance issues; (4) overseeing the company’s innovation strategy (including with respect to product cybersecurity matters); and (5) reviewing strategic issues and corporate actions relating to current and emerging environmental, health and safety and sustainability matters that may affect Baxter business operation, performance or public image. The Quality, Compliance and Technology Committee met six times in 2020.

Special Litigation Committee

The Special Litigation Committee is composed of Stephen N. Oesterle, M.D. (Chair), Michael F. Mahoney and Cathy R. Smith. The committee was established in September 2017 by the Board to investigate, on behalf of Baxter stockholders, a stockholder demand relating to alleged breaches of fiduciary duties by certain Baxter directors and officers. The Special Litigation Committee did not meet in 2020. It is not a standing committee of the Board.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of fully vested Baxter shares. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter stockholders. No changes were made to director compensation programs in 2020.

Cash Compensation

In 2020, each non-employee director was paid a $100,000 annual cash retainer and a $2,000 fee for each committee meeting attended. Directors do not receive additional compensation for each Board meeting attended or for meetings for committees on which the directors do not sit.

Each non-employee director who acts as the chairperson of any standing committee receives an additional annual retainer of $15,000, except for the Chairs of the Audit and Compensation Committees who receive an additional retainer of $20,000 in light of competitive market data. The Lead Independent Director is paid an additional annual cash retainer of $50,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until their Board service ends. The plan provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan.

Equity Grant

For 2020, the aggregate value of a non-employee director’s annual equity grant was $195,000. One hundred percent (100%) of this grant was made in fully vested Baxter shares unless a director elected to receive 50% of the value of the grant in fully vested options. All equity awards are subject to a six-month forfeiture period in the event the director stops serving on the Board during that period (other than as a result of death, disability or qualifying retirement). Each non-employee director can elect to defer receipt of all of his or her fully vested stock awards under the deferred compensation plan each year.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a director participant in the program is $20,000 in any calendar year.

Baxter’s Stock Ownership Guidelines for Directors; Prohibitions on Trading

Baxter’s Corporate Governance Guidelines provide that after five years of Board service, each director is expected to hold common stock equal to five times the annual cash retainer provided to directors. As of December 31, 2020, all directors whom have served on

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	27

the Board for at least five years were in compliance with these guidelines.

Pursuant to Baxter’s securities trading policy, Baxter directors are prohibited from engaging in short-term trading activities (including hedging) and option transactions in Baxter stock. As a result, directors cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy not to permit directors to pledge Baxter securities as collateral for loans or otherwise as a security interest.

Director Compensation Table

The following table provides information on 2020 compensation for non-employee directors who served during any portion of 2020.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)

Thomas F. Chen	124,000	194,962	—	8,489	327,451

John D. Forsyth	142,000	194,962	—	5,000	341,962

James R. Gavin, M.D., Ph.D.	139,000	194,962	—	31,716	365,678

Peter S. Hellman	146,000	97,525	93,920	20,000	357,445

Michael F. Mahoney	120,000	97,525	93,920	—	311,445

Patricia B. Morrison	140,000	194,962	—	20,000	354,962

Stephen Oesterle	145,000	194,962	—	20,000	359,962

Cathy Smith	140,000	97,525	93,920	—	331,445

Thomas T. Stallkamp	198,000	194,962	—	20,000	412,962

Albert P.L. Stroucken	172,000	194,962	—	—	366,962

Amy A. Wendell	112,000	97,525	93,920	20,000	323,445

[1]	Consists of the amounts described above under “—Cash Compensation.”
[2]

The amounts shown in this column are valued based on the grant date fair value of the underlying fully vested Baxter share awards computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2020 Form 10-K. Each non-employee director had the following number of fully vested shares granted in May 2020: Mr. Chen (2,197); Mr. Forsyth (2,197); Dr. Gavin (2,197); Mr. Hellman (1,099); Mr. Mahoney (1,099); Ms. Morrison (2,197) Dr. Oesterle (2,197); Ms. Smith (1,099); Mr. Stallkamp (2,197); Mr. Stroucken (2,197) and Ms. Wendell (1,099).

[3]

The amounts shown in this column are valued based on the grant date fair value of the underlying stock option award computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2020 Form 10-K. Each of Messrs. Hellman and Mahoney, and Mses. Smith and Wendell elected to receive 50% of the value of their May 2020 equity grant in the form of fully vested stock options. This resulted in the issuance of 5,293 fully vested stock options to each electing independent director. As of December 31, 2020, each non-employee director had the following number of stock options outstanding, all of which were fully vested as of such date: Mr. Chen (33,306); Mr. Forsyth (50,811); Dr. Gavin (21,824); Mr. Hellman (61,094); Mr. Mahoney (32,208); Ms. Morrison (0); Dr. Oesterle (1,060); Ms. Smith (17,868); Mr. Stallkamp (36,723); Mr. Stroucken (34,199); and Ms. Wendell (11,431).

[4]

The amounts in this column include matching gift contributions made by Baxter’s charitable foundation as of March 1, 2021 on qualifying charitable donations made by the following directors in 2020: Mr. Forsyth ($5,000); Dr. Gavin ($20,000); Mr. Hellman ($20,000); Ms. Morrison ($20,000); Dr. Oesterle ($20,000); Mr. Stallkamp ($20,000); and Ms. Wendell ($20,000). In addition, the all other amounts in this column includes the dividend equivalent payments made in 2020 on previously deferred RSUs pursuant to the deferred compensation plan: Dr. Gavin ($11,716) and Mr. Chen ($8,489).

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28	Corporate Responsibility

Corporate Responsibility

Corporate responsibility continues to be integral to Baxter’s strategic aspirations and supports its mission to save and sustain lives. This mission has placed the company on the front lines of the global COVID-19 pandemic. Consistent with Baxter’s values as a corporate citizen, the company is actively supporting the patients, clinicians and communities that depend on it. This starts with prioritizing the health and safety of Baxter’s over 50,000 employees. Baxter also increased production of key products in the face of surging demand and expedited shipping to get those products where they were urgently needed. Additionally in 2020, the company donated millions of dollars in cash and products to support pandemic-related efforts around the globe.

In 2020, the company also witnessed horrendous racial violence against the Black community in the United States and social unrest in its aftermath. Baxter’s leadership team takes the position that it is accountable for role modeling inclusive leadership and has pledged to listen, learn and take action. Building on Baxter’s strong diversity and inclusion platform, senior leadership is working in close collaboration with the Baxter Black Alliance business resource group and colleagues from across the company on a multi-dimensional program to advance inclusion and racial justice. The ACT initiative is focused on driving results across four key areas—Workforce, Workplace, Community and Marketplace—encompassing employees, external stakeholders, and the markets and communities Baxter serves.

In addition, the company is focused on achieving top quartile results relative to its industry peers and other comparators across four dimensions: Patient Safety and Quality, Best Place to Work, Growth Through Innovation and Industry Leading Performance. Baxter’s corporate responsibility strategy focuses on the ESG issues that matter most to the company and its stakeholders (in accordance with its mission and strategic goals), drive positive business performance and advance long-term sustainability. This strategy is reflected in Baxter’s current Corporate Responsibility Priorities and Goals (which are set forth in Baxter’s 2019 Corporate Responsibility Report and briefly highlighted below).

Consistent with this focus and beginning with the 2021 annual incentive, the company’s senior leadership team’s individual performance assessment will be determined in connection with an assessment of the company’s performance against pre-established measures for strategic 2021 priorities. The strategic 2021 priorities are included in three categories: Patient Safety and Quality, Best Place to Work, and Growth Through Innovation and include ESG issues. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan—2021 Annual Incentive Plan Changes” for additional information.

Management and Board Oversight

Baxter’s Corporate Responsibility Council, composed of executives and subject matter experts from across the company, helps lead and oversee Baxter’s corporate responsibility strategies and integration throughout the business. The full Board is regularly updated on corporate responsibility matters (including a discussion of related goals and industry trends). In 2020, the Board updated the charters of its Corporate Governance Committee (now the Nominating, Corporate Governance & Public Policy Committee) and its Quality, Compliance and Technology Committee to reflect the Board’s focus on corporate responsibility matters. Topics included in Board and management discussions in 2020 and planned to be discussed in 2021 include environmental, health and safety matters, ongoing diversity and inclusion matters and a review of Baxter’s philanthropic contributions (consistent with the company’s Mission and strategic goals), as well as updates on the company’s Best Place to Work initiatives.

Pursuant to Baxter’s enhanced stockholder engagement program, Baxter directors and management have engaged in corporate responsibility discussions with many of the company’s investors. Outputs from these discussions are shared with the entire Board during Board-wide corporate responsibility updates and to the Nominating, Corporate Governance & Public Policy Committee as part of its oversight of corporate governance matters generally. See “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Engagement” for additional Information.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Responsibility	29

Priorities and Goals

Baxter has a long-standing commitment to responsible operations and corporate responsibility reporting. Baxter is ever conscious of its global impact, including with respect to its employees, the communities it operates in and the people who use its products. The company believes that it has an obligation to ensure that these commitments are reflected in its global impact. Baxter’s 2015-2020 Corporate Responsibility Priorities and Goals cover the following eight categories:

Many of these goals contain quantitative targets against which performance is assessed, tracked and disclosed in the company’s Corporate Responsibility Report annually. The company plans to report on its achievement against these goals in its 2020 Corporate Responsibility Report, and is in the process of setting new goals for 2030, which it expects to communicate to stakeholders in connection with publishing that report in June 2021. In 2020, Baxter published its first Sustainability Accounting Standards Board (SASB) Index, in alignment with the Medical Equipment and Supplies Sustainability Accounting Standard and consistent with feedback received during the company’s ongoing stockholder engagement discussions. The company’s inaugural index reflected 2019 data. This voluntary public disclosure demonstrates Baxter’s efforts to provide additional corporate responsibility information to investors. Aligning with SASB also reflects the continued sophistication and expansion of Baxter’s corporate responsibility disclosures as the company seeks to drive business value and make a meaningful difference for its stakeholders around the world. Moving forward, the company expects to continue to report against SASB metrics and include a SASB index in its annual Corporate Responsibility Report beginning in June 2021.

In 2020, Baxter was again honored for its efforts as an employer of choice and a socially responsible and sustainable business, receiving a number of recognitions including: 3BL Media’s 100 Best Corporate Citizens, Forbes’ America’s Best Employers for Diversity and Best Employers for Women, Working Mother’s 100 Best Companies and Best Companies for Dads, and The Top Companies for Executive Women. The company was again named one of America’s Most JUST Companies by JUST Capital and was newly recognized in the top 10% of all companies appearing on the Disability Equality Index, designating Baxter as a Best Place to Work for Disability Inclusion. Baxter has consistently received a top score of 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index (CEI) for LGBTQ Equality and is proud to have also been included in the Dow Jones Sustainability Index, the FTSE4Good Index Series, the top 10% of Diversity Best Practices Leading Inclusion Index of U.S. companies, and Newsweek Magazine’s America’s Most Responsible Companies. CDP also recognized Baxter for its environmental leadership with A- scores in both climate and water. These awards are among numerous other regional and country-specific recognitions across the globe.

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30	Corporate Responsibility

Annual Reporting

Baxter has been reporting on its environmental performance since 1992. Since that time, the company’s corporate responsibility disclosure has evolved and broadened in scope, in line with stakeholder interests and needs, and the increasing sophistication of its corporate responsibility strategy. Baxter is committed to sharing information about its corporate responsibility programs, priorities, goals and performance. The annual Corporate Responsibility Report illustrates the company’s commitment to sound governance and balanced, transparent disclosure. It also serves as a platform for stakeholder engagement and provides an important means for soliciting feedback on the company’s activities. More information about Baxter’s corporate responsibility efforts and initiatives, including the 2019 Corporate Responsibility Report, is available on Baxter’s website at www.baxter.com under “Our Story—Corporate Responsibility.”

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	31

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation

At the 2017 annual meeting, stockholders recommended that the Board continue to hold annual advisory votes approving the compensation of Baxter’s named executive officers (commonly referred to as “say-on-pay”). The Board determined to follow the stockholders’ recommendation and continues to hold annual say-on-pay votes. Accordingly, the Board is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in the proxy statement.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers for 2020.

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on a resolution to approve, on a non-binding, advisory basis, the compensation of Baxter’s named executive officers for 2020. The Board encourages stockholders to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement, in connection with this advisory vote. The Compensation Discussion and Analysis section describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board with respect to the compensation of the company’s named executive officers for 2020.

The company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to help achieve its corporate and strategic objectives and increase stockholder value. As discussed below in the Compensation Discussion and Analysis section, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and is only delivered if specific annual and long-term performance requirements are met.

In addition, Baxter has adopted policies, like the stock ownership guidelines and the Executive Compensation Recoupment Policy, to help ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in the proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the executive compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s future named executive officers. The next say-on-pay advisory vote will be held at the 2022 Annual Meeting of Stockholders.

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32	Executive Compensation

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in the 2020 Form 10-K and the proxy statement, each of which has been or will be filed with the SEC.

Compensation Committee

John D. Forsyth (Chair)

Peter S. Hellman

Michael F. Mahoney

Thomas T. Stallkamp

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) discusses the 2020 compensation paid to Baxter’s executive officers who are identified as named executive officers (NEOs) below. The purpose of this discussion is to provide investors and stockholders with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the NEOs’ compensation.

For 2020, Baxter’s NEOs consist of:

Named Executive Officer	Title
José E. Almeida	Chairman of the Board, President and CEO
James K. Saccaro	Executive Vice President and Chief Financial Officer
Giuseppe Accogli	Senior Vice President and President, Americas and Global Business Units
Cristiano Franzi	Senior Vice President and President, EMEA
Sean Martin	Senior Vice President and General Counsel

The Executive Summary section of this CD&A highlights the following:

•	2020 Company Results
•	2020 Executive Compensation Program Actions and Changes
•	2018 – 2020 PSU Performance
•	2020 Say-on-Pay Vote
•	Stockholder Engagement
•	2021 Executive Compensation Program Changes

In the remainder of this CD&A, the following is discussed:

•	Compensation Philosophy and Governance Practices
•	Structure of Executive Compensation Program
•	Components of Executive Compensation
•	Elements of Executive Compensation
•	Additional Compensation Governance

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	33

Executive Summary

2020 Company Results

Amid an unprecedented global public health crisis, Baxter’s financial results for 2020 demonstrated the underlying strength of its portfolio and commitment to serving its stakeholders notwithstanding falling short of certain financial targets. Relevant Baxter 2020 financial performance, including for purposes of its executive compensation programs, includes the following:

•	achieved Adjusted Net Sales (calculated at budgeted exchange rates established on January 1, 2020) of $11,756 million, which was 98.1% of the annual incentive target of $11,983 million;
•	achieved Adjusted EPS of $3.09, which is 86.9% of the annual incentive target of $3.56;
•	achieved Free Cash Flow of $1,161 million, which is 71.9% of the annual incentive target of $1,615 million; and
•	returned approximately $1 billion to shareholders through dividends and share repurchases.

See “—2020 Executive Compensation Program Actions and Changes—2020 Annual Incentive Design and Financial Performance” below, for an overview of Baxter’s 2020 annual incentive plan, which was based on Adjusted Net Sales, Adjusted EPS and Free Cash Flow performance, subject to adjustments for individual performance, and “—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2020 Annual Incentive Plan Payouts” for a description of Adjusted Net Sales, Adjusted EPS and Free Cash Flow (including a description of adjustments from the closest GAAP measures to derive Adjusted Net Sales, Adjusted EPS and Free Cash Flow).

A comparison of the performance of Baxter’s common stock against certain of its peers over the past three and five years provides other perspectives on Baxter’s overall performance. These comparisons are additional factors that the Compensation Committee or the Board, as applicable, considered when making compensation decisions for 2020. The five-year evaluation period is intended to reflect the impact of Mr. Almeida’s appointment as CEO and Chairman (effective January 1, 2016) and the subsequent changes made to the company’s strategic framework and long-range plan. It is also consistent with the Compensation Committee’s historical practice of evaluating performance over a five-year period.

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34	Executive Compensation

The graphs below compare the cumulative TSR (including reinvested dividends) on Baxter common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index for the three- and five-year periods ended December 31, 2020. As set forth below, the TSR for Baxter for the three-year period totaled approximately 28%, as compared to 49% for the S&P 500 Composite Index and 46% for the S&P 500 Health Care Index over the same period. These numbers reflect recent softness in Baxter common stock resulting, in part, from the impact of the ongoing COVID-19 pandemic. For the five-year period, the TSR for Baxter totaled approximately 122%, as compared to 103% for the S&P 500 Composite Index and 73% for the S&P 500 Health Care Index over the same period.

[1]	TSR calculations (as provided by Bloomberg) include reinvested dividends.

[1]	TSR calculations (as provided by Bloomberg) include reinvested dividends.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	35

2020 Executive Compensation Program Actions and Changes

Baxter continues to evolve its executive compensation program based on the company’s operational strategy and stockholder feedback. The following outlines: 2020 annual incentive design and the company’s financial performance; Mr. Almeida’s recommendation, and the Board’s determination, to reduce Mr. Almeida’s annual incentive payout to $0; the design of PSUs awarded in connection with the 2020 annual LTI grant; and other 2020 compensation actions.

2020 Annual Incentive Design and Financial Performance

For 2020, the following changes were made to the weightings of the annual incentive financial metrics:

Annual Incentive Financial Metric	2019 Weighting	2020 Weighting
Adjusted Net Sales	30%	50%
Adjusted Earnings Per Share (EPS)	50%	25%
Free Cash Flow	20%	25%

A greater emphasis was placed on Adjusted Net Sales to recognize the criticality of continuing Baxter’s organic sales growth. The weightings for Adjusted EPS and Free Cash Flow were modified to be equally weighted as the two measures remain important measures of Baxter’s operational strategy used by stockholders to assess Baxter’s financial performance.

Historically, the performance for all NEOs has been measured based on the same financial performance metrics. Beginning in 2020, in light of their regional oversight responsibilities, the performance for Mr. Accogli and Mr. Franzi was measured on the Adjusted Net Sales for their respective regions, the Americas and EMEA. The Adjusted Net Sales metric for each of Messrs. Almeida, Saccaro and Martin continues to be based on overall Baxter results to recognize their enterprise wide responsibilities. Performance for all NEOs continues to be measured on overall Baxter results for Adjusted EPS and Free Cash Flow.

The actual annual incentive for 2020 paid to each NEO is calculated using the following formula: (x) NEO’s target annual incentive multiplied by (y) the aggregate performance across the three applicable financial performance metrics (described below) (0%-200%) multiplied by (z) the NEO’s individual performance assessment that ranges between 0%-125%.

As described in greater detail below, beginning with the 2021 annual incentive, the NEO’s (as well as the broader senior leadership team’s) individual performance assessment will be determined in connection with an assessment against strategic 2021 priorities in three categories: Patient Safety and Quality, Best Place to Work, and Growth Through Innovation.

See “Elements of Executive Compensation—Annual Incentive Plan” for additional detail on Baxter’s 2020 annual incentive plan, including targets and the individual performance assessment.

The following highlights the financial performance results for Baxter’s 2020 annual incentive plan for each NEO.

Messrs. Almeida, Saccaro and Martin

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Company—Adjusted Net Sales (in millions)[1]	50%	$11,983	$11,756	81%

Adjusted EPS[2]	25%	$3.56	$3.09	0%

Free Cash Flow (in millions)[3]	25%	$1,615	$1,161	0%

Weighted Financial Performance Payout as a % of Target				41%

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Mr. Accogli

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Americas Region—Adjusted Net Sales (in millions)[1]	50%	$6,593	$6,359	64%

Adjusted EPS[2]	25%	$3.56	$3.09	0%

Free Cash Flow (in millions)[3]	25%	$1,615	$1,161	0%

Weighted Financial Performance Payout as a % of Target				32%

Mr. Franzi

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

EMEA Region—Adjusted Net Sales (in millions)[1]	50%	$2,910	$2,915	101%

Adjusted EPS[2]	25%	$3.56	$3.09	0%

Free Cash Flow (in millions)[3]	25%	$1,615	$1,161	0%

Weighted Financial Performance Payout as a % of Target				51%

[1]	See pages 44 and 45 for the calculation of Adjusted Net Sales.
[2]	See pages 44 and 45 for the calculation of Adjusted EPS.
[3]	See pages 44 and 45 for the calculation of Free Cash Flow.

Mr. Almeida’s 2020 Annual Incentive Payout

In 2020, the company, under Mr. Almeida’s leadership, demonstrated agility and resilience, growing its full year net sales 3% while increasing production capacity and expediting distribution in response to the pandemic, returning approximately $1 billion to the company’s stockholders and continuing to further enhance its leading corporate citizenship and ESG programs. Notwithstanding these significant accomplishments and the company’s strong performance for the year but in light of the substantial negative impact of the ongoing pandemic on the company’s employees, patients, customers, stockholders and other stakeholders generally, Mr. Almeida recommended to the full Board that his 2020 annual incentive payout be adjusted down to $0. He made this recommendation to the Board in advance of their assessing his individual performance for the year.

Based on the company’s annual performance against its pre-established financial targets, Mr. Almeida’s 2020 annual incentive payout would have been $879,450, without any adjustments for individual performance.

The Board and Compensation Committee carefully considered a number of factors in making its determination with respect to Mr. Almeida’s 2020 annual incentive payout, including company performance, the effect of the pandemic on the company and its stakeholders and Mr. Almeida’s recommendation. While the Board considered Mr. Almeida’s performance for the year to be strong, especially in light of the challenges presented by this difficult operating environment, the Board determined to exercise its negative discretion to set Mr. Almeida’s 2020 annual incentive payout at $0.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	37

2020 Annual PSU Grant Design

For 2020, PSUs comprised 50% of each NEO’s target annual LTI grant. In order to maintain focus on Baxter’s long-range objectives and balance between key internal financial metrics and stock price performance relative to industry peers, the following changes were made to the design of the 2020 annual PSU grants:

	2019 Plan Design	2020 Plan Design
Metrics	Relative TSR Adjusted Operating Margin	Relative TSR Adjusted ROIC Net Sales CAGR
Weightings	Equal weighting: 50% for each metric	Equal weighting: 33-1/3% for each metric
Measurement	Relative TSR: Measured over three-year performance period against the TSR Peer Group Adjusted Operating Margin: Measured annually over three-year performance period	All metrics are measured over three-year performance period

Additionally, the performance ranges and payouts for the PSUs subject to relative TSR performance were revised. These revisions included a cap on the maximum PSU payout if Baxter’s TSR is negative at the end of the three-year performance period. In that case, the maximum PSU payout will be capped at 100%, regardless of actual relative performance.

See “Elements of Executive Compensation—Long-Term Incentive Plan—2020 Annual LTI Grants” for additional detail on Baxter’s 2020 PSU grants.

2020 Compensation Actions

In 2020, Mr. Accogli received two base salary increases—one during the annual compensation review cycle in March and one in July in connection with assuming responsibilities for Baxter’s GBUs in addition to his responsibilities for the Americas region. Mr. Martin and Mr. Franzi each received a base salary increase during the annual compensation review cycle.

Neither Mr. Almeida nor Mr. Saccaro received a base salary increase in 2020.

All NEOs received a 2020 annual LTI grant and Mr. Martin received an additional retention-based PSU grant. See “Elements of Executive Compensation—Long-Term Incentive Plan—Retention PSU Grant” for additional details.

2018—2020 PSU Performance

The following highlights the performance results for the PSUs granted in March 2018 with a performance period of January 1, 2018 to December 31, 2020, which are calculated as follows:

•

50% are measured against Baxter’s three-year TSR relative to the performance of the companies in the Dow Jones Medical Equipment Index (TSR Peer Group) for the entire performance period (the TSR PSUs), and

•	50% are measured against annual Further Adjusted Operating Margin targets for 2018 and 2019 and the Adjusted Operating Margin target for 2020.

See “Elements of Executive Compensation—Long-Term Incentive Plan—2018 – 2020 PSU Performance” for additional detail on PSU performance, including targets and performance ranges.

PSU Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Relative TSR	50%	50[t]h Percent Rank	34th Percent Rank	52%

Annual Further Adjusted Operating Margin	50% (Total)

2018 Further Adjusted Operating Margin[1]	16-2/3%	17.0%	17.2%	112%

2019 Further Adjusted Operating Margin[1]	16-2/3%	18.3%	18.5%	111%

2020 Adjusted Operating Margin[1]	16-2/3%	19.6%	18.0%	39%

Weighted Payout as a % of Target				70%

[1]	See page 49 for the calculation of Further Adjusted Operating Margin and Adjusted Operating Margin.

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38	Executive Compensation

2020 Say-on-Pay Vote

At the 2020 annual meeting, approximately 94% of the stockholders voting at the meeting approved the compensation for Baxter’s NEOs in 2019. Due to the strong level of stockholder support and consistent with discussions with select institutional investors (as described below), the company substantially maintained its executive compensation program for 2020 (except as otherwise described above).

The Compensation Committee and management are committed to continuing to strengthen pay-for-performance alignment, as well as the overall design of Baxter’s executive compensation programs, informed by stockholder feedback obtained from corporate governance outreach discussions (as discussed below in “—Stockholder Engagement”).

Stockholder Engagement

Baxter sponsors an ongoing stockholder engagement program. At the direction of the Board, this program was expanded in 2017 to cover additional topics, including corporate responsibility matters, and to target additional stockholders. The company is committed to engaging in constructive dialogue with its stockholders. Management is primarily responsible for stockholder communications and engagement and provides regular updates to the Board on topics or concerns raised by stockholders. The Board considers this feedback as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing or evaluating compensation programs, as discussed above.

During the fall and spring of 2020, Messrs. Stallkamp and Stroucken and select members of management met with stockholders representing over 40% of Baxter’s outstanding shares (calculated as of December 31, 2020) as part of the company’s annual outreach program. These investors include institutional investors, hedge funds, mutual funds and public pension funds. Topics covered in these discussions included Baxter’s strategy and performance, the company’s COVID-19 response, the status of the company’s internal investigation into the accounting for certain foreign exchange gains and losses related to certain intra-company transactions, Board composition, structure and refreshment, succession planning, executive compensation and corporate responsibility (including ESG) matters. Additionally, company representatives, including Messrs. Stallkamp and Stroucken, shared proposed changes to the company’s Corporate Governance Guidelines to memorialize the Board’s commitment to separate the Chairman and Chief Executive Officer roles in connection with the appointment of Mr. Almeida’s successor. Input from these discussions informed the finalization of the revised Corporate Governance Guidelines.

2021 Executive Compensation Program Changes

Beginning with the 2021 annual incentive, the NEOs’, as well as the broader senior leadership team’s, individual performance assessment will be determined in connection with an assessment of the company’s performance against pre-established measures for strategic 2021 priorities. The strategic 2021 priorities are included in the three categories highlighted below along with the applicable weightings that will be used to calculate the overall individual performance assessment:

Category	Weighting
Patient Safety and Quality (including product safety and quality systems)	50%
Best Place to Work (including diversity in the workforce, culture, talent, the ACT initiative and environmental, health and safety measures)	30%
Growth Through Innovation (including the company’s ongoing digital transformation and its innovative ecosystem platform)	20%

Following a rigorous qualitative year-end performance assessment, a payout for each category will be determined ranging from a 90% payout for threshold performance up to a 110% payout for maximum performance. The overall individual performance assessment for the NEOs and broader senior leadership team is calculated by multiplying the applicable payout percentage for each category against the category weightings specified above with the payout results totaled. (Additionally, the overall individual performance assessment for any executive may be further adjusted up or down based on significant individual achievements up to a maximum payout of 125%.)

To calculate the 2021 annual incentive payout, the aggregate annual incentive financial performance results for each NEO and senior leadership team member will be multiplied by the overall individual performance assessment percentage, as determined above, and subject to approval by the Compensation Committee, the independent members of the Board (in the case of the CEO) or other senior leaders, as applicable.

This change is intended to further motivate and incent the NEOs and broader senior leadership team to meet key 2021 priorities focused on various strategic areas, including ESG issues, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	39

Compensation Philosophy and Governance Practices

Baxter’s compensation program is designed to:

•	Compare competitively to companies where Baxter competes for executive talent.
•	Attract, retain, and motivate high-performing executives.
•	Recognize company and individual performance.
•	Drive the company’s long-term financial and stockholder value performance.
•	Encourage innovation and appropriate levels of risk-taking.
•	Reflect the value of each executive’s position in the market and within the company.

The objectives of the program are to:

•	Compensate Baxter’s executives in a manner that is consistent with the above principles;
•	Align the interests of management and stockholders to reflect best practices; and
•	Drive sustained and superior performance relative to the company’s peers.

What Baxter Does	What Baxter Does Not Do

✓ Emphasize company performance. 91% of the CEO’s 2020 total target direct compensation and an average of 80% of the other NEOs’ 2020 total target direct compensation is “at-risk” based on company and TSR performance.

✓ Align with stockholders. 76% of the CEO’s 2020 total target direct compensation and an average of 62% of the other NEOs’ 2020 total target direct compensation is based on long-term incentives aligned with stockholders’ interests.

✓ Require significant stock ownership. Executive officers are subject to certain stock ownership requirements.

✓ Compensation Committee advised by an independent compensation consultant. The independent consultant does not provide services to the company other than advising the Compensation Committee.

✓ Anti-hedging and anti-pledging stock policies for executives and directors.

✓ Annual incentive plan and long-term incentives are subject to Executive Compensation Recoupment Policy. Various actions can be taken with regard to annual incentive and long-term incentive payments to executives upon a financial restatement or for violation of restrictive covenants between the company and the executive, including recovery, reduction or forfeiture of all or part of any annual incentive or any previously awarded long-term incentive grant (or to be awarded long-term incentive grant), disciplinary actions and the pursuit of any other remedies.

✓ Pay severance or vest PSUs and stock options only upon a “double trigger” in the event of a change in control. The “double trigger” requires both a change in control and termination of employment by the company without cause or by the executive for good reason.

X  Provide tax gross-ups in the event of a change in control or otherwise. Taxes are each NEO’s sole responsibility.

X  No re-pricing or exchanging of underwater stock options. The company does not re-price outstanding stock options, whether vested or unvested, without prior stockholder approval.

X  Pay dividend equivalents on unvested RSUs or PSUs. Dividend equivalents on RSUs and PSUs in the form of additional shares are paid only upon the vesting of such RSUs and PSUs with the number of PSUs based on actual company performance.

X  Make time-based restricted stock or restricted stock unit grants to NEOs in connection with the annual LTI grant. The annual LTI grant for NEOs consists only of PSUs and stock options. The Compensation Committee does not grant restricted stock units to NEOs other than as needed in connection with recruiting or retention.

X  Offer excessive perquisites. Executives are eligible for a very limited number of perquisites.

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40	Executive Compensation

Structure of Executive Compensation Program

Pay-for-Performance and Total Target Direct Compensation Mix

Pay-for-performance is the most significant structural element of Baxter’s compensation program. Baxter’s focus on pay-for-performance is best demonstrated through the structure of its executive compensation program, where the majority of executive pay is “at risk” and subject to specific annual and long-term performance requirements (including in the case of stock options, the performance of Baxter common stock). As shown below for 2020, 91% of Mr. Almeida’s total target direct compensation and 80% of the average total target direct compensation for the other NEOs was at risk and subject to various performance metrics.

Named Executive Officer Total Target Direct Compensation1

[1]

Percentages are calculated using annual base salary, target annual incentive and target LTI grant values as of December 31, 2020. Percentages for other NEOs do not add to 100% due to rounding. Excludes the one-time retention PSU grant provided to Mr. Martin in March 2020.

Baxter’s Peer Group and Use of Peer Group Data

The use of peer group data plays a significant role in the structure of the executive compensation program. It is a primary input in assessing the appropriate ranges for base salary, target annual incentive and target annual LTI grants and helps to ensure that compensation is market competitive.

Baxter uses peer compensation data from companies that the Compensation Committee selected as comparable, based on objective criteria designed to identify other companies who are closely aligned to our medical products business and similar in complexity, breadth, and scope (Compensation Peer Group), consistent with recommendations made by the Compensation Committee’s independent compensation consultant. If data are not available for a particular executive’s position at the company, the Compensation Committee utilizes general industry information that is available to Aon Hewitt through its Total Compensation Measurement survey as well as internal equity principles to set an executive’s compensation targets at levels that are consistent with other executives at Baxter.

For 2020, the Compensation Peer Group is listed below:

Abbott Laboratories	Danaher Corporation	Quest Diagnostics Incorporated

Agilent Technologies, Inc.	DaVita Inc.	Stryker Corporation

Becton, Dickinson and Company	DENTSPLY Sirona Inc.	Thermo Fisher Scientific Inc.

Boston Scientific Corporation	Laboratory Corporation of America Holdings	Varian Medical Systems, Inc.

Cerner Corporation	Medtronic Public Limited Company	Zimmer Biomet Holdings, Inc.

The Compensation Committee, with input from its independent compensation consultant, annually reviews the Compensation Peer Group to determine the appropriate companies to include. In its review, the Compensation Committee considers companies with the following factors:

•	Similar Global Information Classical Standards (GICS) sub-industries to Baxter;
•	Revenues and market capitalization within a reasonable range of Baxter’s revenue and market capitalization;

 | 2021 Annual Meeting of Stockholders and Proxy Statement

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•	Constituents of the Dow Jones Medical Equipment Index; and
•	List Baxter as a peer, are in Baxter’s peer group as selected by a proxy advisory firm or are prevalent peers of Baxter’s peer group selected by a proxy advisory firm.

The median revenue and market capitalization for the Compensation Peer Group was approximately $11.6 billion and $36.4 billion, respectively, for the year ended December 31, 2020. Baxter’s revenue of $11.7 billion for the year ended December 31, 2020 (net sales as reported under GAAP for 2020) placed Baxter at the 50th percentile of this peer group. Baxter’s market capitalization of approximately $41.0 billion as of December 31, 2020 placed Baxter at the 52nd percentile of this peer group.

Individual Performance

The Compensation Committee assesses the individual performance and/or future potential of each company executive officer or key executive (other than the CEO) in making compensation decisions related to base salary, annual incentive and annual LTI grants. The independent members of the Board make this determination with respect to the CEO. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s financial performance relative to the financial targets.

The Compensation Committee’s assessment of individual performance and future potential relies on informed judgement and requires significant input from the CEO, who reviews the performance goals and self-evaluations of each of the other executive officers and key executives and shares his insights and recommendations with the Compensation Committee. Based on that input, the Compensation Committee assesses how well an executive officer or other key executive fulfilled his or her obligations in the past year and such executive officer or other key executive’s potential for future contributions to Baxter. The assessment of the prior year’s performance focuses on how well the operations or function for which an executive officer or key executive is responsible performed during the year. The Compensation Committee also considers how well an executive officer or key executive performed against his or her performance goals.

The independent members of the Board are responsible for assessing the CEO’s performance each year and making adjustments to his base salary, annual incentive or annual LTI grant. As part of this assessment, they review the extent to which the CEO satisfied his goals for the year. This review is conducted with the support of the Lead Independent Director and the Nominating, Corporate Governance & Public Policy and Compensation Committees, which oversee the establishment of the CEO’s goals and the annual review process.

In evaluating each executive officer’s or key executive’s performance against his or her goals, consideration is given not only to whether an objective was met but most significantly how the objective was met. This consideration reflects how appropriately the executive officer or key executive prioritized meeting an objective relative to the executive officer’s or key executive’s other responsibilities. Accordingly, the adjustments that are made to an executive officer’s or key executive’s compensation based on his or her performance are not directly correlated to the number of goals that an executive officer or key executive achieved. The Compensation Committee believes that this type of rigid correlation could motivate an executive officer or key executive to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interests of the company and its stockholders.

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Components of Executive Compensation

The table below describes the components of Baxter’s executive compensation for 2020. See “—Elements of Executive Compensation” below for additional information on each component. In addition to the compensation components listed below and in order to ensure an overall competitive total compensation program, executives are also eligible for employee benefits that are generally available to all employees.

Component	Objectives	Determination of Amount

Base Salary
• Fixed component of compensation	• Provides a base level of competitive compensation • Used to attract and retain executive talent

•  Targeted within a competitive range between the 25th to the 75th percentile of the Compensation Peer Group based on relevant factors with a general focus on the 50th percentile of the Compensation Peer Group

•  Relevant factors include prior performance, overall experience, tenure in position, impact on company results, current comparison to benchmark position(s) and an assessment of internal equity among peers

•  Reviewed annually and when executives are hired or take on additional responsibilities

Annual Incentive
• Variable short-term compensation component • Target annual incentive is based on a percentage of base salary

•  Used to motivate and reward executives for company and individual performance against annually established financial targets and individual objectives

•  For 2020, financial targets included Adjusted Net Sales (50%), Adjusted EPS (25%) and Free Cash Flow (25%), which are subject to additional adjustment based on the individual performance assessment

•  Annual incentive targets are generally set within a competitive range between the 25th to the 75th percentile of the Compensation Peer Group with a general focus on the 50th percentile of the Compensation Peer Group using the same factors described above for base salary

•  Reviewed annually and when executives are hired or take on additional responsibilities

Long-Term Incentive Grants

•  Variable long-term compensation component

•  Represent a significant component of each executive’s compensation package

•  In 2020, annual LTI grants to NEOs consisted of 50% stock options and 50% PSUs

•  Used to motivate and reward an executive’s contributions to achieving the company’s long-term objectives and increasing stockholder value

•  Stock options recognize that it is in the best interests of the company to provide LTI that will vest as long as the executive continues to serve at Baxter and the value of which depends, in part, on the company’s stock price performance over the vesting period

•  PSUs recognize that a portion of an executive’s LTI grants should be completely “at-risk”

•  For 2020, performance metrics for PSU grants include Relative TSR (33-1/3%), Adjusted ROIC (33-1/3%) and Net Sales CAGR (33-1/3%)

•  Target LTI grant values are generally set within a competitive range between the 25th and 75th percentile of the Compensation Peer Group with a general focus on the 50th percentile using the same factors described above for base salary

•  Reviewed annually and when executives are hired or take on additional responsibilities

•  Target LTI grant values may be adjusted based on an assessment of the NEO’s individual performance and future potential

 | 2021 Annual Meeting of Stockholders and Proxy Statement

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Elements of Executive Compensation

Base Salary

Overview

As discussed above, the Compensation Committee (in the case of the NEOs other than the CEO) or the independent members of the Board (in the case of the CEO) generally aims to set salaries within a competitive range between the 25th to the 75th percentile of salaries paid to comparable executives of companies in the Compensation Peer Group based on related factors, with a general focus on the 50th percentile. These factors include the individual’s prior performance, overall experience, tenure in position, impact on company results, current comparison to benchmark position and an assessment of internal equity among peers.

2020 Actions

For 2020, Mr. Almeida’s annual base salary remained $1,300,000, and Mr. Saccaro’s annual base salary remained $739,000. Effective in March 2020, in connection with the annual compensation cycle, Mr. Franzi’s annual base salary increased from CHF 710,000 to CHF 728,000 (or from $804,430 to $824,824, converted from Swiss Francs to United States Dollars using the December 31, 2020 exchange rate). Effective in March 2020, in connection with the annual compensation cycle, Mr. Accogli’s annual base salary increased from $735,000 to $765,000, and Mr. Martin’s annual base salary increased from $651,000 to $677,000. In connection with Mr. Accogli assuming responsibility for Baxter’s GBUs, in addition to his responsibility for the Americas region, effective in July 2020, Mr. Accogli’s annual base salary was increased from $765,000 to $800,000.

The following table provides each NEO’s 2020 annual base salary as of December 31, 2020, incorporating all the increases described above (if any):

NEO	2019 Base Salary[1]	2020 Base Salary	% Increase

Mr. Almeida	$1,300,000	$1,300,000	0.0%

Mr. Saccaro	$739,000	$739,000	0.0%

Mr. Accogli	$735,000	$800,000	8.8%

Mr. Franzi[2]	$804,430	$824,824	2.5%

Mr. Martin	$651,000	$677,000	4.0%

[1]	Reflects each NEO’s annual base salary as of December 31, 2019.
[2]

Mr. Franzi’s 2019 and 2020 annual base salary has been converted from CHF to USD using the December 31, 2020 exchange rate (1 CHF = 1.133 USD). Mr. Franzi’s annual base salary was CHF 710,000 and CHF 728,000 as of December 31, 2019 and December 31, 2020, respectively.

Annual Incentive Plan

Overview

Like with base salary, the Compensation Committee (or the independent members of the Board, in the case of Mr. Almeida) aims to set annual incentive targets within a competitive range generally between the 25th to the 75th percentile of the Compensation Peer Group, with a general focus on the 50th percentile. The same factors that influence the setting of base salary also impact the establishment of annual incentive targets.

Annual incentive payouts range from 0% to 250% and are calculated using the following formula: (x) NEO’s target annual incentive multiplied by (y) the aggregate performance across the three applicable financial performance metrics (0%-200%) multiplied by (z) the NEO’s individual performance assessment that ranges between 0%-125%.

Annual Incentive Target Setting

NEOs’ annual incentive targets are set within a range that is competitive with the annual incentive targets of the Compensation Peer Group.

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The 2020 annual incentive target for each NEO is outlined below:

NEO	Target Annual Incentive as a % of Base Salary

Mr. Almeida	165%

Mr. Saccaro	95%

Mr. Accogli	90%

Mr. Franzi	80%

Mr. Martin	80%

Determination of 2020 Annual Incentive Plan Payouts

For the 2020 annual incentive plan, the Compensation Committee selected Adjusted Net Sales, Adjusted EPS, and Free Cash Flow as the financial performance metrics for funding the annual incentive plan. These three metrics were selected because they reflect the importance of organic growth, Baxter’s operational strategy and the measures being used by stockholders and investors to assess Baxter’s financial performance generally.

Financial Performance. For Messrs. Almeida, Martin and Saccaro, Adjusted Net Sales is based on company-wide performance. For Mr. Accogli and Mr. Franzi, Adjusted Net Sales is based on their respective region performance (the Americas region for Mr. Accogli and EMEA region for Mr. Franzi). The table below shows the applicable weighting assigned to each metric for 2020:

Metric	Weighting
Adjusted Net Sales	50%
Adjusted EPS	25%
Free Cash Flow	25%

The tables below provide Adjusted Net Sales, Adjusted EPS, and Free Cash Flow targets for 2020, as well as actual results for each NEO. The payout for performance in between the payout ranges is based on linear interpolation.

Messrs. Almeida, Saccaro and Martin

	2020
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Company—Adjusted Net Sales (in millions)[1]	$11,384	$11,983	$12,283	$12,582	$11,756	98.1%	81%

Adjusted EPS[2]	$3.20	$3.56	$3.74	$3.92	$3.09	86.9%	0%

Free Cash Flow (in millions)[3]	$1,454	$1,615	$1,736	$1,857	$1,161	71.9%	0%

			Weighted Financial Payout as a % of Target:				41%

Mr. Accogli

	2020
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Americas Region—Adjusted Net Sales (in millions)[1]	$6,264	$6,593	$6,758	$6,923	$6,359	96.4%	64%

Adjusted EPS[2]	$3.20	$3.56	$3.74	$3.92	$3.09	86.9%	0%

Free Cash Flow (in millions)[3]	$1,454	$1,615	$1,736	$1,857	$1,161	71.9%	0%

			Weighted Financial Payout as a % of Target:				32%

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Mr. Franzi

	2020
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

EMEA Region- Adjusted Net Sales (in millions)[1]	$2,765	$2,910	$2,983	$3,056	$2,915	100.1%	101%

Adjusted EPS[2]	$3.20	$3.56	$3.74	$3.92	$3.09	86.9%	0%

Free Cash Flow (in millions)[3]	$1,454	$1,615	$1,736	$1,857	$1,161	71.9%	0%

			Weighted Financial Payout as a % of Target:				51%

[1]

Adjusted Net Sales for purposes of the 2020 annual incentive plan is calculated as the company’s reported net sales (determined in accordance with GAAP) using budgeted exchange rates as of January 1, 2020. Consolidated Adjusted Net Sales, Americas Adjusted Net Sales and EMEA Adjusted Net Sales totaled $11.8 billion, $6.4 billion and $2.9 billion, respectively, for 2020. Consolidated net sales, Americas net sales and EMEA net sales as reported under GAAP for 2020 totaled $11.7 billion, $6.1 billion and $3.1 billion, respectively. The company uses Adjusted Net Sales at budgeted exchange rates as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations and certain other items—that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

[2]

Adjusted EPS for purposes of the 2020 annual incentive plan was calculated as the company’s diluted earnings per share (determined in accordance with GAAP) as adjusted for special items. Special items for 2020 totaled $634 million (or $495 million on an after-tax basis), or $0.96 per diluted share. These adjustments primarily related to intangible asset amortization, a loss on early extinguishment of debt, business optimization initiatives, pension settlement charges, acquisition and integration costs related to multiple acquisitions and upfront payment related to research and development collaborations and license agreements, costs associated with European regulations (medical devices reporting regulations), charges for Sigma Spectrum infusion pump inspection and remediation activities, investigation and related costs, and an intangible asset impairment. Total GAAP diluted EPS in 2020 was $2.13.

[3]	The company uses Free Cash Flow (rather than operating cash flow) as it gives effect to the company’s capital expenditures and better reflects the cash available for future investment.
[4]	Level of achievement used to determine funding of the annual incentive may not foot due to rounding.

Individual Performance. The individual objectives for each NEO for 2020 reflect the responsibilities that are attributed to each of these officers. In evaluating each NEO’s performance against his goals, consideration was given not only to whether an objective was met, but also to how the objective was met.

The independent members of the Board are responsible for assessing the CEO’s individual performance. For 2020, Mr. Almeida’s individual performance goals were based on performance in the following four categories: Patient Safety & Quality; Growth Through Innovation; Best Place to Work; and Industry Leading Performance, which relates to the company’s financial performance. These categories include various ESG issues, such as diversity in the workplace and environmental, health and safety measures. Following the end of the calendar year, Mr. Almeida participates in a thorough discussion of his annual performance with the full Board in a meeting of the Nominating, Corporate Governance & Public Policy Committee. After consultation with the full Board (including members of the Nominating, Corporate Governance & Public Policy Committee), the Compensation Committee determines Mr. Almeida’s individual performance assessment.

As described above in “Executive Summary—2020 Executive Compensation Program Actions and Changes—Mr. Almeida’s 2020 Annual Incentive Payout,” the full Board elected to reduce Mr. Almeida’s 2020 annual payout to $0 consistent with his recommendation. Based on the company’s annual financial performance, Mr. Almeida’s 2020 annual incentive payout would have been $879,450, without any adjustments for individual performance. This decision does not reflect any issues with the Board’s assessment of his 2020 individual performance. Therefore, Mr. Almeida is excluded from the table below.

At the beginning of each year, based on the company’s annual operating plan and long-range plan, Mr. Almeida and the other NEOs develop annual individual objectives. In the following February, Mr. Almeida provides an assessment of each other NEO’s performance with respect to these objectives and each such other NEO’s performance for the prior year generally to the Nominating, Corporate Governance & Public Policy Committee. The Compensation Committee then incorporates feedback from these discussions when determining the individual performance assessment for each NEO based on Mr. Almeida’s recommendations. The items considered for each NEO include achievement of key strategic initiatives, operational efficiency, enterprise leadership, quality of financial results and talent management.

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Taking into account both financial and individual performance, the table below outlines the 2020 annual incentive payout for each NEO (except Mr. Almeida). Additionally, despite a challenging 2020 and the significant contributions made by the NEOs, no positive discretionary adjustments were made to the annual incentive payout for any NEO.

NEO	Base Salary	Target Annual Incentive as a % of Base Salary	Target Annual Incentive Amount	Weighted Financial Payout	Individual Performance Assessment	Total Annual Incentive Payout	Total Annual Incentive Payout as a % of Target

Mr. Saccaro	$739,000	95%	$702,000	41%	100%	$287,820	41%

Mr. Accogli	$800,000	90%	$720,000	32%	100%	$230,400	32%

Mr. Franzi[1]	$824,824	80%	$659,406	51%	100%	$336,297	51%

Mr. Martin	$677,000	80%	$542,000	41%	100%	$222,220	41%

[1]	Mr. Franzi’s base salary has been converted from CHF to USD using the exchange rate as of December 31, 2020 (1 CHF = 1.133 USD).

2021 Annual Incentive Plan Changes

Beginning with the 2021 annual incentive, the NEO’s, as well as the broader senior leadership team’s, individual performance assessment will be determined in connection with an assessment of the company’s performance against pre-established measures for strategic 2021 priorities. The strategic 2021 priorities are included in the three categories highlighted below along with the applicable weightings that will be used to calculate the overall individual performance assessment:

Category	Weighting
Patient Safety and Quality (including product safety and quality systems)	50%
Best Place to Work (including diversity in the workforce, culture, talent, the ACT initiative and environmental, health and safety measures)	30%
Growth Through Innovation (including the company’s ongoing digital transformation and its innovative ecosystem)	20%

Following a rigorous qualitative year-end performance assessment, a payout for each category will be determined ranging from a 90% payout for threshold performance up to a 110% payout for maximum performance. The overall individual performance assessment for the NEOs and broader senior leadership team is calculated by multiplying the applicable payout percentage for each category against the category weightings specified above with the payout results totaled. (Additionally, the overall individual performance assessment for any executive may be further adjusted up or down based on significant individual achievements up to a maximum payout of 125%.)

To calculate the 2021 annual incentive payout, the aggregate annual incentive financial performance results for each NEO and senior leadership team member will be multiplied by the overall individual performance assessment percentage, as determined above, and subject to approval by the Compensation Committee, the independent members of the Board (in the case of the CEO) or other senior leaders, as applicable.

This change is intended to further motivate and incent the NEOs and broader senior leadership team to meet key 2021 priorities focused on various strategic areas, including ESG issues, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

Long-Term Incentive Plan

Overview

LTI grants are a significant component of each NEO’s compensation package. In 2020, 76% of the total target direct compensation provided to the CEO and an average of 62% of the total target direct compensation provided to all other NEOs was LTI-based.

The emphasis on LTI grants motivates executives to drive the long-term performance of the company and aligns their interests with stockholders. This approach is appropriate as these executives have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of Baxter’s stockholders. This alignment is furthered by requiring executive officers to satisfy the stock ownership guidelines discussed in the section below entitled “Additional Compensation Governance—Baxter’s Stock Ownership Guidelines for Executive Officers.”

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Similar to the approach taken with respect to base salary and the annual incentive plan, the Compensation Committee (or the Board, in the case of Mr. Almeida) aims to set target annual LTI grant values within a competitive range generally between the 25th to the 75th percentile of the Compensation Peer Group, with a general focus on the 50th percentile. The same factors that influence the setting of base salary and annual incentive targets also impact the establishment of the target annual LTI grant values.

LTI Grant Structure

Baxter’s annual LTI grants for NEOs have historically been, and for 2020 consisted of, 50% PSUs and 50% stock options, with the number of each calculated using the NEO’s target LTI grant value.

The company also periodically makes LTI grants to NEOs for recognition, recruitment and retention purposes, and as discussed above, utilizes LTI grants as a primary vehicle to attract and retain high performing executives. In general, the Compensation Committee views one-time LTI grants and grants not tied to performance as appropriate in limited circumstances and seeks to avoid their use to the extent such grants would be inconsistent with the company’s pay-for-performance philosophy.

The company did not make any retention-based LTI grants to an NEO in 2020 that were not otherwise performance-based (as described in greater detail below).

2020 Annual LTI Grants

For 2020, the Compensation Committee (or the Board, in the case of Mr. Almeida) made target annual LTI grants in the form of 50% PSUs and 50% stock options to each NEO as outlined in the table below:

NEO	2020 Target Annual LTI Grant Value[1]	# of PSUs (50% of Target Annual LTI Grant Value)[2]	# of Stock Options (50% of Target Annual LTI Grant Value)[3]

Mr. Almeida	$12,000,000	75,796	381,437

Mr. Saccaro[4]	$1,300,000	8,211	41,322

Mr. Accogli	$3,000,000	18,949	95,359

Mr. Franzi	$2,000,000	12,633	63,573

Mr. Martin[5]	$1,600,000	10,106	50,858

[1]	The grant date for the 2020 annual LTI grants was March 20, 2020.
[2]

Reflects the target number of PSUs granted. The actual number of shares earned, if any, will be determined after the three-year performance period ending on December 31, 2022. The number of PSUs is calculated based on the five-day average of Baxter’s closing share prices beginning two weeks before the grant date and ending one week prior to the grant date (Average Share Price). The target grant value attributable to the 2020 PSUs differs from the value disclosed in the Grants of Plan-Based Awards table below, which uses the accounting values including a Monte Carlo valuation for TSR PSUs.

[3]	The number of stock options is calculated based on a Black-Scholes valuation and the Average Share Price.
[4]

As discussed in the 2020 Proxy Statement, Mr. Saccaro’s 2020 target annual LTI grant was reduced by 50% in consideration of the restatement and the material weakness referenced in the company’s 2019 Annual Report Form 10-K. The company subsequently reported the full remediation of the material weakness in the 2020 Form 10-K.

[5]	Mr. Martin’s annual LTI grant value excludes his retention PSU grant with a target grant value of $1,000,000.

2020 Annual PSU Grants. In order to maintain focus on Baxter’s long-range objectives and balance between key internal metrics and Baxter’s performance relative to its industry peers, the 2020 annual PSU grants have the following three performance metrics and weightings in the table below with the actual payout ranging between 0% and 200% of target for each performance metric depending on actual company performance. The performance period for each performance metric is January 1, 2020 through December 31, 2022.

Performance Metric	Weighting[1]
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index	33-1/3%
Net Sales CAGR over three-year performance period[2]	33-1/3%
Adjusted ROIC over three-year performance period[3]	33-1/3%

[1]	Additional shares that do not round equally are first applied to the Adjusted ROIC PSUs and then to the Net Sales CAGR PSUs.

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[2]

Adjusted Net Sales means “net sales” as reported in the company’s Form 10-Ks and Form 10-Qs as filed with the SEC adjusted to be on an organic, constant currency basis with such additional adjustments that may be approved by the Compensation Committee for items that are infrequent in occurrence and/or unusual in nature. Net Sales CAGR performance is calculated by taking the Adjusted Net Sales for the last calendar year of the three-year performance period and comparing it against Adjusted Net Sales for the calendar year immediately preceding the grant date.

[3]

Adjusted ROIC performance is calculated by first determining the annual Adjusted ROIC performance target for each of the three calendar years in the performance period and then determining the simple average Adjusted ROIC performance over the three-year performance period. Adjusted ROIC performance is measured by considering each applicable calendar year’s net operating profit less adjusted tax, divided by average invested capital, and calculated on an organic basis.

Beginning with the 2020 annual LTI grant, the performance ranges for the TSR PSUs were revised as outlined below to require higher-level performance for the threshold (50%) and maximum (200%) payout. Additionally, if Baxter’s TSR is negative at the end of the three-year performance period, the maximum PSU payout will be capped at 100%, regardless of actual company performance. Payout between each percent rank is based on linear interpolation. A comparison between the 2019 performance and payout schedule and the new 2020 performance and payout schedule is provided below:

2019		2020
Peer Group Achievement Level	Payout as a % of Target	Peer Group Achievement Level	Payout as a % of Target
75th Percent Rank	200%	80th Percent Rank	200%
65th Percent Rank	150%	—	—
50th Percent Rank	100%	50th Percent Rank	100%
25th Percent Rank	25%	35th Percent Rank	50%
Below 25th Percent Rank	0%	Below 35th Percent Rank	0%

Similarly, the payout ranges for the PSUs subject to the Net Sales CAGR and Adjusted ROIC are outlined below. Payout for performance between the ranges is based on linear interpolation and performance below threshold results in a 0% payout.

Payout Range (Net Sales CAGR/ Adjusted ROIC)	Payout as a % of Target
Maximum	200% of target
Target	100% of target
Threshold	50% of target
Below Threshold	0% of target

The Compensation Committee sets the financial performance targets for the Net Sales CAGR and Adjusted ROIC performance metrics taking into consideration Baxter’s long-range plan. Specific financial targets are not disclosed on a prospective basis. Prospectively disclosing these specific targets would provide competitors and others with insights into the company’s confidential planning process and strategies and potentially competitively harm the company. The financial performance targets are designed to be challenging and there is a risk the company will not achieve threshold or target performance, resulting in either no shares being awarded or shares being awarded below target.

When dividends are paid on Baxter’s common stock, dividend equivalent units (DEUs) accrue on unvested PSUs during the performance period and are paid out upon vesting of such PSUs based on the number of shares earned and delivered in respect of such PSUs.

2020 Annual Stock Option Grants. All stock options granted to NEOs in 2020 vest ratably over a three-year period, starting on the first anniversary of the grant date. The exercise price for all stock option grants equals the closing price of Baxter’s common stock on the grant date.

2018—2020 PSU Performance

In February 2021, the Compensation Committee certified the final results for PSU awards granted to NEOs on March 1, 2018 for the performance period of January 1, 2018—December 31, 2020, which vested on February 16, 2021 (the 2018 PSUs).

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The performance metrics and weightings for the 2018 PSUs were:

Performance Metric	Weighting
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index	50%
Annual Further Adjusted Operating Margin for 2018 and 2019, and Annual Adjusted Operating Margin for 2020	50%

The chart below details the applicable performance metrics, weightings, targets, certified performance results and payout as a percentage of target. The payout for performance between the ranges is based on linear interpolation. Performance below threshold would result in a 0% payout for that performance metric, while performance above maximum would result in a 200% payout. The Compensation Committee did not apply any discretion to adjust the final performance achievement for the 2018—2020 PSUs.

Performance Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Above Target (150% Payout)	Maximum (200% Payout)	Result	Payout as a % of Target
Relative TSR[1]	50%	25th Percent Rank	50th Percent Rank	65th Percent Rank	75th Percent Rank	34th Percent Rank	52%
Annual Adjusted or Further Adjusted Operating Margin	50% (total)
2018 Further Adjusted Operating Margin[2]	16-2/3%	15.3%	17.0%	—	18.7%	17.2%	112%
2019 Further Adjusted Operating Margin[2]	16-2/3%	16.5%	18.3%	—	20.1%	18.5%	111%
2020 Adjusted Operating Margin[2]	16-2/3%	17.6%	19.6%	—	21.6%	18.0%	39%
	Weighted Payout as a % of Target						70%

[1]

The TSR PSUs described in this section are measured based on the following formula: average closing stock price over the last twenty consecutive trading days of the performance period end date (December 31, 2020) minus average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period (January 1, 2018) plus reinvested dividends divided by average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period.

[2]

Adjusted Operating Margin is calculated by dividing adjusted operating income by net sales for the period. Generally, Baxter calculates Adjusted Operating Margin (for purposes of PSU grants) in the same manner that it calculates and publicly discloses its adjusted operating margin performance. For 2018 and 2019, Adjusted Operating Margin was further adjusted by making additional adjustments beyond those included in its disclosed adjusted operating margin performance (Further Adjusted Operating Margin). For 2020, no additional adjustments were made beyond the standard adjustments used to calculate Adjusted Operating Margin for guidance and performance purposes.

Overall, the adjustments impacting operating income (as included in the company’s publicly disclosed results) totaled $337 million for 2018, $348 million for 2019 and $481 million for 2020. These adjustments primarily related to intangible asset amortization, intangible asset impairments, business optimization initiatives, acquisition and integration costs, Sigma Spectrum infusion pump inspection and remediation activities, Hurricane Maria insurance recoveries, insurance proceeds received pursuant to a settlement and cost-sharing agreement for a legacy product-related matter, costs associated with complying with certain European regulations (medical device reporting regulations), investigation and related costs, a settlement of certain claims related to the acquired operations of Claris Injectables Limited and certain product litigation.

For 2020, no additional adjustments were made beyond the standard adjustments used to calculate Adjusted Operating Margin for performance purposes. Additional adjustments made for 2018 (for purposes of calculating Further Adjusted Operating Margin) included eliminating $52 million of net sales and $26 million of operating income related to the acquisitions of Recothrom and Preveleak. Additional adjustments made for 2019 (for purposes of calculating Further Adjusted Operating Margin) included eliminating $20 million of net sales and operating income related to the acquisition of Doxil.

The company previously set the Adjusted Operating Margin targets for PSUs granted prior to 2020 in the first quarter of each applicable calendar year. The 2018 Further Adjusted Operating Margin target was set in March 2018, the 2019 Further Adjusted Operating Margin target was set in February 2019, and the 2020 Adjusted Operating Margin target in March 2020. The 2018 Further Adjusted Operating Margin target applied to the Further Adjusted Operating Margin PSUs granted in 2018. The 2019 Further Adjusted Operating Margin and 2020 Adjusted Operating Margin targets applied to the second and third tranches of Adjusted Operating Margin PSUs granted in 2018 and the first and second tranches of Adjusted Operating Margin PSUs granted in 2019.

As a result of this methodology, the accounting rules require the applicable number of PSUs to be considered granted at the time the Adjusted Operating Margin target is approved by the Compensation Committee. This results in the accounting value attributable to the 2020 Adjusted Operating Margin performance metric for the 2018 and 2019 PSUs being disclosed in the Stock Awards column of the Summary Compensation Table despite the grants occurring in March 2018 and February 2019, respectively. For additional detail

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regarding the impact of the values disclosed in the Summary Compensation Table, see the section below titled “Additional Compensation Governance—Additional Summary Compensation Table Details”.

Considering the performance disclosed above, the table below illustrates the target number of 2018 PSUs and final number of shares earned for each NEO, including the additional PSUs earned because of DEUs.

NEO	Target # of PSUs	# of Shares Earned

Mr. Almeida	75,098	54,019

Mr. Saccaro	19,525	14,044

Mr. Accogli	15,020	10,804

Mr. Franzi	10,514	7,562

Mr. Martin	12,016	8,643

Retention PSU Grant

As described above, a primary goal of the executive compensation program is to attract, retain and motivate high-performing executives. Both the CEO and Compensation Committee extensively review talent retention on an on-going basis, including retention of executives with strong performance who are key to the company’s future success.

As a result of this review, on March 20, 2020, Mr. Martin received a grant of PSUs with a target grant value of $1,000,000. The grant is comprised of 12,633 target PSUs that vest based on the same performance metrics and at the same time as the 2020 annual PSU grant described above.

This one-time retention-based PSU grant will not affect any regular compensation arrangements for Mr. Martin.

Perquisites

Baxter provides a very limited range of perquisites to its NEOs. While Baxter permits limited personal travel on the company aircraft in connection with potential efficiencies associated with such use, all personal aircraft usage must be pre-approved by the CEO in accordance with the terms of the company’s aircraft policy. The company and Mr. Almeida entered into an Aircraft Time Sharing Agreement in March 2018 whereby Mr. Almeida leases the company’s aircraft on a non-exclusive, time sharing basis in accordance with the terms of the company’s aircraft policy. Consistent with the company’s practices, the agreement requires him to pay the company for any personal use at a reimbursement rate set by the Federal Aviation Regulations.

Baxter may, from time to time, reimburse business-related travel and other related entertainment and incidental costs for executives and their significant others. Reimbursement for spouses or significant others of company executives is currently limited to incentive sales meetings at which the attendance of a significant other is encouraged. When such significant other travel occurs, Baxter pays these expenses and costs as the business purpose served is closely related to the benefits received. No reimbursement occurred in 2020. During 2020, NEOs were also eligible for reimbursement for executive physical examinations and related health services.

Retirement and Other Benefits

In general, U.S.-based NEOs (Messrs. Almeida, Accogli, Martin and Saccaro) are eligible to participate in Baxter’s U.S. tax-qualified Section 401(k) plan (401(k) Plan) on the same terms as all eligible U.S. employees. All eligible employees in the 401(k) Plan are eligible to receive immediately vested matching contributions up to 3.5% of eligible compensation (100% match on the first 3% of eligible compensation and a 50% match between 3% and 4% of eligible compensation). Additionally, eligible employees hired or rehired after December 31, 2006 who are not eligible for the pension plans described below receive an additional 401(k) Plan employer contribution equal to 3% of eligible compensation.

Mr. Saccaro is a participant in Baxter’s pension and supplemental pension plans due to his prior employment with Baxter. These plans were closed to new participants as of December 31, 2006. Since Mr. Saccaro rejoined the company after this date, he is not eligible to

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accrue additional benefits in the company’s pension plans. Messrs. Almeida, Accogli and Martin are not eligible to participate in Baxter’s pension plans as each NEO was hired by Baxter or transferred to the United States after the plans were closed to new participants in 2006. A more detailed discussion of the pension plans is provided below under “Executive Compensation Tables—Pension Benefits.”

Additionally, U.S.-based NEOs (Messrs. Almeida, Accogli, Martin and Saccaro) are eligible to participate in Baxter’s U.S. nonqualified deferred compensation plan (Deferred Compensation Plan) on the same terms and conditions as eligible U.S. employees, which allows for a vehicle to accumulate additional retirement savings and tax deferral opportunities beyond the limitations for tax-qualified retirement plans under the Code. The terms of the Deferred Compensation Plan are more fully described below under “Executive Compensation Tables—2020 Nonqualified Deferred Compensation.”

Mr. Franzi participates in a Swiss Baxter-sponsored defined contribution retirement plan, into which Baxter makes contributions based on the employee’s age.

Employment Arrangements, Executive Severance Plan and Change in Control Agreements

In March 2020, Mr. Almeida entered into an amended offer letter governing the terms and conditions of his employment. Under the terms of his amended offer letter, Mr. Almeida is entitled to receive two times base salary and target annual incentive, and certain health and welfare benefit coverage in the event that his employment with Baxter is terminated by Baxter other than for cause or by Mr. Almeida for good reason before December 31, 2023.

Mr. Franzi entered into an employment contract, dated as of June 8, 2017, governing the terms and conditions of his employment. Under the contract, Mr. Franzi is entitled to receive 18 months’ base salary and target annual incentive as severance, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement, in the event that his employment with Baxter is terminated by Baxter other than for breach of law, regulation or Baxter policy.

In November 2020, the Compensation Committee approved an executive severance plan for all U.S.-based executives (other than Mr. Almeida) (Executive Severance Plan), including Messrs. Accogli, Martin and Saccaro. Mr. Almeida is excluded since he is covered under the terms and conditions of his amended offer letter. Generally, the Executive Severance Plan provides for certain severance benefits upon an involuntary termination for any reason other than due to death, disability, or for cause equal to 1.5 times the sum of the NEO’s annual base salary and target annual incentive as well as a payment for health and welfare coverage and reimbursement for outplacement services. If within twelve months of an executive’s termination of employment the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement, or it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease.

Additionally, all NEOs are subject to a change in control (CIC) agreement, which provides for certain severance payments if Baxter undergoes a CIC and the NEO ceases to be employed. Providing for payments in a CIC situation is consistent with market practice and helps ensure that if a CIC is in the best interests of the company’s stockholders (as determined by the Board), the NEOs have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances.

For a more detailed discussion of these arrangements, please refer to the information under “Executive Compensation Tables—Potential Payments Upon Termination or Following a Change in Control.”

Additional Compensation Governance

Risk Assessment of Compensation Policies and Practices

With the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its NEOs, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;

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52	Executive Compensation

•

effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful policies that mitigate risk, such as the stock ownership guidelines and Executive Compensation Recoupment Policy discussed below.

Baxter’s Stock Ownership Guidelines for Executive Officers

In order to align their economic interests with those of stockholders, executive officers are required to own a certain amount of Baxter stock. The CEO is required to achieve ownership of Baxter common stock valued at a minimum of six times his or her annual base salary within five years of his appointment. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary, in each case within five years of becoming an executive officer. As of December 31, 2020, Messrs. Almeida, Accogli, Martin and Saccaro have met their ownership requirements, and Mr. Franzi is expected to meet his ownership requirements within the five-year phase-in period (which will end in September 2022). This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Prohibitions on Trading; No-Hedging

Pursuant to Baxter’s securities trading policy, all company employees (regardless of role or title), directors, consultants, contract workers and temporary staff worldwide, together with their family members, are prohibited from directly or indirectly participating in certain trading activities with respect to company securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. Such prohibited activities include:

•	Same-day or short-term trading (i.e., “day trading”) of company stock;
•	Selling company stock that the seller does not own or a sale that is completed by delivery of borrowed company stock (i.e., a “short sale”);
•	Purchasing or holding company securities on margin;
•	Pledging company securities as collateral for a loan; or
•

Entering into any derivative (including purchasing, selling or writing put or call options, forward contracts, “equity” or “performance” swap or any similar agreements denominated in company securities) or similar transactions with respect to company securities.

Prior to effecting any transaction in company securities, certain executive officers, directors and other company employees who are routinely exposed to information that would necessarily be considered material (such as financial information or important press releases) before it is released to the public must first obtain pre-clearance of the transaction from the Corporate Secretary, Assistant Corporate Secretary or General Counsel.

Executive Compensation Recoupment Policy; Non-Competition Agreement Clawback

Baxter has an Executive Compensation Recoupment Policy that applies to all payments under its incentive plans as well as all LTI grants to all executives, including the NEOs. Following any restatement of the company’s financial results or if an executive violates a restrictive covenant contained in any agreement, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation, as applicable, and take any actions it deems appropriate under the recoupment policy. With respect to a restatement, the Board will consider, among other things, whether the executive received compensation based on performance reported, but not actually achieved. Actions the Board may take include recovery, reduction or forfeiture of all or part of any annual incentive or any previously awarded LTI grant (or to be awarded LTI grant), disciplinary actions and the pursuit of any other remedies. Baxter intends to disclose the aggregate amount of incentive compensation recovered under this policy, so long as the underlying event has already been publicly disclosed by the company.

Additionally, effective beginning in 2017, all LTI participants eligible for PSUs, including the NEOs, are required to execute updated non-competition, non-solicitation and confidentiality agreements (Non-Competition Agreement). All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of such violation, all unvested LTI

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grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

Federal Income Tax Considerations

Section 162(m) of the Code (Section 162(m)) limits the deductibility of compensation in excess of $1 million paid to certain NEOs in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the 2017 Tax Cuts and Jobs Act (Tax Act) eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured to qualify as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. While the Tax Act limits the deductibility of compensation paid to the NEOs, such limitations will not have a material impact on the executive compensation program. The Compensation Committee may, among other things, determine that failing to meet its objectives to attract, retain, and motivate executives creates more risk for the company than the financial impact of losing the tax deduction. The Compensation Committee will continue to structure Baxter’s compensation program in the best long-term interests of the company’s stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Additional Summary Compensation Table Information

In 2020, Baxter revised its PSU metrics from two performance metrics, one with a three-year performance period (Relative TSR) and one with three one-year performance periods (Adjusted or Further Adjusted Operating Margin) to three performance metrics, all with three-year performance periods (Relative TSR, Adjusted ROIC, and Net Sales CAGR). Given these changes and the underlying accounting rules associated with the PSU grants, the “Stock Awards” column in the Summary Compensation Table for 2020 includes the following:

•	The accounting grant date fair value related to PSUs granted in 2018 subject to an annual Adjusted Operating Margin target approved in March 2020,
•	The accounting grant date fair value related to PSUs granted in 2019 subject to an annual Adjusted Operating Margin target approved in March 2020, and
•	The accounting grant date fair value of all PSUs granted in 2020.

The table below outlines the reported accounting grant date fair value in the “Stock Awards” column of the Summary Compensation Table, the accounting grant date fair value attributable to the 2018 and 2019 PSU grants, the 2020 PSU grants and a revised Total compensation excluding the accounting grant date fair value attributable to 2018 PSUs and 2019 PSUs. The table below is not a substitute for the information required by the 2020 Summary Compensation Table, which appears on page 54.

NEO	Value Disclosed in the Stock Awards Column of the Summary Compensation Table	Value Attributable to 2018/2019 PSUs reported in the Stock Awards Column of the Summary Compensation Table	Value Attributable to 2020 PSUs reported in the Stock Awards Column of the Summary Compensation Table	Revised Total Compensation in the Summary Compensation Table (excluding 2018/2019 PSUs)
Mr. Almeida	$8,374,122	$1,810,198	$6,563,924	$14,055,198
Mr. Saccaro	$1,181,783	$470,710	$711,073	$2,730,472
Mr. Accogli	$2,020,329	$379,356	$1,640,973	$4,264,911
Mr. Franzi	$1,364,748	$270,731	$1,094,017	$3,440,934
Mr. Martin	$2,258,844	$289,668	$1,969,176	$3,728,675

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Executive Compensation Tables

2020 Summary Compensation Table

The following table shows for the years indicated below the compensation provided to the NEOs.

Name and Principal Position	Year[1]	Salary ($)[2]	Bonus ($)	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total
José E. Almeida Chairman of the Board, Chief Executive Officer and President	2020	1,300,000	—	8,374,122	6,120,424	—	—	70,850	15,865,396
	2019	1,300,000	—	6,648,082	5,146,807	690,750	—	128,182	13,913,821
	2018	1,300,000	—	6,728,166	4,899,990	2,582,450	—	134,519	15,645,125
James K. Saccaro Executive Vice President and Chief Financial Officer	2020	739,000	—	1,181,783	663,040	287,820	275,995	53,544	3,201,182
	2019	735,805	—	1,678,374	1,338,176	—	318,016	99,228	4,169,599
	2018	714,485	—	1,667,170	1,273,996	883,650	—	115,460	4,654,761
Giuseppe Accogli Senior Vice President and President, Americas & Global Business Units	2020	774,891	—	2,020,329	1,530,102	230,400	—	88,545	4,644,267
	2019	731,370	—	1,387,463	1,132,294	691,790	—	94,037	4,036,954
	2018	706,597	—	1,072,958	979,998	827,480	—	186,536	3,773,569
Cristiano Franzi Senior Vice President, President, EMEA	2020	821,481	—	1,364,748	1,020,073	336,297	—	169,066	3,711,665
	2019	727,634	—	844,488	823,485	611,224	—	160,879	3,167,710

Sean Martin Senior Vice President and General Counsel	2020	672,311	—	2,258,844	816,052	222,220	—	48,916	4,018,343
	2019	648,677	—	1,063,671	823,485	593,940	—	83,299	3,213,072
	2018	632,781	—	853,539	784,004	695,960	—	82,214	3,048,498

[1]

2019 is the first year in which Mr. Franzi became an NEO. The 2020 amounts reported in this table for Mr. Franzi that are paid in Swiss Francs have been converted to United States Dollars using the December 31, 2020 exchange rate (1 CHF = 1.133 USD). The 2019 amounts reported in this table for Mr. Franzi were converted using the December 31, 2019 exchange rate (1 CHF = 1.030 USD).

[2]

Amounts shown in this column represent base salary actually earned in the applicable year. For additional information regarding each NEO’s salary for 2020, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary—2020 Actions.”

[3]

Amounts shown for 2020 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Net Sales CAGR PSUs granted in 2020, and Adjusted Operating Margin PSUs deemed granted in 2020 that pertain to grants made in 2018 and 2019. Amounts shown for 2019 represent the grant date fair value of TSR PSUs granted in 2019 and Further Adjusted Operating Margin PSUs deemed granted in 2019 that pertain to grants made in 2017, 2018 and 2019. Amounts shown for 2018 represent the grant date fair value of TSR PSUs granted in 2018 and Further Adjusted Operating Margin PSUs deemed granted in 2018 that pertain to grants made in 2016, 2017 and 2018. For additional information, see “Compensation Discussion and Analysis—Additional Compensation Governance—Additional Summary Compensation Table Information.” PSU awards reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 8 to the Consolidated Financial Statements included in the 2020 Form 10-K for a discussion of how grant date fair value of PSU awards were calculated. DEUs accrue on the unvested PSUs included in this table but are paid only if the underlying awards vest. The grant date fair value for the maximum performance of the PSUs granted in 2020 (200% of target) is as follows: $14,012,044 for Mr. Almeida; $2,067,149 for Mr. Saccaro; $3,356,635 for Mr. Accogli; $2,273,445 for Mr. Franzi; and $3,696,882 for Mr. Martin. For further information on these awards, see the “—2020 Grants of Plan-Based Awards” table.

[4]

Amounts shown in this column represent the value of Baxter stock options based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2020 Form 10-K. For further information on these awards, see the “—2020 Grants of Plan-Based Awards” table.

[5]

Amounts shown in this column represent annual incentives paid for performance in the applicable year. The methodology applied in determining the annual incentive amounts earned by the NEOs is discussed under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan.” For 2020, Mr. Almeida recommended that the Board reduce his 2020 annual incentive to $0, in light of the impact of the ongoing COVID-19 pandemic on the company’s operations and on its employees, customers, stockholders and other stakeholders and the Board approved Mr. Almeida’s annual payout of $0, consistent with that recommendation. See “—Executive Summary—2020 Executive Compensation Program Actions and Changes—Mr. Almeida’s 2020 Annual Incentive Payout” for additional information regarding this recommendation and the Board’s action, which does not relate to the Board’s assessment of Mr. Almeida’s individual performance for 2020.

[6]

Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the NEO’s benefits under the company’s pension plan and supplemental pension plan. None of Messrs. Almeida, Accogli, Martin or Franzi are eligible to participate in the pension plans. While a participant in the pension plans, Mr. Saccaro is not eligible to accrue additional benefits under the pension plans. For more information on these pension benefits, see the “—Pension Benefits” table below.

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Executive Compensation	55

[7]

Amounts shown in this column represent (i) the dollar value of term life insurance premiums paid by the company on behalf of the NEOs in the United States, and supplemental health insurance payments for Mr. Franzi; (ii) contributions made by the company to the Deferred Compensation Plan; (iii) contributions made by the company to the 401(k) Plan in the United States and Baxter’s defined contribution retirement plan in Switzerland for Mr. Franzi; (iv) the cost related to an executive physical for Mr. Saccaro; and (v) a company paid car allowance and child and education allowance for Mr. Franzi. Contributions made by the company to the Deferred Compensation Plan and 401(k) Plan on behalf of Messrs. Almeida, Accogli, Martin and Saccaro include an additional employer contribution equal to 3% of their compensation as a result of their ineligibility to participate in, or accumulate additional benefits under, the company’s pension and supplemental pension plans. This additional employer contribution is attributable to 2020 and credited to accounts in February 2021.

The following table quantifies the amounts paid to each NEO in 2020 for any component discussed above that involved an amount equal to or greater than $10,000:

	Deferred Compensation Contributions ($)	Retirement Plan Contributions ($)	Car Allowance ($)
Mr. Almeida	51,173	18,525	—
Mr. Saccaro	28,083	18,525	—
Mr. Accogli	68,922	18,525	—
Mr. Franzi	—	138,815	24,473
Mr. Martin	29,428	18,525	—

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2020 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards to NEOs in 2020.

Name	Grant Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[1]	Exercise or Base Price of Option Awards ($/Sh)[2]	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Almeida

Annual Incentive[3]				2,145,000

Stock Option Grant	3/12/2020	3/20/2020								381,437	75.75	6,120,424

2020 PSU Grants[4]	3/12/2020	3/20/2020				37,898	75,796	151,592				6,563,924

OM 2018 PSU Grant[5]	2/19/2018	3/20/2020				3,129	12,517	25,034				948,163

OM 2019 PSU Grant[5]	2/18/2019	3/20/2020				2,845	11,380	22,760				862,035

Mr. Saccaro

Annual Incentive[3]				702,000

Stock Option Grant	3/16/2020	3/20/2020								41,322	75.75	663,040

2020 PSU Grants[4]	3/16/2020	3/20/2020				4,106	8,211	16,422				711,073

OM 2018 PSU Grant[5]	2/19/2018	3/20/2020				814	3,255	6,510				246,566

OM 2019 PSU Grant[5]	2/18/2019	3/20/2020				740	2,959	5,918				224,144

Mr. Accogli

Annual Incentive[3]				720,000

Stock Option Grant	2/17/2020	3/20/2020								95,359	75.75	1,530,102

2020 PSU Grants[4]	2/17/2020	3/20/2020				9,475	18,949	37,898				1,640,973

OM 2018 PSU Grant[5]	2/19/2018	3/20/2020				626	2,504	5,008				189,678

OM 2019 PSU Grant[5]	2/18/2019	3/20/2020				626	2,504	5,008				189,678

Mr. Franzi

Annual Incentive[3]				659,406

Stock Option Grant	2/17/2020	3/20/2020								63,573	75.75	1,020,073

2020 PSU Grants[4]	2/17/2020	3/20/2020				6,317	12,633	25,266				1,094,017

OM 2018 PSU Grant[5]	2/19/2018	3/20/2020				438	1,753	3,506				132,790

OM 2019 PSU Grant[5]	2/18/2019	3/20/2020				455	1,821	3,642				137,941

Mr. Martin

Annual Incentive[3]				542,000

Stock Option Grant	2/17/2020	3/20/2020								50,858	75.75	816,052

2020 PSU Grants[4]	2/17/2020	3/20/2020				11,370	22,739	45,478				1,969,176

OM 2018 PSU Grant[5]	2/19/2018	3/20/2020				501	2,003	4,006				151,727

OM 2019 PSU Grant[5]	2/18/2019	3/20/2020				455	1,821	3,642				137,941

[1]	All stock option awards made in 2020 are non-qualified stock options that vest ratably (33-1/3% per year) over the three-year vesting period beginning on the grant date.
[2]	The option exercise prices reflect the closing price of Baxter’s common stock on the grant date.
[3]

The amounts shown represent award opportunities under Baxter’s 2020 annual incentive at target (100%) performance. There is no threshold amount for annual incentives. The maximum incentive opportunity amount is 200% of the target, subject to an additional upward adjustment up to 125% for individual performance. Mr. Franzi’s annual incentive opportunity has been converted from Swiss Francs to United States Dollars for disclosure purposes using the December 31, 2020 exchange rate (1 CHF = 1.133 USD). The actual annual incentive paid to each NEO for 2020 performance is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

[4]

These PSUs will be paid out in shares of Baxter common stock based on Baxter’s performance relative to the Relative TSR, Adjusted ROIC, and Net Sales CAGR metrics during the three-year performance period ending on December 31, 2022. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis—Long-Term Incentive Plan—2020 Annual LTI Grants—2020 Annual PSU Grants”.

[5]

The OM 2018 PSU Grants represent the third tranche of Adjusted Operating Margin PSUs deemed granted in 2020 in connection with the establishment of the 2020 Adjusted Operating Margin target. The OM 2019 PSU Grants represents the second tranche of Adjusted Operating Margin PSUs deemed granted in 2020 with the establishment of the same target.

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Executive Compensation	57

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes equity awards outstanding for the NEOs as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Performance Period and PSU Type[3,4,5]		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3,4,5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3,4,5]
Mr. Almeida	720,000		37.25	10/28/2025	41,598	3,337,824	2018	(O)	5,025	403,208
	534,759		50.77	3/2/2027			2019	(O)	4,521	362,776
	248,956	124,479	66.31	3/1/2028			2018 - 2020	(T)	20,099	1,612,744
	114,311	228,622	74.73	2/28/2029			2019 - 2021	(T)	34,777	2,790,499
		381,437	75.75	3/20/2030			2020 - 2022		76,221	6,115,934
Mr. Saccaro	85,000		40.00	8/30/2024	88,398	7,093,056	2018	(O)	1,307	104,853
	185,093		37.38	3/3/2025			2019	(O)	1,176	94,328
	167,660		39.33	3/3/2026			2018 - 2020	(T)	5,225	419,282
	117,647		50.77	3/2/2027			2019 - 2021	(T)	9,042	725,518
	64,728	32,365	66.31	3/1/2028			2020 - 2022		8,257	662,541
	29,721	59,442	74.73	2/28/2029
		41,322	75.75	3/20/2030
Mr. Accogli	31,195		50.77	3/2/2027	34,437	2,763,225	2018	(O)	1,005	80,661
	49,791	24,896	66.31	3/1/2028			2019	(O)	995	79,823
	25,148	50,297	74.73	2/28/2029			2018 - 2020	(T)	4,020	322,557
		95,359	75.75	3/20/2030			2019 - 2021	(T)	7,650	613,862
							2020 - 2022		19,055	1,528,984
Mr. Franzi	23,400		62.23	9/1/2027	6,080	487,859	2018	(O)	704	56,469
	34,854	17,427	66.31	3/1/2028			2019	(O)	723	58,050
	18,289	36,580	74.73	2/28/2029			2018 - 2020	(T)	2,814	225,790
		63,573	75.75	3/20/2030			2019 - 2021	(T)	5,564	446,460
							2020 - 2022		12,704	1,019,349
Mr. Martin	188,560		50.77	3/2/2027	6,665	534,800	2018	(O)	804	64,491
	39,833	19,917	66.31	3/1/2028			2019	(O)	723	58,050
	18,289	36,580	74.73	2/28/2029			2018 - 2020	(T)	3,216	258,046
		50,858	75.75	3/20/2030			2019 - 2021	(T)	5,564	446,460
							2020 - 2022		22,866	1,834,796

[1]	The chart below represents stock options scheduled to vest as follows (as of December 31, 2020):

Name	March 2021	February 2022	March 2022	March 2023
Mr. Almeida	365,935	114,311	127,146	127,146
Mr. Saccaro	75,860	29,721	13,774	13,774
Mr. Accogli	81,830	25,149	31,786	31,787
Mr. Franzi	56,908	18,290	21,191	21,191
Mr. Martin	55,159	18,290	16,953	16,953

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[2]

The amounts in the columns represent unvested RSU awards and earned but unvested PSUs, each as of December 31, 2020. The earned but unvested PSUs include the 2019 Further Adjusted Operating Margin PSUs associated with the 2019 PSU grant made in February 2019 that vest following Compensation Committee certification after the end of the three-year performance period (December 31, 2021) and the 2018 and 2019 Further Adjusted Operating Margin PSUs associated with the 2018 PSU grant made in March 2018 that vested following Compensation Committee certification in February 2021. Messrs. Saccaro and Accogli have 75,000 and 25,000 RSUs (excluding accrued DEUs), respectively, vesting on September 1, 2021 relating to retention grants made on September 1, 2017. Amounts shown in the columns also include DEUs accrued on the unvested PSUs and RSUs. The market value is based on the closing price of Baxter common stock on December 31, 2020 ($80.24).

[3]

For the grants noted with a 2018 – 2020 (T) in the “Performance Period and PSU Type” column, the amounts represent the actual number and value of shares of common stock that an NEO will receive under the 2018 TSR PSUs and related DEUs as of December 31, 2020. The final performance for the 2018 TSR PSUs was 52% of target, which is reflected in the number above, and the 2018 TSR PSUs vested following Compensation Committee certification in February 2021. For the grants noted with a 2019 – 2021 (T) in the “Performance Period and PSU Type” column, the amounts represent the target number and value of shares of common stock than an NEO would receive under the 2019 TSR PSUs and related DEUs as of December 31, 2020. Final payout under the 2019 TSR PSUs will not be known until after the end of the three-year performance period (December 31, 2021) and will vest following Compensation Committee certification in early 2022. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2020 ($80.24).

[4]

For the grants noted with an (O) in the “Performance Period and PSU Type” column, amounts represent the actual number and value of shares of common stock that an NEO would receive under the 2018 and 2019 Adjusted Operating Margin PSUs and related DEUs as of December 31, 2020 attributable to the 2020 Adjusted Operating Margin performance metric. The final performance for these PSUs was 39% of target, which is reflected in the number above. The 2018 Adjusted Operating Margin PSUs vested following Compensation Committee certification in February 2021, while the 2019 Adjusted Operating Margin PSUs will vest following Compensation Committee certification after the end of the three-year performance period (December 31, 2021) in early 2022. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2020 ($80.24).

[5]

For the grants noted 2020-2022 in the “Performance Period and PSU Type” column, amounts represent the target number and value of shares of common stock that an NEO would receive under the 2020 PSU grant based on performance of Relative TSR, Adjusted ROIC and Net Sales. The 2020 PSUs vest following Compensation Committee certification after the end of the three-year performance period (December 31, 2022) in early 2023. Amounts in these columns also include the related accrued DEUs. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2020 ($80.24).

2020 Option Exercises and Stock Vested

The following table sets forth stock options exercised and PSUs and RSUs that vested in 2020 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Mr. Almeida	—	—	122,181	10,335,262
Mr. Saccaro	—	—	26,880	2,273,764
Mr. Accogli	70,722	2,459,067	21,382	1,808,716
Mr. Franzi	46,600	1,183,805	19,594	1,676,277
Mr. Martin	47,001	1,311,695	40,170	3,313,877

[1]	Amounts represent the aggregate dollar amount realized upon the exercise of stock options.

[2]	Amounts represent the market value of Baxter PSUs or RSUs (and related DEUs), as applicable, on the date of vesting as determined by the closing price of Baxter common stock on the vesting date.

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Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)

Mr. Almeida	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Saccaro[2]	Pension Plan	11	638,846	—

	Supplemental Pension Plan	11	865,857	—

Mr. Accogli	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Franzi	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Martin	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

[1]

The amounts in this column have been determined by using pensionable earnings and benefit service through 2020. The present value of this accrued benefit is deemed payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point). It was calculated as an annuity payable for the life of the participant and the present value of the benefit at the assumed payment age was discounted to the current age as of measurement date. Messrs. Almeida, Accogli, Martin and Franzi are not eligible to receive any pension benefits. See footnote 2 below for information regarding the participation of Mr. Saccaro under these plans. The present values of the accrued benefits are based on the following assumptions:

Assumption	Value

Discount Rate	2.51% for supplemental pension plan benefits and 2.78% for pension plan benefits

Postretirement Mortality	Pri-2012 mortality table with projected mortality improvements

Termination/Disability	None assumed

Retirement Age	Earlier of age 65 or attainment of 85 points

Other assumptions not explicitly mentioned are the same as those assumptions used for Baxter’s financial reporting. Please refer to Note 11 to the Consolidated Financial Statements included in the 2020 Form 10-K for more information on those assumptions.

[2]

Mr. Saccaro is a participant in the pension and supplemental pension plan due to his prior employment with Baxter. However, as he was rehired by Baxter after these plans were closed to new participants in December 2006, he receives an additional employer contribution equal to 3% of his eligible compensation under the 401(k) Plan and Deferred Compensation Plan annually in lieu of additional pension accruals. With the exception of Mr. Franzi, who is a non-US employee, these are the same benefits to which the other NEOs are entitled.

Mr. Saccaro is the only NEO who participates in the pension and supplement pension plan based on his prior employment with Baxter. However, as described below, because Mr. Saccaro was rehired by Baxter after December 2006 (when the pension and supplemental pension plans were closed to new participants), he is not eligible receive additional benefits under these plans.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the NEO includes salary and annual incentives awarded under the annual incentive plan. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Code that limit the benefit available to highly compensated

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employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Code. If the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. Deferred salary and annual incentive amounts that may not be included under the pension plan are included in the supplemental plan.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date (including Mr. Saccaro) are not eligible to participate in or receive additional benefits under the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified 401(k) plan (and Deferred Compensation Plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan).

2020 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in 2020 ($)[1]	Registrant Contributions in 2020 ($)[2]	Aggregate Earnings in 2020 ($)[3]	Aggregate Balance at December 31, 2020 ($)[4,5]

Mr. Almeida	—	51,173	76,689	578,609

Mr. Saccaro	22,700	28,083	92,712	1,374,504

Mr. Accogli	211,781	68,922	21,782	1,093,459

Mr. Franzi[6]	—	—	—	—

Mr. Martin	—	29,428	32,662	343,999

[1]	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
[2]

Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and include company non-matching contributions attributable to 2020 and credited to accounts in February 2021.

[3]

Amounts in this column are not included in the Summary Compensation Table as the Deferred Compensation Plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s 401(k) plan.

[4]	Amounts in this column exclude company non-matching contributions attributable to 2020 but not credited to participant accounts as of December 31, 2020.
[5]	The aggregate balance includes amounts previously reported as compensation for the NEOs in the Summary Compensation Table for prior years. These amounts include the following:

Name	Amount Previously Reported ($)

Mr. Almeida	474,986

Mr. Saccaro	1,104,566

Mr. Accogli	792,258

Mr. Franzi	—

Mr. Martin	284,939

[6]	Mr. Franzi is not eligible to participate in the Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible annual incentive) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For NEOs, eligible compensation under the Deferred Compensation Plan includes base salary and any annual incentive. Participants in the Deferred Compensation Plan may select from a subset of investment elections available to all eligible employees under the 401(k) Plan, which are described in greater detail below. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections daily. Baxter is also required to match contributions to the Deferred Compensation Plan up to 3.5% of a participant’s eligible compensation in the same manner as

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Executive Compensation	61

under the 401(k) Plan. Any participant who either was hired after December 31, 2006, or elected not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3% of his or her eligible compensation in excess of the compensation that is recognized in the 401(k) Plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plans and result in lower compensation recognized for company matching under the 401(k) Plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to 15 years. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Code. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six-month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

The table below lists the available investment options under the Deferred Compensation Plan and their annual return as of December 31, 2020.

Name of Fund	Annual Return as of December 31, 2020

Stable Income Fund	2.22%

S&P 500 Equity Index Fund	18.24%

International EAFE Index Fund	8.04%

Small Cap Fund	19.67%

Potential Payments Upon Termination or Following a Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a CIC event. All information described in this section is presented as if the triggering events took place on December 31, 2020.

Mr. Almeida’s Amended Offer Letter

In March 2020, Mr. Almeida entered into an amended offer letter governing the terms and conditions of his employment (CEO Amended Offer Letter) through December 31, 2023. Under the CEO Amended Offer Letter, Mr. Almeida will continue to serve as Chairman of the Board, President and CEO. Mr. Almeida’s base salary will remain $1,300,000 per annum. His target annual incentive and target long-term incentive opportunity were increased starting in 2020 commensurate with such compensation elements for CEOs in Baxter’s Compensation Peer Group. Specifically, Mr. Almeida’s target annual incentive was increased from 145% of base salary to 165% of base salary, and his target annual long-term incentive grant value was increased from $10,000,000 to $11,000,000 with the actual annual long-term incentive grant value subject to individual performance. Mr. Almeida remains eligible to receive benefits to the same extent and on the same terms as those benefits provided to other senior executives of the company, such as health, disability, insurance and retirement benefits. The CEO Amended Offer Letter also continues to provide Mr. Almeida with the right to receive cash severance equal to two times base salary and target annual incentive in the event of an involuntary termination without cause or termination with good reason prior to December 31, 2023. Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days): assignment of any duties inconsistent with the executive status as a senior executive officer of the company, material reduction in annual base salary, material change in the location of the executive’s principal place of employment greater than 50 miles, failure to pay any portion of current compensation or nonqualified deferred compensation, or any material breach of the CEO Amended Offer Letter.

In addition, beginning with Mr. Almeida’s 2020 annual LTI grant and for all future annual LTI grants through the end of 2023, Mr. Almeida will be eligible to receive retirement treatment when he attains 60 years of age (as opposed to 65 years of age), which will provide for continued vesting of his stock option and PSU grants and a longer period of time to exercise his outstanding stock options.

Mr. Almeida, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

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Mr. Franzi’s Employment Contract

On June 8, 2017, the company entered into an employment contract with Mr. Franzi effective as of September 1, 2017 (Franzi Employment Contract) that provides for, among other things, base salary, target annual incentive opportunity and benefits in accordance with his employment in Switzerland. Under the Franzi Employment Contract, he also has the right to receive cash severance equal to 18 months’ base salary and target annual incentive, reduced by any severance benefit payable under any applicable plan, including his CIC agreement, in the event that his employment is terminated by the company other than for breach of law, regulation or company policy. Mr. Franzi, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

Executive Severance Plan

On November 16, 2020, the company implemented a new Executive Severance Plan, which covers all U.S.-based executives, general managers and vice presidents, including Messrs. Saccaro, Accogli and Martin, but not Messrs. Almeida and Franzi. Messrs. Almeida and Franzi are subject to the terms and conditions of the CEO Amended Offer Letter and Franzi Employment Contract, respectively.

In general, the Executive Severance Plan provides for various severance payments upon an involuntary termination for any reason other than due to death, disability, or for cause. Cause means the willful and continued failure to substantially perform the executive’s duties that has not been cured within 30 days or the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. Upon a qualifying involuntary termination, Messrs. Saccaro, Accogli and Martin are entitled to the following:

•	a cash payment generally equal to 1.5x the aggregate amount of the executive’s annual base salary and target annual incentive for the year in which termination occurs;
•	if the executive terminates July 1 or later, a prorated annual incentive based on number of days worked in the calendar year based on actual company performance and target individual performance;
•	a lump-sum cash payment equivalent to 18 months of employer benefits costs (if enrolled at the time of termination); and
•	outplacement expense reimbursement in an amount not to exceed $35,000.

All benefits under the Executive Severance Plan are reduced by any amount paid or provided to an executive under any other applicable plan or arrangement providing for a payment upon a termination of employment, including but not limited to, statutory severance or other termination pay arrangements, any CIC payments, or payments associated with individual employment or retention agreements, but not including payments associated with any LTI grants.

Additionally, if within twelve months of an executive’s termination of employment: (i) the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement; or (ii) it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease. All payments and other benefits under the Executive Severance Plan are subject to the timely execution of a general release of claims in favor of the company and the expiration of the period of revocation for such release.

LTI Grants

LTI grants to the NEOs are governed by the terms and conditions and applicable plan, which are the Baxter International Inc. 2011 Incentive Plan (2011 Plan) and Baxter International Inc. 2015 Incentive Plan (2015 Plan). The table below outlines the vesting treatment of LTI grants upon various scenarios under both plans.

As described above under “Compensation Discussion and Analysis—Additional Compensation Governance—Executive Compensation Recoupment Policy; Non-Competition Agreement Clawback”, effective beginning in 2017, all LTI participants eligible for PSUs, including the NEOs, are required to execute a Non-Competition Agreement. All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of any such violation, all unvested LTI grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

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Executive Compensation	63

Scenario	Vesting Treatment	Definitions
Death or Disability

Stock Options

All unvested stock options vest upon death or Disability with a participant having the lesser of five years from the death or Disability date, or ten years from the grant date, to exercise.

RSUs

All unvested RSUs vest upon death or Disability.

PSUs

All unvested PSUs vest upon death or Disability based on company performance at target.

Disability means (i) as defined in any employment, consulting or similar agreement; or (ii) in the absence of any such employment, consulting or similar agreement, a condition entitling the participant to receive benefits under a long-term disability plan of the company in which such participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the participant by reason of illness or accident to perform the duties of the occupation at which the participant was employed or served when such disability commenced.
Voluntary or Involuntary Termination

Stock Options

All unvested stock options forfeit upon a voluntary or involuntary termination with a participant having the lesser of 90 days, or ten years from the grant date, to exercise. However, if a participant is “retirement eligible,” then all stock options granted in years prior to the year of termination vest on their original vesting dates and stock options granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates. Retirement eligible participants have the lesser of five years from the termination date, or ten years from the grant date, to exercise.

RSUs

All unvested RSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all RSUs granted in years prior to the year of termination vest on their original vesting dates and RSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates.

PSUs

All unvested PSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all PSUs granted in years prior to the year of termination vest upon certification of the performance results and PSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest upon certification of the performance results. In all cases, PSUs are subject to actual company performance for the full performance period.

To qualify as retirement eligible, a participant must terminate employment (for any reason other than disability, death or for cause) at a time when the participant is 55 years of age or older with at least 10 years of continuous service, or 65 years of age with no consideration for service.

As of December 31, 2020, none of the NEOs are retirement eligible.

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Scenario	Vesting Treatment	Definitions
Qualifying Termination Following a CIC

Stock Options

All unvested stock options immediately vest upon a “qualifying termination” within 24 months following a CIC (unless the stock options are not assumed in the transaction).

RSUs

All unvested RSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless RSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction).

PSUs

All unvested PSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless PSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction). The PSUs vest assuming target company performance.

A qualifying termination includes an involuntary termination of employment for any reason other than death, disability or cause or termination for good reason (as defined in the CIC Agreement).

CIC or change in control is defined as (i) the acquisition by any person of more than 30% of company common stock; (ii) individuals who, on the grant date, constitute the Board cease for any reason to constitute at least a majority of the Board unless the appointment is approved by 2/3 of the Board; (iii) a merger or consolidation of the company; or (iv) the sale, transfer or other disposition of all or substantially all company assets.

Change in Control Agreements

In September 2020, Mr. Almedia entered into a new CIC agreement and the other NEOs entered into an amended and restated CIC agreement (CIC Agreement) that provides for certain payments (as described below) in the event Baxter undergoes a CIC and the NEO is terminated by the company (other than for cause or as a result of death or Disability (as defined in the CIC Agreement)) or the NEO terminates employment for good reason during the term (which generally lasts two years and automatically extends each year unless applicable notice is provided). Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days): assignment of any duties inconsistent with the executive status as a senior executive officer of the company, material reduction in annual base salary, material change in the location of the executive’s principal place of employment greater than 50 miles, failure to pay any portion of current compensation or nonqualified deferred compensation, or any material breach of the CIC Agreement.

Upon a qualifying involuntary termination following a CIC, the NEOs are entitled to the following:

•	a lump sum cash payment generally equal to two times the aggregate amount of such NEO’s annual salary and target annual incentive for the year in which termination occurs;
•	a prorated annual incentive for the year of termination;
•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years (except for Mr. Almeida and Mr. Franzi);
•	two years of continued health and welfare benefit coverage;
•	if eligible, for U.S.-based NEOs two years of additional age and service credit for retiree health and welfare benefit purposes; and
•	outplacement services in an amount not to exceed $50,000.

Additionally, the CIC Agreement provides that payments may be reduced to avoid excise taxes imposed under Section 280G and Section 4999 of the Code if the after-tax benefit to the NEO would be greater than outright paying the excise taxes. In all cases, no CIC Agreement provides any NEO with a gross-up payment to cover potential excises taxes that may be payable in connection with a CIC.

In consideration for the benefits provided under the CIC Agreement, each NEO agrees to be bound for two years from the date of a qualifying termination to non-competition and non-solicitation covenants as well as a perpetual non-disparagement covenant. Also, each NEO is required to execute a customary release of claims in favor of the company.

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The following chart illustrates payments and benefits the NEOs would receive upon the occurrence of various separation scenarios, including a qualifying termination within two years following a CIC, an involuntary termination without cause, and death or disability. In the event that an NEO is involuntarily terminated with cause or voluntarily terminates for good reason (except for Mr. Almeida and other than in connection with a CIC), the executive would not be entitled to receive any severance payments or LTI vesting. Under the CEO Amended Offer Letter, Mr. Almeida is entitled to receive certain severance payments in the event of his termination for good reason outside of a CIC. No incremental severance payments or LTI vesting occurs (unless a participant is retirement eligible) following a voluntary resignation for all NEOs. All scenarios are assumed to occur on December 31, 2020.

	Qualifying Termination Following a CIC ($)	Involuntary Termination without Cause ($)	Death or Disability ($)
Mr. Almeida
Severance Payments[1]	6,890,000	6,890,000	—
Prorated Annual Incentive Payments[2]	2,145,000	879,450	879,450
Health & Welfare Benefits Coverage	38,000	38,000	—
Accelerated Vesting of Equity Awards[3]	22,660,884	—	22,660,884
Outplacement Expenses	50,000	—	—
Total	31,783,884	7,807,450	23,540,334
Mr. Saccaro
Severance Payments[1]	2,882,000	2,161,500	—
Prorated Annual Incentive Payments[2]	702,000	287,820	287,820
Additional Payments Related to Retirement & Savings Plans	93,000	—	—
Health & Welfare Benefits Coverage	38,000	27,000	—
Accelerated Vesting of Equity Awards[3]	10,945,874	—	10,945,874
Outplacement Expenses	50,000	35,000	—
Total	14,710,874	2,511,320	11,233,694
Mr. Accogli
Severance Payments[1]	3,040,000	2,280,000	—
Prorated Annual Incentive Payments[2]	720,000	230,400	230,400
Additional Payments Related to Retirement & Savings Plans	175,000	—	—
Health & Welfare Benefits Coverage	38,000	27,000	—
Accelerated Vesting of Equity Awards[3]	7,143,150	—	7,143,150
Outplacement Expenses	50,000	35,000	—
Total	11,166,150	2,572,400	7,373,550
Mr. Franzi[4]
Severance Payments[1]	2,969,366	2,227,025	—
Prorated Annual Incentive Payments[2]	659,859	336,297	336,297
Health & Welfare Benefits Coverage	4,800	—	—
Accelerated Vesting of Equity Awards[3]	3,518,954	—	3,518,954
Outplacement Expenses	50,000	—	—
Total	7,202,979	2,563,322	3,855,251
Mr. Martin
Severance Payments[1]	2,438,000	1,828,500	—
Prorated Annual Incentive Payments[2]	542,000	222,220	222,220
Additional Payments Related to Retirement & Savings Plans	96,000	—	—
Health & Welfare Benefits Coverage	38,000	27,000	—
Accelerated Vesting of Equity Awards[3]	4,438,930	—	4,438,930
Outplacement Expenses	50,000	35,000	—
Total	7,602,930	2,112,720	4,661,150

[1]

Upon a qualifying termination following a CIC, severance payments reflect two times the sum of the NEO’s base salary plus target annual incentive, which is provided for under each NEO’s CIC Agreement. Upon an involuntary termination without cause, Mr. Almeida’s severance payments, which are governed by the CEO Amended Offer Letter, equal the benefits provided under his CIC Agreement. Additionally, Mr. Almeida is eligible for severance payments under his CEO Amended Offer Letter upon a termination for good reason prior to December 31, 2023. Messrs. Saccaro, Accogli and Martin are covered under the Executive Severance Plan, which provides each will receive 1.5 times the sum of base salary plus target annual incentive following an involuntary termination without cause. Mr. Franzi is covered under the Franzi Employment Contract, which provides for 18 months’ base salary and target annual incentive following an involuntary termination without cause.

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[2]

Reflects the pro rata 2020 annual incentive, which each NEO would be eligible to receive. Upon an involuntary termination without cause and death or disability, the amount reflects actual 2020 financial performance and target individual performance. Upon a qualifying termination following a CIC, the amount reflects target financial and individual performance.

[3]

Amounts reflect the “in-the-money” value of unvested stock options, if applicable, which is the difference between the applicable share price and the exercise price, the value of unvested RSUs, the value of unvested PSUs assuming target performance, and applicable DEUs. All amounts are based on the closing stock price on December 31, 2020 ($80.24).

[4]	The amounts reported in this table for Mr. Franzi that are paid in Swiss Francs have been converted to United States Dollars using the December 31, 2020 exchange rate (1 CHF = 1.133 USD).

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, the company is providing the following estimated information about the relationship between the annual total compensation of its median employee and the annual total compensation of Mr. Almeida, Chairman, President and CEO.

For the year ended December 31, 2020:

•

the annual total compensation of the median Baxter employee (identified in accordance with the procedures described below) calculated in the same manner as the NEOs in the Summary Compensation Table above was $46,986; and

•	the annual total compensation of Mr. Almeida as reported in the “Total” column of the Summary Compensation Table above was $15,865,396.

Based on this information, the estimated ratio of Mr. Almeida’s annual total compensation for 2020 to the annual total compensation of the median Baxter employee in 2020 is 338 to 1.

The company believes this ratio is a reasonable estimate based on Baxter-specific employee demographics and compensation. The company’s ratio may not be comparable to the ratio disclosed by its peer companies due to a number of factors, including the geographic distribution of its employees, the nature of the business (products or services), the performance of the company and whether the company manufactures its own products.

Baxter selected a new median employee in 2020 because the median employee used for the 2019 calculation left the company. To identify the new median employee from Baxter’s employee population, the company analyzed its consistently applied compensation measure—the sum of base salary and target annual incentive opportunity—for its 52,020 full-time, part-time, seasonal and temporary employees as of November 1, 2020. The company did not utilize any exceptions permitted under the applicable SEC rules to exclude any individuals from the total employee population when identifying the median employee. For employees outside of the United States, the amounts were converted to U.S. dollars using the applicable exchange rates as of November 1, 2020. Based on the above methodology, the median employee is a full-time employee located in the United States.

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Audit Matters

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2021.

The Audit Committee recommends a vote FOR the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2021.

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2020. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

Before reappointing PwC as the company’s independent auditor for 2021, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm (including programs they had implemented to address the remote working environment in the midst of the ongoing COVID-19 pandemic). This included a review of PwC’s performance in prior years, its knowledge of the company and its operations as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit Committee and its Chairman are directly involved in Baxter’s selection of the lead engagement partner. A new lead partner was assigned to the Baxter account in 2020, after consultation with the Audit Committee (including its chair at the time, Mr. Stroucken) and consistent with PwC’s five-year rotation schedule.

The Audit Committee believes that retaining PwC again in 2021 is in the best interests of the company and its stockholders, and therefore the Audit Committee requests that stockholders ratify the appointment. Further, the Audit Committee believes that, if handled properly, there are numerous benefits of a long independent auditor relationship, including:

•	higher audit quality due to PwC’s deep understanding of Baxter’s business and accounting policies and practices;
•	efficient fee structures due to PwC’s familiarity with Baxter and industry expertise; and
•	avoidance of significant costs and disruptions (including Board and management time and distractions) that would be associated with retaining a new independent auditor.

Nonetheless, the Audit Committee is also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for auditor independence, including:

•	a strong regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements;
•	oversight of PwC that includes regular communication on and evaluation of the quality of the audit and auditor independence;
•	PwC’s own internal independence processes and compliance reviews;
•

annual assessment of PwC’s qualifications, service quality (including in the midst of the pandemic), sufficiency of resources, quality of communications, independence, working relationship with Baxter management, objectivity and professional skepticism;

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68	Audit Matters

•	conducting regular private meetings separately with each of PwC and Baxter management at the end of each regularly scheduled Audit Committee meeting;
•	overseeing the selection of PwC’s new lead engagement partner with each rotation; and
•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is currently in the best interests of the company and its stockholders. Therefore, the Audit Committee requests that stockholders vote in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2021. If the company’s stockholders do not ratify the appointment of PwC, the Audit Committee may investigate the reasons for stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the appointment is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	69

Audit Committee Report

Dear Stockholders:

The Audit Committee is currently composed of five directors, all of whom meet the independence and other requirements of the NYSE and Rule 10A-3 of the Exchange Act. Additionally, four Audit Committee members qualify as an “audit committee financial expert.” The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. These responsibilities include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of PwC, the company’s independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by PwC; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) overseeing the company’s IT functions, including non-product related cybersecurity functions; (8) holding separate executive sessions with PwC, the internal auditor and management; (9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (10) approving certain financing matters, proposed corporate transactions and capital expenditures.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board. The Audit Committee met 20 times in 2020, including meeting with PwC and Baxter’s internal auditor, both privately and with management present and with outside legal counsel.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the 2020 Form 10-K as well as Baxter’s interim financial statements included in the company’s Quarterly Reports on Form 10-Q in 2020, in all cases including detailed discussions of the accompanying footnotes and related Management’s Discussion and Analysis. These reviews also included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements and review of the company’s interim financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements. In 2020, this work included oversight of the actions undertaken by company management to fully remediate the material weakness as described in the “Remediation of Material Weakness” section of Item 9A of the 2020 Form 10-K.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be communicated pursuant to PCAOB Auditing Standard No. 16 (Communications with Audit Committees), has received and reviewed the written communications from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Baxter’s audited financial statements referred to above be included in the 2020 Form 10-K for filing with the SEC.

Respectfully submitted,

The Audit Committee

Cathy R. Smith (Chair)

Peter S. Hellman

Patricia B. Morrison

Thomas T. Stallkamp

Albert P.L. Stroucken

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70	Audit Matters

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2020 and 2019, and fees billed for other services rendered by PwC during these periods.

	2020	2019
	(Dollars in thousands)

Audit Fees	$9,103	$11,120[1]

Audit-Related Fees	186	170

Tax Fees	323	413

All Other Fees	17	41

Total	$9,629	$11,744

[1]

Represents fees incurred for the 2019 audit of which $10,270 was reported in the March 2020 proxy filing plus an additional $0.8 million in audit fees related to the 2019 audit which was billed after the March 2020 proxy filing.

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. The audit fees in 2019 were higher than 2020 primarily due to audit procedures related to the company’s restatement of its previously issued consolidated financial statements.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including policy and contractual compliance services.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $0.2 million in 2020 and $0.3 million in 2019 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $0.1 million in each of 2020 and 2019 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees include fees for all other services performed by PwC.

Pre-Approval of Audit and Permissible Non-Audit Fees

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy (which is reviewed and approved annually), the Audit Committee has identified specific audit, audit-related, tax and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2020 were approved by the Audit Committee in accordance with its pre-approval policy.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Ownership of Baxter Stock	71

Ownership of Baxter Stock

Security Ownership by Directors and Executive Officers

Except as set for the below, the following table sets forth information as of March 11, 2021 regarding beneficial ownership of Baxter common stock by named executive officers and directors.

Name of Beneficial Owner	Shares of Common Stock[1]	Shares Under Exercisable Options[2]

Non-employee Directors:

Mr. Chen[3]	10,296	33,306

Mr. Forsyth	34,124	50,811

Dr. Gavin	23,388	21,824

Mr. Hellman[4]	25,959	61,094

Mr. Mahoney[5]	21,545	32,208

Ms. Morrison	5,125	—

Dr. Oesterle	11,232	1,060

Ms. Smith	6,227	17,868

Mr. Stallkamp[6]	31,946	36,723

Mr. Stroucken[7]	32,592	34,199

Ms. Wendell	9,249	11,431

Dr. Wilkes	366	—

Named Executive Officers:

Mr. Almeida	266,818	1,983,961

Mr. Saccaro	172,458	725,709

Mr. Accogli	70,280	187,964

Mr. Franzi	42,033	133,451

Mr. Martin	41,990	301,841

All directors and executive officers as a group (21 persons)3-7	961,925	4,465,669

[1]

Includes shares over which the person held voting and/or investment power as of March 11, 2021. Pursuant to Baxter’s Directors’ Deferred Compensation Plan, a non-employee director may elect to defer the receipt of all of his or her shares of common stock that he or she is entitled to receive as an annual grant of fully vested common stock for his or her service on the Board, and as a result, this table does not reflect such deferrals as being beneficially owned for those directors who have elected deferral. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.

[2]	Amount of shares includes options that are exercisable as of March 11, 2021 and options which become exercisable within 60 days thereafter.
[3]	Includes 9,174 shares not held directly by Mr. Chen but in a family trust for which he serves as trustee.
[4]	Includes 560 shares and 17,868 options not held directly by Mr. Hellman but held by or for the benefit of his spouse
[5]	Includes 20,397 shares not held directly by Mr. Mahoney but in a family trust for which he serves as trustee.
[6]	Includes 22,600 shares not held directly by Mr. Stallkamp but in a spousal lifetime access trust for which he serves as trustee.
[7]	Includes 696 shares not held directly by Mr. Stroucken but in a family trust for which he serves as trustee.

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72	Ownership of Baxter Stock

Security Ownership by Certain Beneficial Owners

As of March 11, 2021, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock, based on public filings made with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1] (%)

Wellington Management Group LLP[2] 280 Congress Street Boston, MA 02210	41,365,746	8.2

BlackRock, Inc.[3] 55 East 52nd Street New York, NY 10055	40,935,083	8.1

The Vanguard Group[4] 100 Vanguard Blvd. Malvern, PA 19355	39,178,644	7.8

[1]	Based on 505,103,894 shares outstanding as of January 29, 2021, as set forth in the 2020 Form 10-K.
[2]

Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 4, 2021, Wellington Management Group LLP has sole voting power with respect to none of the reported shares, shared voting power with respect to 39,967,351 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to all of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.

[3]

Based solely on Amendment No. 7 to Schedule 13G filed with the SEC on January 29, 2021, BlackRock, Inc. has sole voting power with respect to 36,572,017 of the reported shares, shared voting power with respect to none of the reported shares, sole dispositive power with respect to all of the reported shares and shared dispositive power with respect to none of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.

[4]

Based solely on Amendment No. 6 to Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group has sole voting power with respect to none of the reported shares, shared voting power with respect to 875,487 of the reported shares, sole dispositive power with respect to 36,911,282 of the reported shares and shared dispositive power with respect to 2,267,362 of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Appendix A to the amended Schedule 13G.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis during or with respect to 2020, except that on February 16, 2021, Dr. Jacqueline Kunzler, the company’s Chief Quality Officer, filed a Form 5 to report three transactions on September 3, 2020 that she inadvertently failed to report on Form 4.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Equity Plan Proposals	73

Approval of Baxter International Inc. 2021 Incentive Plan Baxter’s Board of Directors has approved the Baxter International Inc. 2021 Incentive Plan.
The Board recommends a vote FOR this proposal. Proxies solicited by the Board will be voted FOR this proposal unless otherwise instructed.

Pursuant to this proposal (the Plan Proposal), Baxter is requesting that stockholders approve the new Baxter International Inc. 2021 Incentive Plan (the 2021 Plan). On February 15, 2021, the Board approved the 2021 Plan, subject to the required approval of stockholders at the Annual Meeting (such stockholder approval date, the Effective Date). The Board believes that it is advisable to adopt the 2021 Plan to continue to give the company ongoing flexibility to attract, retain and reward Baxter’s employees, directors, consultants and advisors. The 2021 Plan provides for grants of equity awards in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock, deferred stock units, performance compensation awards, other stock-based awards and cash-based awards.

If approved by stockholders, the 2021 Plan would replace the Baxter International Inc. 2015 Incentive Plan (the Prior Plan) for all future equity grants, and Baxter would no longer issue awards under the Prior Plan. Awards previously granted under the Prior Plan would be unaffected by the adoption of the 2021 Plan, and they would remain outstanding under the terms pursuant to which they were previously granted. If stockholders do not approve the 2021 Plan, the Prior Plan will remain in effect in its current form until it expires on February 16, 2025, following which date Baxter will no longer have an equity-based compensation plan and will no longer be able to issue customary annual long-term incentive awards and other equity awards.

Burn Rate and Dilution

As of March 4, 2021, 5,705,072 shares of common stock remained available for issuance of future awards under the Prior Plan. As of March 4, 2021, 2,193,116 Full Value Awards (defined below) and 23,633,156 stock options remain outstanding under the Prior Plan and the Baxter International Inc. 2011 Incentive Plan (the 2011 Plan), which expired on February 15, 2021 and is prohibited from granting additional awards. As of March 4, 2021, the average weighted per share exercise price of all outstanding stock options was $60.58 and the weighted average remaining contractual term was 6.7 years. As discussed in the Compensation Discussion and Analysis section of the proxy statement, based on past trends and current expectations for possible future awards, Baxter is recommending that 35,000,000 shares of common stock be made available for issuance under the 2021 Plan, together with any shares of common stock that are available under the Prior Plan on the date that the 2021 Plan is approved by stockholders, which the company anticipates will be sufficient to cover equity awards for the next several years. Despite this estimate, the duration of the share reserve may be shorter or longer depending on various factors such as stock price, aggregate equity needs, equity award type mix, etc. On March 4, 2021, the closing price of a share of Baxter’s common stock on the New York Stock Exchange was $76.42. As of the close of business on the proxy record date of March 11, 2021, approximately 505,772,000 shares were outstanding.

Common measures for the use of stock incentive plans include the burn rate and the overhang rate. The burn rate measures the annual dilution from equity awards granted during a particular year. Baxter calculates this based on all target awards granted under the Prior Plan or the 2011 Plan in a given year as a percent of the weighted-average shares of common stock outstanding in that year. The company’s burn rates for 2018, 2019 and 2020 were approximately 0.93%, 0.91% and 0.93%, respectively. In 2021, the Compensation Committee and its authorized delegates approved time-based and performance-based equity compensation awards in the form of stock options, RSUs and PSUs for 4,780,709 shares of common stock. After discussing with FW Cook and reviewing the grant practices of comparator companies, the company believes these are reasonable levels. The burn rate may increase in future years as the number of Baxter employees who are eligible to receive equity awards grows, and if Baxter continues to have equity awards as an important component of compensation for executives and other key employees to better align their interests with the interests of stockholders.

The overhang rate is a measure of potential dilution to stockholders. Baxter calculates this based on all unissued shares under the Prior Plan and the 2011 Plan plus outstanding target PSUs and RSUs as a percentage of the total number of shares of common stock outstanding. At the end of 2020 (not including grants made in March 2021), the company’s overhang rate was approximately 6.7%. With the new shares reserved for issuance under the 2021 Plan, the overhang rate at the end of 2020 would have been approximately

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74	Equity Plan Proposals

12.4%. As described in greater detail below, under the 2021 Plan any shares of common stock subject to a Full Value Award (defined below) will be counted against the Absolute Share Limit as three (3) shares of common stock for every one (1) share of common stock issued in connection with such award. The overhang rate of 12.4% assumes that all LTI grants would be stock options (or an equivalent), and no Full Value Awards would be granted. Baxter’s current grant practice for all eligible employees who receive annual LTI grants is to provide a mix of 50% stock options and 50% Full Value Awards. Using this assumption, the company’s overhang rate at the end of 2020 would be approximately 10.7%. If the company were to change its annual LTI grant mix to 100% Full Value Awards for all eligible employees, then the approximate overhang rate would be 7.0%. After discussing with FW Cook and reviewing the grant practices of comparator companies, Baxter believes these are reasonable levels and provide the company with the appropriate flexibility to ensure meaningful equity awards in future years to executives and other key employees to better align their interests with the interests of stockholders.

The 2021 Plan is set forth as Appendix A to the proxy statement. The following is a description of the material features of the 2021 Plan, which is qualified in its entirety by reference to Appendix A.

Key Features of the 2021 Plan

The 2021 Plan contains features that the Board believes are consistent with the interests of stockholders and sound governance principles. These features include the following:

•

Flexibility and Performance Ties. The variety of equity and cash awards permitted under the 2021 Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and can incorporate tailored, performance-based measures.

•

No Discount Options. Stock options (or stock appreciation rights (SARs)) may not be granted or awarded with a then-established exercise price of less than the fair market value of Baxter’s common stock on the date of grant or award.

•

Non-Employee Director Compensation Limit. The 2021 Plan includes an annual limit of $1,500,000 on the cash and equity compensation that may be paid or awarded to a non-employee director in any calendar year with respect to his or her service as a non-employee director.

•

No Repricings. The repricing (i.e., lowering the exercise price) of stock options and SARs is prohibited without the approval of stockholders. This prohibition applies both to repricings that involve the lowering of the exercise price of a stock option or SAR as well as to repricings that are accomplished by canceling an existing award and replacing it with a lower priced award (or cash).

•

Baxter Compensation Committee Oversight. The 2021 Plan will be administered by the Compensation Committee, which is comprised solely of non-employee, independent directors (or such other committee comprised of non-employee, independent directors as the Board may designate).

•

No Single-Trigger Vesting on Change in Control. The 2021 Plan generally prohibits “single trigger” vesting on a “change in control” (as defined in the 2021 Plan), unless the change in control results in Baxter no longer being publicly traded or being acquired by an acquirer that does not assume the outstanding awards.

•

No Liberal Share Counting. The 2021 Plan prohibits liberal share counting practices, by providing that shares withheld for the payment of exercise price or tax withholding are not added back to the pool of available shares and by providing that the full number of shares covered by a stock-settled SAR count against the number of available shares.

•

Recoupment and Clawback Provisions. The 2021 Plan provides that any recoupment or clawback provision adopted by Baxter to comply with the Dodd-Frank Act or other applicable law is automatically incorporated into all awards and also explicitly permits the Compensation Committee to adopt other recoupment and clawback provisions to protect Baxter’s interests (including the Executive Compensation Recoupment Policy, as it may be amended from time to time).

•

280G Cutback; No Gross-Up. If any payments and/or benefits under the 2021 Plan would cause a participant to become subject to the excise tax imposed under Section 4999 of the Code, then any such payments or benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax, if such a reduction would put the participant in a better after-tax position than if the participant were to receive all such payments and/or benefits and pay the excise tax. No tax gross-ups will be provided under the 2021 Plan.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Equity Plan Proposals	75

Summary of the 2021 Plan

Purpose

The purpose of the 2021 Plan is to increase stockholder value and provide a means to advance the interests of Baxter and its subsidiaries by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, advisors and other persons providing services to Baxter and its subsidiaries.

Administration

The 2021 Plan will be administered by the Compensation Committee. The Compensation Committee has the sole and plenary authority to establish the terms and conditions of any award consistent with the provisions of the 2021 Plan. The Compensation Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2021 Plan and any instrument or agreement relating to, or any award granted under, the 2021 Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee deems appropriate for the proper administration of the 2021 Plan; and to make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2021 Plan.

Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which Baxter’s securities are listed or traded, the Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2021 Plan. Any such allocation or delegation may be revoked by the Compensation Committee at any time. Unless otherwise expressly provided in the 2021 Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2021 Plan or any award or any documents evidencing awards granted pursuant to the 2021 Plan are within the sole discretion of the Compensation Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, Baxter, any holder or beneficiary of any award, and any stockholders.

Eligibility

Any employee, director, officer, consultant or advisor to Baxter or an affiliate thereof who is selected by the Compensation Committee to participate in the 2021 Plan is eligible to receive an award thereunder. As of March 4, 2021, approximately 2,000 employees and 11 directors would be eligible to receive awards under the 2021 Plan. At this time, there are no consultants who would be eligible to participate in the 2021 Plan.

Shares Subject to the 2021 Plan

The 2021 Plan provides that the total number of shares of common stock that may be issued is 35,000,000, plus any shares of common stock that are available under the Prior Plan on the date that the 2021 Plan is approved by stockholders (the Absolute Share Limit). As noted above, as of March 4, 2021, there were 5,705,072 shares of common stock remaining available for issuance of future awards under the Prior Plan, which would result in an Absolute Share Limit of 40,705,072 shares of common stock if the 2021 Plan were approved by stockholders on such date. The actual Absolute Share Limit will reflect incremental changes in the number of shares of common stock remaining available under the Prior Plan to reflect issuances and forfeitures of equity awards following such date through the Effective Date of the 2021 Plan. The maximum number of shares for which incentive stock options may be granted under the 2021 Plan is 5,000,000, and the maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of such non-employee director’s service on the Board, will not exceed $1,500,000 in total value. Except as otherwise provided in the 2021 Plan and for substitute awards (as described below), in the event any award is forfeited, cancelled, surrendered or terminated without the payment of the full number of shares subject to such award, including as a result of the award being settled in cash, the undelivered shares may be granted again under the 2021 Plan.

Shares of common stock subject to an award under the 2021 Plan may not again be made available for issuance if such shares: (i) were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) were delivered to or withheld by Baxter to pay the exercise price, the strike price, or the withholding taxes related to an outstanding award; or (iii) were repurchased on the open market with the proceeds of an option exercise. Any shares of common stock subject to a Full Value Award will be counted against the Absolute Share Limit as three shares of common stock for every share of common stock issued in connection with such award. If shares of common stock subject to any such Full Value Award are forfeited, cancelled, surrendered, or

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76	Equity Plan Proposals

terminated without issuance of shares and would otherwise return to the 2021 Plan, three times the number of shares of common stock so forfeited, cancelled, surrendered or terminated will again be available for issuance under the 2021 Plan. A Full Value Award (as used in this Proposal 4) is a grant of one or more shares of common stock or a right to receive the same in the future, including restricted stock, RSUs, deferred stock, deferred stock units, performance shares, PSUs and dividend equivalents.

Awards may, in the sole discretion of the Compensation Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by Baxter or with which Baxter combines (substitute awards), and such substitute awards will not be counted against the total number of shares that may be issued under the 2021 Plan, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. Baxter’s issuance of shares of stock unrelated to the 2021 Plan will not affect, and no adjustment by reason thereof will be made, with respect to outstanding awards under the 2021 Plan unless expressly provided by its terms. No award may be granted under the 2021 Plan after the tenth anniversary of the date that the 2021 Plan is approved by stockholders, but awards granted prior thereto may extend beyond that date.

Options

The Compensation Committee may grant non-qualified stock options and incentive stock options under the 2021 Plan, with terms and conditions determined by the Compensation Committee that are not inconsistent with the 2021 Plan; provided that all stock options granted under the 2021 Plan are required to have a per share exercise price that is not less than the greater of 100% of the fair market value of Baxter’s common stock or the par value of Baxter’s common stock underlying such stock options, each as determined on the date an option is granted (other than in the case of options that are substitute awards). All stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the option is intended to qualify as an incentive stock option and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2021 Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of common stock is prohibited by Baxter’s insider trading policy (or company-imposed blackout period), the term will automatically be extended until the earlier of the 30th day following the end of such period and the expiration of the original option exercise period. Additionally, in the sole discretion of the Compensation Committee, any option that is exercisable but unexercised as of the day immediately before its expiration may be automatically exercised, in accordance with procedures established for this purpose by the Compensation Committee, but only if the exercise price is less than the fair market value of a share of common stock on that date. The Compensation Committee, in its discretion, may provide post-exercise restrictions on shares of stock acquired pursuant to the exercise of an option as it determines to be appropriate. The purchase price for the shares as to which a stock option is exercised may be paid to Baxter, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised, (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Compensation Committee of 2021 Plan, or (3) by such other method as the Compensation Committee may permit in its sole discretion, including, without limitation, (A) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to Baxter the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, or (B) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price. No incentive stock options may be granted under the 2021 Plan more than ten years after the earlier of the date of adoption of the 2021 Plan by the Board or the Effective Date.

Stock Appreciation Rights

The Compensation Committee may grant SARs subject to terms and conditions that are not inconsistent with the 2021 Plan. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Compensation Committee) equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (2) the number of shares of common stock covered by the SAR, less an amount equal to any statutory withholding amounts or taxes required to be withheld. The strike price per share of a SAR will be determined by the Compensation Committee at the time of grant, but in no event may such amount be less than the fair market value of a share of common stock on the date the SAR is granted (other than in the case of SARS granted in tandem with or in substitution for previously granted awards). The exercise of a SAR granted in connection with an option will cancel the corresponding tandem SAR or option right with respect to such share of common stock, and vice versa.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

Equity Plan Proposals	77

Restricted Shares and RSUs

The Compensation Committee may grant restricted shares of common stock or RSUs, representing the right to receive, upon the expiration of the applicable restricted period, one share of common stock for each RSU, or, in the Compensation Committee’s sole discretion, the cash value thereof (or any combination of shares and cash). As to restricted shares of common stock, subject to the other provisions of the 2021 Plan, the holder will generally have the rights and privileges of a stockholder, including, without limitation, the right to vote such restricted shares of common stock (except that dividends credited on such restricted shares of common stock may be subject to the same restrictions applicable to the underlying awards and delivered without interest to the holder of such shares when the restrictions on such shares lapse). To the extent provided in the applicable award agreement, the holder of outstanding RSUs may be entitled to be credited with dividend equivalent payments (upon the payment by Baxter of dividends on shares of common stock) either in cash or, at the Compensation Committee’s sole discretion, in shares of common stock having a value equal to the amount of such dividends (and interest may, at the Compensation Committee’s sole discretion, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee). In the event that the dividend equivalents are subject to the same restrictions applicable to the underlying RSUs, the dividend equivalents will be held by Baxter and delivered at the same time as the underlying RSUs are settled following the release of restrictions on such RSUs, or forfeited if such RSUs are forfeited. An Award Agreement may also provide that dividend equivalents on RSUs will be reinvested in additional RSUs.

Other Stock-Based Awards and Other Cash-Based Awards

Under the 2021 Plan, the Compensation Committee may issue unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of common stock (including, without limitation, performance shares, performance share units, or performance units), and other awards denominated in cash, including, without limitation, cash bonuses and performance-based awards.

Performance Compensation Awards

The Compensation Committee may also make performance goals applicable to an award recipient with respect to any award granted in its discretion, including, but not limited to, one or more of the performance criteria listed below.

The Compensation Committee has the sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply.

The performance criteria that will be used to establish the performance goal(s) may be based on the attainment of specific levels of performance of Baxter (and/or one or more members of the company group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and may include, but are not limited to, any of the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like; (xi) any other objective or subjective performance criteria specified by the Compensation Committee; or (xii) any combination of the foregoing.

The Compensation Committee will have the authority to specify adjustments or modifications to be made to the calculation of a performance goal for a performance period, based on and to appropriately reflect the following events: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (4) any reorganization and restructuring programs; (5) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and

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analysis of financial condition and results of operations appearing in Baxter’s annual report to stockholders for the applicable year; (6) acquisitions or divestitures; (7) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (8) foreign exchange gains and losses; (9) discontinued operations and nonrecurring charges; (10) a change in Baxter’s fiscal year; and (11) any other adjustments specified by the Compensation Committee. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of Baxter, or any other events or circumstances, renders any performance goals to be unsuitable, the Compensation Committee may modify such goals as it deems appropriate.

Following the completion of a performance period, the Compensation Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period. In determining the actual amount of an individual participant’s performance compensation award for a performance period, the Compensation Committee may make such adjustments to the amount of the performance compensation award earned as it determines in its sole discretion.

Deferrals of Payment

The Compensation Committee may determine that the delivery of shares or cash upon the vesting, exercise or settlement of an award under the 2021 Plan may or will be deferred in accordance with applicable law.

Effect of Certain Events on the 2021 Plan and Awards

In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Baxter’s common stock or other securities, issuance of warrants or other rights to acquire shares of Baxter’s common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock, or (b) unusual or nonrecurring events affecting Baxter, including changes in applicable rules, rulings, regulations or other requirements, affecting the shares of common stock such that the Compensation Committee determines, in its sole discretion, that an adjustment is warranted in order to prevent a substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (an adjustment event), the Compensation Committee will, in respect of any such adjustment event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (i) the Absolute Share Limit or any other limits applicable under the 2021 Plan with respect to the number of awards which may be granted thereunder, (ii) the number of shares of Baxter’s common stock or other securities which may be delivered in respect of awards or with respect to which awards may be granted under the 2021 Plan and (iii) the terms of any outstanding award (subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code), including, without limitation, (A) the number of shares of common stock subject to outstanding awards or to which outstanding awards relate (with any increase requiring the approval of the Board), (B) the exercise price or strike price with respect to any award or (C) any applicable performance measures.

Without limiting the generality of the foregoing, in connection with an adjustment event, the Compensation Committee may in its sole discretion provide for the cancellation of any outstanding award granted (x) in exchange for payment in cash, property, or other securities having an aggregate fair market value of the shares of common stock covered by such award, reduced by the aggregate exercise price, strike price, or purchase price thereof, if any, and (y) with respect to any awards for which the exercise price, strike price, or purchase price per share of common stock is greater than or equal to the then current fair market value per share of common stock, for no consideration; provided, that, any substitution or adjustment of any incentive stock option complies with Section 424(a) of the Code and maintains the qualification of such award as an incentive stock option for purposes of Section 422 of the Code.

Except as otherwise determined by the Compensation Committee at the time of a change in control, or as provided in an award agreement or a participant’s change in control agreement, in connection with any change in control event of Baxter, the following will apply: (i) no award that is not otherwise vested or exercisable will become vested or exercisable solely as the result of the occurrence of a change in control, except as otherwise determined by the Compensation Committee (in accordance with clause (x) above) in the case of a change in control that results in Baxter no longer being a publicly traded corporation, or in the assets or stock of Baxter being transferred to a successor that does not agree to assume Baxter’s obligations under outstanding awards; and (ii) if the participant experiences a qualifying termination (generally, a termination of service with a successor company and its subsidiaries without cause, or by the participant with good reason, within twenty-four (24) months of a change in control), the participant’s awards will be fully vested and, in the case of an option or SAR, will remain exercisable until the award’s original expiration date; provided that, in the case of an award subject in whole or part to performance-based vesting, the applicable performance goals will be deemed to have been met at the target level.

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Nontransferability of Awards

An award will not be transferable or assignable by a participant (including, without limitation, except as may be prohibited by applicable law, pursuant to a domestic relations order) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the company or any affiliate. However, the Compensation Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of such participant or such participant’s family members, any partnership or limited liability company of which participant, or participant and participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

The Board may amend, alter, suspend, discontinue, or terminate the 2021 Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to the 2021 Plan or for changes in GAAP to new accounting standards, (2) it would materially increase the number of securities which may be issued under the 2021 Plan (except for adjustments in connection with certain adjustment events), or (3) it would materially modify the requirements for participation in the 2021 Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to be effective without such individual’s consent.

The Compensation Committee may also, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided, further, that without stockholder approval, except as otherwise permitted in the “adjustments” provisions of the 2021 Plan, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (2) the Compensation Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR, and (3) the Compensation Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which Baxter’s securities are listed or quoted.

Dividends and Dividend Equivalents

The Compensation Committee, in its sole discretion, may provide part of an award with dividends, dividend equivalents, or similar payments in respect of awards, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion; provided, that no dividend equivalents will be payable in respect of outstanding options or SARs. The Compensation Committee may determine to subject any dividends, dividend equivalents, or other similar payments to the same restrictions applicable to their underlying awards, and in such case, such amounts will be held by Baxter and delivered to the participant (with or without interest in the Compensation Committee’s sole discretion), at the time that the underlying award is settled (and the right to any such accumulated dividends, dividend equivalents or other similar payments will be forfeited upon the forfeiture of the award to which such amounts relate).

Clawback/Forfeiture

All awards will be subject to reduction, cancellation, forfeiture or recoupment to (i) the extent necessary to comply with any clawback, forfeiture, or other similar policy adopted by the Board or Compensation Committee (including Baxter’s Executive Compensation Recoupment Policy, as amended from time to time), and applicable law (including, without limitation, the applicable rules and regulations of the SEC and the NYSE or any other securities exchange or inter-dealer quotation system on which Baxter’s common stock is listed or quoted) and (ii) as the Compensation Committee may specify in an award agreement, upon the occurrence of other specified events, including the failure to remit the amounts necessary to satisfy the participant’s tax withholding obligations, termination for cause, termination of service to Baxter or its subsidiaries, violation of material policies, breach of restrictive covenants, or other conduct by the participant that is detrimental to the business or reputation of Baxter or its subsidiaries.

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Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences to the company and to United States taxpayers of awards granted under the 2021 Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

Non-Qualified Stock Options and SARs

No taxable income is reportable when a non-qualified stock option or SAR is granted to a person. Upon exercise, generally, the person will have ordinary income equal to the fair market value of Baxter’s common stock, on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be a capital gain or loss to the person.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for persons who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the incentive stock option is exercised). If the person exercises the incentive stock option and then sells the underlying shares of Baxter’s common stock more than two years after the grant date and more than one year after the exercise date, the sale price minus the exercise price will be taxed as capital gain or loss. If the person exercises the incentive stock option and sells the shares before the end of the two- or one-year holding periods, then the person generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Baxter’s common stock on the exercise date (or the sale price, if less) minus the exercise price of the incentive stock option, and any additional gain on the sale will be treated as capital gain.

Restricted Stock and RSUs

A person receiving restricted stock or RSUs will not have taxable income upon the grant unless, in the case of restricted stock, the person timely elects under Section 83(b) of the Code to be taxed at that time. Instead, the person will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares of Baxter’s common stock (or cash) received.

Performance Compensation Awards

A person receiving a performance compensation award that is subject to a substantial risk of forfeiture will generally not recognize income at the time of receipt and Baxter will not be entitled to a deduction at that time. A person will generally recognize ordinary income in an amount equal to any cash received or the value of any shares received on the date of payment or delivery of such cash or shares in settlement of such person’s performance compensation award. Depending on the length of time the shares acquired upon the achievement of the performance goals are held, such person will recognize either long-term or short-term capital gain or loss upon the sale of such shares.

Cash Incentive Awards

Generally, cash incentive awards are subject to tax at the time of payment.

Tax Effects for the Company

Baxter generally will receive a tax deduction for any ordinary income recognized by a person with respect to an award under the 2021 Plan (for example, upon the exercise of a non-qualified stock option). In the case of incentive stock options that meet the holding period requirements described above, the person will not recognize ordinary income; therefore, Baxter will not receive a deduction. Baxter’s deduction may also be limited by Section 280G or Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per covered employee.

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New Plan Benefits under the 2021 Plan

The specific individuals who will be granted awards under the 2021 Plan and the type and amount of any such awards will be determined by the Compensation Committee. Accordingly, future awards to be received by or allocated to particular individuals under the 2021 Plan are not presently determinable. Grants under the Prior Plan in 2020 to Baxter’s named executive officers are shown in the 2020 Grants of Plan-Based Awards table and to Baxter’s non-employee directors are shown in the 2020 Director Compensation table. The anticipated aggregate value of the unrestricted shares of common stock (including any stock options that may be granted at the non-employee director’s voluntary election) to be issued under the 2021 Plan to the company’s 11 non-employee directors following the Annual Meeting are shown in the table below.

Name and Position	Dollar Value ($)

José E. Almeida Chairman of the Board, Chief Executive Officer and President	N/A

James K. Saccaro Executive Vice President and Chief Financial Officer	N/A

Giuseppe Accogli Senior Vice President and President, Americas	N/A

Cristiano Franzi Senior Vice President, President, EMEA	N/A

Sean Martin Senior Vice President and General Counsel	N/A

All current executive officers as a group (9 persons)	N/A

All current directors who are not executive officers as a group (11 persons)	$2,145,000

All current non-executive officer employees as a group (approximately 1,990 persons)	N/A

Unfunded and Unqualified Plan

The 2021 Plan is intended to be an unfunded plan and is not qualified under Section 401 of the Code. In addition, the 2021 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Vote Required

Approval of Proposal 4 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting. If stockholders do not approve this proposal, it will not be implemented and the Prior Plan will remain in place until its expiration. Baxter reserves the right to adopt such other compensation plans and programs as deemed appropriate and in the best interests of Baxter and its stockholders.

The Board of Directors recommends that you vote “FOR” the approval of the 2021 Plan.

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Equity Compensation Plan Information

The following table provides information relating to shares of common stock that may be issued under Baxter’s existing equity compensation plans as of December 31, 2020.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)(b))

Equity Compensation Plans Approved by Stockholders	22,075,966	[1]	$56.95	[2]	16,910,977	[3]

Equity Compensation Plans Not Approved by Stockholders	53,160	[4]	$28.97		—

Total	22,129,126	[5]	$56.88	[2]	16,910,977

[1]

Excludes purchase rights under the ESPP. Under the ESPP, eligible employees may purchase shares of common stock through payroll deductions of up to 15 percent of base pay at a purchase price equal to 85 percent of the closing market price on the purchase date (as defined by the ESPP). A participating employee may not purchase more than $25,000 in fair market value of common stock under the ESPP in any calendar year and may withdraw from the ESPP at any time.

[2]	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding options.
[3]

Includes (i) 2,002,996 shares of common stock available for purchase under the ESPP; (ii) 447,261 shares of common stock available under the Baxter International Inc. 2007 Incentive Plan; (iii) 2,689,357 shares of common stock available under the 2011 Plan; and (iv) 11,771,363 shares of common stock available under the Prior Plan.

[4]

Includes shares of common stock issuable upon exercise of options granted under the Baxter International Inc. 2001 Incentive Compensation Program (2001 Incentive Compensation Program). These shares were made available pursuant to an amendment thereto not approved by stockholders. These additional shares were approved by the Board, not stockholders, although stockholders have approved the 2001 Incentive Compensation Program.

[5]

Includes outstanding awards of 20,195,617 stock options, which have a weighted-average exercise price of $56.88 and a weighted-average remaining term of 6.1 years, 1,137,920 shares of common stock issuable upon vesting of RSUs, and 759,681 shares of common stock reserved for issuance in connection with PSU grants.

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Approval of Amendment and Restatement of the Baxter International Inc. Employee Stock Purchase Plan

Baxter’s Board of Directors has approved the amendment and restatement of the Baxter International Inc. Employee Stock Purchase Plan.

The Board recommends a vote FOR this proposal. Proxies solicited by the Board will be voted FOR this proposal unless otherwise instructed.

The company are asking stockholders to approve the Baxter International Inc. Employee Stock Purchase Plan (the ESPP), which has been amended and restated to increase the number of shares of Company common stock (Shares) available for issuance under the ESPP by 10,000,000. The amended and restated ESPP has been adopted by the Board, subject to stockholder approval, on February 15, 2021.

If stockholders approve this proposal, the total number of Shares authorized and reserved for issuance under the ESPP will be 20,000,000 Shares. However, if this proposal is rejected by stockholders, the total number of Shares authorized and reserved for issuance under the plan will remain at 10,000,000 (the amount previously approved by stockholders), of which approximately 1,867,000 remain available for issuance as of March 1, 2021. Based on the company’s current forecasts and estimated participation rates, if the increase is not approved, it is anticipated that the plan will run out of available Shares in approximately two years.

The company believes that the ESPP is an essential tool that helps it compete for talent in the labor markets in which it operates. The company also believes the ESPP is a crucial element in rewarding and encouraging current employees that promotes stock ownership by employees, which aligns their interest with those of Baxter stockholder. Without stockholder approval of this proposal, the company’s ability to attract and retain talent would be hampered and its recruiting, retention and incentive efforts would become more difficult.

Background and Overview of the ESPP

The ESPP was initially adopted by the Board in February 2011 and became effective on July 1, 2011, following stockholder approval at the 2011 Annual Meeting. It constituted a merger of Baxter’s Employee Stock Purchase Plan for International Employees (the International Plan) into Baxter’s Employee Stock Purchase Plan for United States Employees (the U.S. Plan) and the amendment, restatement and continuation of the U.S. Plan (following the merger of the International Plan into the U.S. Plan).

Under the ESPP, a participant may authorize participant contributions, generally in the form of payroll deductions, which may not exceed 15% of the participant’s eligible base pay during an offering period. Contributions are applied on the last trading day of each calendar month (the purchase date) during an offering period to purchase a whole number of Shares on behalf of a participant. The purchase price is 85% of the fair market value of a Share on the purchase date.

Reasons for Voting for the Proposal

The Board believes that the interests of the company and its stockholders will be advanced if the company can continue to offer employees the opportunity to acquire or increase their ownership interests in the company. The company believes that the number of Shares remaining available for issuance under the ESPP will not be sufficient in light of the expected levels of ongoing participation in the ESPP. Accordingly, Baxter is asking stockholders to approve additional Shares available under the ESPP to help the company meet the goals of its compensation strategy, which includes continuing to offer employees a broad-based opportunity to acquire Shares on a global basis. When the ESPP was initially adopted in 2011, 10,000,000 Shares were authorized under the ESPP. Given the rate of participation in the ESPP and that only approximately 1,867,000 Shares currently remain available for future issuance, the Board has determined that it is appropriate to seek stockholder approval of an additional 10,000,000 Shares under the ESPP.

Material Changes to the ESPP

As noted above, the number of Shares reserved for issuance under the ESPP has been increased by 10,000,000 Shares to 20,000,000 Shares. The ESPP also includes other administrative, clarifying, and conforming changes.

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Summary of the ESPP

The ESPP is a broad-based plan providing a method whereby certain employees of the company and its participating subsidiary corporations have an opportunity to acquire a proprietary interest in the company through the purchase of Shares.

The ESPP provides for offerings that are intended to qualify as an offering under an employee stock purchase plan within the meaning of Section 423 of the Code (a Section 423 Offering), which generally covers the company’s U.S. employees. The ESPP also provides for offerings that are not intended to qualify under Section 423 of the Code (a Non-423 Offering), which generally only covers certain of the company’s non-U.S. employees.

This summary of the principal features of the ESPP is qualified in its entirety by reference to the ESPP, which is attached to the proxy statement as Appendix B.

Administration

A committee selected by the Board (the Committee) will administer the ESPP. The Board has appointed the Administrative Committee of the company to serve as the Committee. Subject to the provisions of the ESPP, the Committee has discretionary authority to construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the ESPP, to determine eligibility and adjudicate all disputed claims filed under the ESPP, determine the terms and conditions of any right to purchase Shares under the ESPP, establish, amend, suspend or waive rules and regulations and appoint such agents as it deems appropriate for the proper administration of the ESPP, amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated in the ESPP and make any other determination and take any other action that it deems necessary or desirable for the administration of the ESPP including, without limitation, the adoption of any rules, procedures, agreements, appendices, or sub-plans, as are necessary or appropriate to permit the participation in the ESPP by employees who are foreign nationals or employed outside the United States. Subject to applicable law, the Board also has the authority to administer the ESPP.

Eligibility to Participate

Generally, all employees of the company and participating subsidiaries of the company are eligible employees for purposes of participation in the ESPP. Unless otherwise specified by the Committee, all eligible employees of participating U.S. subsidiaries (and no others) are eligible to participate in a Section 423 Offering, and all eligible employees of participating non-U.S. Subsidiaries (and no others) are eligible to participate in a Non-423 Offering. However, an otherwise eligible employee will not be granted an option to purchase Shares under a Section 423 Offering if, among other limitations, he or she owns stock or holds options, or would as a result of ESPP participation own stock or hold options, to purchase 5% or more of the total combined voting power or value of all classes of stock of the company or of any subsidiary corporation of the company.

In its discretion, the Committee may determine that certain employees or categories of employees will not be eligible to participate in the ESPP, which authority will be exercised in accordance with the requirements of Code Section 423 for rights granted under Section 423 Offerings.

As of March 1, 2021, approximately 50,000 employees, including nine executive officers, were eligible to participate in the ESPP.

Number of Shares and Market Price of Shares Available under the ESPP

A total of 10,000,000 Shares were initially authorized and reserved for issuance under the ESPP. If stockholders approve this proposal, the total number of Shares authorized and reserved for issuance under the ESPP will be 20,000,000 Shares. Such number of Shares are subject to adjustment in the case of certain corporate transactions, as described below. As of March 1, 2021, the closing price of the Shares on the NYSE was $77.94 per Share.

Enrollment and Contributions

An eligible employee becomes a “Participant,” and is granted an option to participate in the ESPP with respect to an Offering, by entering a “Subscription” during the designated enrollment period preceding the commencement of an Offering. Participants contribute to the ESPP through after-tax payroll deductions (or contributions in an alternative form, as determined by the Committee in the event

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payroll deductions are impermissible under applicable law). Participants generally may contribute a minimum of 1% and up to a maximum of 15% of their eligible base pay. Base pay for purposes of the ESPP means (other than amounts paid after termination of employment, even if such amounts are paid for pre-termination date services) regular straight-time earnings plus commissions (where legally permissible and administratively feasible) and payments in lieu of regular earnings and, for Non-423 Offerings, any legally mandated bonus or other pay.

During an offering period, a participant may increase or decrease his or her contribution percentage, including to 0%, by following procedures established by the Committee. If a participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription and the participant may not thereafter participate in such offering but must wait until the next quarterly offering to resubscribe to the ESPP, unless the participant is on a bona fide leave of absence.

From time to time, the Committee may establish a lower maximum permitted contribution percentage, change the definition of base pay, limit the nature or number of contribution rate changes that may be made during an offering period or purchase period, or change the length of the offering and purchase periods.

Offering Period and Purchase Period

The ESPP permits the purchase of Shares on the purchase date during periods called “Offerings”. Eligible employees of participating U.S. subsidiaries of the company may only participate in Section 423 Offerings and eligible employees of participating non-U.S. subsidiaries of the company may only participate in Non-423 Offerings. Many rules of the ESPP apply to both types of offerings and offerings under Section 423 Offerings and Non-423 Offerings are sometimes referred to herein together as an “Offering”.

Offering periods generally commence on the first day of each calendar quarter, and end on the day preceding the second anniversary of the commencement date for the Offering. The first Offering commencement date under the ESPP will be July 1, 2021. Any offerings in process under the plan prior to its amendment and restatement will also be considered Offerings under the ESPP and shall continue in effect until the applicable end date for such Offering.

Purchase of Shares

A Participant’s option for the purchase of Shares with respect to any Offering will be automatically exercised on each purchase date for the Offering by using the accumulated payroll deductions (or contributions) in the participant’s account as of each such purchase date to purchase the number of full and partial Shares that may be purchased at the purchase price on such date (but not in excess of the limitations of the ESPP). Unless otherwise determined by the Committee, the purchase price per share under each Offering will be 85% of the closing price of a Share on the purchase date. If the Shares are not traded on the principal securities exchange on which the Shares are admitted to trade on the date for which closing prices of the Shares are to be determined, then reference will be made to the next preceding date on which the Shares were traded.

If the participant is paid in a non-U.S. currency, the participant’s accumulated payroll deductions will be converted into U.S. dollars using the conversion rate (established by the Company’s Corporate Treasury department) in effect on the purchase date. Any accumulated payroll deductions remaining in the participant’s account following the purchase that could not be used to purchase Shares in accordance with the provisions of the ESPP will be refunded to the participant.

Termination and Withdrawal of Subscription

A participant may withdraw his or her Subscription at any time (but not retroactively) during an Offering. A participant’s Subscription will automatically terminate and will be deemed to have been withdrawn on his or her termination of employment. During an Offering, a participant may change his or her level of payroll deduction with respect to such Offering within the limits of the ESPP in accordance with procedures established by the Committee. If the participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription. If a participant’s Subscription is withdrawn with respect to any Offering, the accumulated payroll deductions in the participant’s account at the time the Subscription is withdrawn will be used to purchase Shares at the next purchase date for the Offering to which the Subscription related. A participant may not withdraw the accumulated payroll deductions in his or her account during an Offering.

Non-Transferability

Neither payroll deductions (or contributions, as applicable) credited to a participant’s account nor rights to purchase Shares and any other rights and interests under the ESPP may be sold, pledged, assigned, or transferred in any manner other than by will or the laws

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of descent and distribution. A right to purchase Shares under the ESPP is exercisable during the lifetime of a participant only by the participant.

Adjustments; Certain Transactions

In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of Shares, merger, consolidation, distribution, split-up, spin-off, exchange of Shares, sale of assets or similar corporate transaction or event, the Committee, in the manner it deems equitable, shall adjust (a) the number and class of Shares or other securities that are reserved for issuance under the ESPP, (b) the number and class of Shares or other securities that are subject to outstanding options under the ESPP, and (c) the appropriate market value and other price determinations applicable to options (including the purchase price).

Amendment and Termination of the ESPP

The Board and the Compensation Committee has complete power and authority to suspend or amend the ESPP; provided, however, that the Board or Compensation Committee shall not, without the approval of the stockholders of the company (i) increase the maximum number of Shares which may be issued under any Offering or the ESPP (except for adjustments relating to corporate transactions), (ii) amend the requirements as to the class of employees eligible to participate in the ESPP or (iii) permit a member of the Committee to purchase stock under the ESPP if not otherwise an eligible employee.

The Board has complete power and authority to terminate the ESPP.

Future Plan Benefits

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions or contributions. Further, the number of Shares that may be purchased under the ESPP is determined, in part, by the price of the Shares on the purchase date, as applicable. Accordingly, the actual number of Shares that may be purchased by any eligible individual in the future is not determinable.

Past Participation in the ESPP

The following table provides information on the number of Shares purchased by the following employees and groups since the inception of the ESPP on July 1, 2011 through March 1, 2021:

Name and Position	Aggregate Number of Shares Purchased
Named Executive Officers	4,887
All current executive officers as a group	4,887
All current directors who are not executive officers as a group	0
All current and former employees, excluding current executive officers as a group	8,128,028

United States Federal Income Tax Consequences

The following is a brief discussion of the U.S. federal income tax treatment that will generally apply to grants of options and purchases under the ESPP by U.S. taxpayers based on current U.S. federal income tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the federal income tax aspects of the ESPP. A participant may also be subject to U.S. state and local taxes in connection with grants of options and purchases under the ESPP. The Company recommends that participants consult with their individual tax advisors to determine the applicability of the tax rules to their participation in the ESPP in their personal circumstances.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. The ESPP also authorizes the grant of rights to purchase Shares that do not qualify under Section 423 pursuant to Non-423 Offerings, but only to non-U.S. employees.

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Section 423 Offerings

No income will be taxable to a participant at the time the participant is granted an option under the ESPP or at the time Shares are purchased under the ESPP. A participant in the ESPP may become liable for tax upon the disposition of the Shares acquired upon exercise of an option, as summarized below.

In the event Shares are sold or disposed of (including by gift) before the expiration of the relevant holding periods (at least 2 years after the first day of the offering period and at least one year after the relevant purchase date), it is considered a “disqualifying disposition,” and the excess of the fair market value of the Shares over the purchase price on the purchase date (i.e., 15% of the fair market value on the purchase date) will be treated as ordinary income to the participant. If the Shares were sold for a price that is higher than the fair market value on the purchase date, the excess will be a capital gain. If the Shares are sold for less than the fair market value on the purchase date, the participant will still recognize the same amount of ordinary income, but will also recognize an offsetting capital loss. A transfer to the Participant’s estate or heirs upon the participant’s death, or the participant’s spouse pursuant to divorce, does not cause a disqualifying disposition. If a disqualifying disposition occurs, the Company will be entitled to a deduction for its taxable year in which such sale or disposition occurs in the same amount includible as compensation in the participant’s gross income.

In the event that Shares acquired pursuant to the ESPP are sold or disposed of (including by gift) after the expiration of the holding periods described above, or are transferred on the participant’s death regardless of whether the holding periods have been met, the participant will recognize ordinary income equal to 15% of the fair market value of the Shares on the first day of the offering period, but the amount of ordinary income recognized will not be more than the excess of the fair market value of the Shares on the date of disposition or death over the purchase price. The balance of any gain will be treated as capital gain, and if the Shares are sold at a loss it is treated as a capital loss. If the participant holds the acquired Shares for the periods described above, the Company will not be entitled to a deduction for federal income tax purposes with respect to Shares transferred to a participant, even if the participant realizes ordinary income.

Non-423 Offerings

If a purchase right is granted under a Non-423 Offering, then to the extent a participant is subject to U.S. federal income tax, the amount equal to the difference between the fair market value of the Shares on the purchase date and the purchase price is taxed as ordinary income at the time of such purchase and is subject to tax withholding. The amount of such ordinary income will be added to the participant’s basis in the Shares, and any additional gain or resulting loss recognized on the disposition of the Shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the Shares for more than one year after the purchase date. The company may be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.

Vote Required

Approval of Proposal 5 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting. If stockholders do not approve this proposal, it will not be implemented and the ESPP will remain in place. Baxter reserves the right to adopt such other compensation plans and programs as deemed appropriate and in the best interests of Baxter and its stockholders.

The Board of Directors recommends that you vote “FOR” the approval of the ESPP.

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88	Stockholder Proposals

Stockholder Proposals

Right to Act by Written Consent

Baxter has been advised that John Chevedden will present the following resolution at the 2021 Annual Meeting. Baxter has also been advised that Mr. Chevedden is owner of at least 50 shares of Baxter common stock. Baxter will furnish the address of Mr. Chevedden promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 6 – Right to Act by Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at a Dover Corporation shareholder meeting and 88%-support at an AT&T shareholder meeting.

A shareholder right to act by written consent affords Baxter International management strong protection. Due to the low shareholder participation in annual meeting elections any action taken by written consent would still need more than 63% supermajority approval from the shares that normally cast ballots at the annual meeting. This 63% vote requirement gives substantial supermajority protection to management that will remain unchanged.

This proposal topic also won more than 38% support at our 2020 shareholder meeting. This 38% support may have represented a near majority vote from the shares that have access to independent proxy voting advice. Baxter International management even put their hand on the scale by conjuring up an outlandish version of written consent (not envisioned by the 2020 proposal) and then attacking its own fictional version of written consent. Management failed to provide even one example of its fictional Wild West version of written that was ever adopted during the last several decades.

And since the publication of the 2020 Baxter International annual meeting proxy written consent has become more important due to the near extinction of in-person shareholder meetings that management rested its 2020 resistance to written consent.

Management bragged about the “constructive deliberation and voting at the special meeting.” This has been completely blown out of the water by the onslaught of tightly controlled online shareholder meetings.

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Stockholder Proposals	89

With the near universal use of tightly controlled online annual shareholder meetings, which can be only 10-minutes of boilerplate, shareholders are severely restricted in engaging with management and making their views known because all constructive questions and comments directed to management can be screened out. And management is free to have insiders opine in lockstep support of management.

For instance, the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders that was used to quash constructive criticism. AT&T would not even allow shareholders to speak.

Please see:

Goodyear’s virtual meeting creates issues with shareholder https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whb1.com/2020/04/17/att-investors-denied-a-dial- in-as-annual-meeting-goes-online/1007928/

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting since tightly controlled online shareholder meetings are a shareholder engagement wasteland.

Please vote yes:

Right to Act by Written Consent – Proposal 6

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90	Stockholder Proposals

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and the fact that a similar proposal has been rejected by the company’s stockholders in 2018, 2019 and 2020, and recommends that stockholders vote AGAINST the proposal for the following reasons:

Minority stockholders may be excluded from the written consent process

The Board believes that all stockholders should have the opportunity to meaningfully deliberate and vote on pending stockholder actions, not just those acting privately, without open deliberation and discussion, in the majority. Under the proposal, stockholders holding a mere majority of the company’s outstanding voting shares could take significant corporate actions without any prior notice, and without giving all stockholders an opportunity to consider, deliberate, voice any opposition to and vote on actions that may have important implications for Baxter and all of its stockholders. As a result, this proposal may actually diminish the rights of minority stockholders to participate in corporate governance, and reduce corporate due process, transparency and minority stockholder protections.

The Board believes that action by written consent can be misused to circumvent the important deliberative process of a stockholder meeting. Written consent rights as proposed could deprive many stockholders of the opportunity to deliberate in an open and transparent process, or even receive accurate and complete information on important pending actions. Under this proposal, important actions affecting the rights of all stockholders could be taken by a bare majority, acting in a covert fashion, without the knowledge or participation of many stockholders, thereby disenfranchising those stockholders left out of the process. The written consent process could also be undertaken by multiple groups of stockholders at substantially the same time and result in the adoption of written consents that are duplicative or even contradictory.

Stockholders already have the ability to act outside of the annual meeting cycle

Currently under the company’s organizational documents, holders of just 25% of the outstanding shares of the company’s common stock are already permitted to call a special meeting, where notice is provided to all stockholders and all stockholders have an opportunity to consider the proposed actions, express their views and participate in the deliberations with the Board and management prior to decision-making. Moreover, there are thousands of combinations of different stockholders that can be aggregated to reach the 25% special meeting threshold, with no aggregation cap or minimum duration of ownership requirement.

Under the company’s current due process rules, coalitions of investors wanting to act by written consent (as suggested in the proposal) could instead simply call a special meeting and allow for constructive deliberation and voting at the special meeting. In addition to other benefits, this approach helps to ensure that the company governs its affairs in the most efficient, cost-effective and transparent manner consistent with legal and regulatory requirements while also giving company stockholders a meaningful ability to propose actions for stockholder consideration between annual meetings.

By contrast, all stockholders can participate in a special meeting. The process of voting at a stockholder meeting provides for transparent, public and deliberate consideration of issues facing the company. It provides stockholders with the ability to discuss concerns with other stockholders, with the Board and with management, and it helps to ensure that all stockholders have sufficient information and an opportunity to weigh the arguments that all sides present before voting on the proposal.

Additionally, the company has an active stockholder engagement program in which Board members and management meet regularly with the company’s largest stockholders to discuss strategy and performance, Board composition, structure and refreshment, succession planning, executive compensation and corporate responsibility matters. During fiscal year 2020, the company engaged with investors who represented, in the aggregate, more than 40% of its outstanding common stock (calculated as of December 31, 2020). Baxter’s stockholders also have the ability to communicate directly with any director (including our Lead Independent Director), any Board committee or the full Board. Baxter’s stockholder engagement efforts allow it to better understand its stockholders’ priorities, perspectives and concerns, and enable the company to effectively address issues that matter most to its stockholders. These established stockholder communication and engagement practices provide stockholders with opportunities to raise important matters and propose actions for stockholder consideration outside the annual meeting process.

The Board has a demonstrated history of commitment to high standards of corporate governance

The Board remains committed to maintaining strong corporate governance practices and protecting stockholder rights, obviating the need for a group of stockholders to act by written consent. This commitment has been evidenced through the company’s policies and

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practices as well as the adoption in recent years of various provisions in the company’s organizational documents, including:

•	providing stockholders with the ability to call special meetings (as discussed above);
•	adopting a proxy access bylaw;
•	declassifying the Board;
•	implementing a majority voting standard for uncontested director elections;
•	removing super-majority provisions from the company’s organizational documents;
•

engaging in a robust self-evaluation process each year in the interest of helping to ensure that its directors possess an appropriate mix of skills, experience and backgrounds. This self-evaluation process resulted in the appointment of one new independent director in 2021—Dr. David Wilkes; and

•

ensuring stockholders were afforded the same rights and opportunities to participate at the company’s 2020 annual meeting, which was held virtually due to COVID-19, as they would have had at an in-person meeting, including having the ability to ask questions before and during the meeting. The company also posted on its website answers to all pertinent questions that could not be answered during the meeting due to time constraints to ensure transparency and fairness in this process.

These corporate governance practices have been designed to ensure Board accountability and enhance stockholder participation and engagement. In contrast, as discussed above, providing stockholders with written consent rights could effectively disenfranchise stockholders and enable a small number of stockholders to impose their will on all stockholders.

The Board’s leadership structure, policies and engagement practices promote accountability to stockholders

Over the past year, the Board has taken a number of steps to enhance its independent board oversight and engagement practices, including adopting an independent chair policy (as described in the Board’s response to Proposal 7—Independent Board Chair), appointing Mr. Stroucken as the Board’s Lead Independent Director, appointing a new independent director to the Board (Dr. Wilkes) and appointing Mr. Thomas Chen as the new chair of the Nominating, Corporate Governance & Public Policy Committee (effective May 2, 2021). The Board adopted this policy, through the amendment of its Corporate Governance Guidelines, in response to the approval of a substantially similar proposal at last year’s annual meeting and after consultation with certain of the company’s stockholders who were largely supportive of the changes. As reflected in the Board’s response to Proposal 7—Independent Board Chair, the Board has conferred significant responsibilities upon the Lead Independent Director. In addition to serving as the principal liaison between the independent directors and the company’s Chair/CEO, Mr. Stroucken, as the Board’s new Lead Independent Director, also provides a communication channel for stockholders to engage with or contact the independent directors, including as part of the company’s corporate governance outreach efforts (as described in “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement”). Mr. Stroucken participated in discussions with company stockholders in 2020 as part of the company’s ongoing corporate governance outreach activities.

In short, the Board believes that implementation of the proposal is not in the best interests of the company or its stockholders. The company’s charter already provides stockholders with the ability to call a special meeting at which they could elect to take any action that would otherwise be included in a written consent. Furthermore, the Board has adopted strong corporate governance practices, including ongoing Board refreshment efforts, and established mechanisms through which stockholders can communicate with the Board. Moreover, the company’s stockholders have considered, and rejected, similar proposals in 2018, 2019 and 2020, with the low level of support received by the 2020 proposal (approximately 39%) indicating that the company’s stockholders remain supportive of the Board’s position on this proposal and current governance structure.

Thus, the Board recommends a vote AGAINST this proposal.

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Independent Board Chair

Baxter has been advised that Kenneth Steiner will present the following resolution at the 2021 Annual Meeting. Baxter has also been advised that Mr. Steiner is owner of at least 30 shares of Baxter common stock. Baxter will furnish the address of Mr. Steiner promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 7—Independent Board Chair

The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy could be phased in for the next CEO transition.

If the Board determines that a Chair is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is temporarily waived if, in the unlikely event, no independent director is available and willing to serve as Chair.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing adopted this proposal topic in June 2020.

The 2020 Lowe’s (LOW) annual meeting proxy said that Lowe’s independent directors determined that having a separate Chairman and Chief Executive Officer affords the CEO the opportunity to focus his time and energy on managing the business and allows the Chairman to devote his time and attention to Board oversight and governance.

This proposal topic won 50%-plus support at 5 major U.S. companies in one-year including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.

It is more important to have an independent Chairman of the Board since our Lead Director, Thomas Stallkamp, at age 74 has 21-years long-tenure. Long-tenure in a director is the opposite of independence and independence can be the most important attribute for a director—especially a Lead Director. Plus Mr. Stallkamp serves on no other Board of Directors to sharpen his skills.

James Gavin, at age 75 with 18-years long-tenure, was another long-tenure director on our Board who serves on no other Board of Directors. Mr. Gavin unfortunately chairs the Governance Committee which is responsible for considering this proposal. Mr. Gavin received the record high number of 2019 negative votes at Baxter—10-times more than certain other Baxter directors.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

•	The role of the CEO and management is to run the company.
•	The role of the Board of Directors is to provide independent oversight of management and the CEO.
•	There is a potential conflict of interest for a CEO to have the oversight role of Chairman.

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Shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. A CEO serving as Chair can result in excessive management influence on the Board and weaker oversight of management.

Please vote yes:

Independent Board Chair—Proposal 7

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94	Stockholder Proposals

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Board has already adopted a policy implementing the proposal.

In 2020, recognizing stockholder sentiment as expressed in a vote on a substantially identical proposal at the company’s 2020 Annual Meeting and after extensive engagement with the company’s top stockholders throughout the fall of 2020, the Board adopted a policy to require the Chair of the Board to be an independent director unless the appointment of an independent Chair would be inconsistent with the directors’ fiduciary duties (as described below). The policy is prospective and will be applied upon the next CEO transition. Applying the policy at this time would violate the terms of Mr. Almeida’s offer letter.

The full text of this independent chair policy can be found in Section 3 of Baxter’s Corporate Governance Guidelines, which are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Corporate Governance Guidelines.” As a result, the Board believes that it has substantially adopted the policy requested by the proposal.

The Board sought feedback and carefully considered the views of the company’s stockholders in adopting the proposal.

As mentioned above, after a similar proposal received approximately 55% support at the company’s 2020 Annual Meeting, the Board carefully considered how to respond to the proposal, including by seeking feedback from the company’s major stockholders as part of the company’s ongoing stockholder outreach program. In the spring and fall of 2020, management and members of the Board, including Mr. Stallkamp and Mr. Stroucken, spoke with stockholders representing over 40% of the company’s outstanding shares (calculated as of December 31, 2020), including a number of investors which had supported the 2020 proposal. Nearly all of the stockholders with whom Messrs. Stallkamp and Stroucken and company management met in the fall of 2020 expressed support for the company’s independent chair policy (as proposed) and stated they believe it is sufficiently responsive to the proposal that passed. The full Board reviewed the feedback received from stockholders and other key stakeholders and, on November 16, 2020, implemented the independent chair policy, in a form substantially similar to what had been described to investors during the company’s fall 2020 corporate governance outreach (as described above).

The Board’s approach strikes an appropriate balance to transition to a new Board leadership structure.

In adopting the new independent chair policy, the Board and some of the company’s stockholders were concerned about the unintended consequences or disruptions that may occur if the Chair and CEO roles were split and an independent chair was appointed immediately. Consistent with the terms of this proposal, and Mr. Almeida’s existing employment agreement, the Board’s independent chair policy applies prospectively, thus providing the Board with an appropriate succession period to change its leadership structure and allowing the company to continue to benefit from Mr. Almeida’s extensive experience in the medical products industry and his integral role in unifying company employees behind the company’s current long-range strategy and ongoing culture transformation activities.

Until an independent chair is appointed (and during any periods in which the Board does not have an independent chair), the Board continues to have a Lead Independent Director role with robust oversight and leadership responsibilities. In February 2021, the company announced that Mr. Stroucken was appointed as the Board’s new Lead Independent Director. As the Lead Independent Director, Mr. Stroucken provides effective oversight and important leadership. For example, as the Lead Independent Director, Mr. Stroucken’s duties include, among many others, the following:

•	presiding at all Board executive sessions and all meetings of the Board when the Chair is not present;
•	acting as principal liaison between the independent directors and the Chair and CEO;
•	reviewing and approving meeting agendas for the Board and working with the Chair and CEO to facilitate timely and appropriate information flow to the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	having the authority to call meetings of the independent directors;
•	in consultation with the chair of the Nominating, Corporate Governance & Public Policy Committee, leading the annual performance evaluation of the Chair and CEO (as applicable);

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Stockholder Proposals	95

•	in consultation with the chair of the Nominating, Corporate Governance & Public Policy Committee, leading the CEO succession process;
•	engaging with Baxter’s stockholders on selected topics including strategy and performance, corporate governance, executive compensation and other environmental, social and sustainability matters; and
•	serving as the contact person for interested parties to communicate directly with the independent directors.

Together, Mr. Stroucken and Mr. Almeida promote decisive leadership, ensure accountability and oversight of the company and enhance Baxter’s ability to communicate with a single and consistent voice to stockholders, customers, employees and other stakeholders.

Moreover, the Board continues to have strong corporate governance practices, policies and procedures to promote effective and independent oversight, including having regularly scheduled executive sessions and the fact that 12 out of 13 of the directors on the Board, and all directors who serve on the Board’s standing committees, are independent. Further, the Board recently appointed a new independent director (Dr. David Wilkes) and, following Dr. Gavin’s retirement from the Board, Mr. Thomas Chen became the new chair of the Nominating, Corporate Governance & Public Policy Committee (effective May 2, 2021). These actions demonstrate the Board’s ongoing commitment to Board independence and effective oversight.

As a result, the Board does not believe that any further action is necessary or appropriate and, therefore, unanimously recommends AGAINST this proposal.

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96	General Information

General Information

Questions and Answers about the Annual Meeting

Q:	Who is entitled to vote?

A:

All record holders of Baxter common stock as of the close of business on March 11, 2021 are entitled to vote. On that day, approximately 505,772,000 shares were outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;
•	By telephone, using the telephone number printed on the proxy card; or
•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:

Due to the COVID-19 pandemic, the Annual Meeting will be held only in a virtual format to provide a safe experience for our stockholders and employees. Please refer to “—Other Information—Attending the Annual Meeting” for more information.

Q:	How do I vote shares that are held by my broker?

A:

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board:

Company Proposals	Board Recommendation

• Proposal 1—Election of Directors	FOR

• Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation	FOR

• Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

• Proposal 4—Vote to Approve the Omnibus Plan	FOR

• Proposal 5—Vote to Approve the ESPP Amendment	FOR

Stockholder Proposals	Board Recommendation

• Proposal 6—Right to Act by Written Consent	AGAINST

• Proposal 7—Independent Board Chairman	AGAINST

Q:	What if I submit a proxy and later change my mind?

A:

If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or voting online during the Annual Meeting.

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Q:	What happens if other matters are raised at the meeting?

A:

If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•

Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present virtually or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:

Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q:	What constitutes a quorum?

A:

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting virtually or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes and what effect do they have?

A:

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, under “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Compensation,” “Proposal 4—Vote to Approve the Omnibus Plan,” “Proposal 5—Vote to Approve the ESPP Amendment,” “Proposal 6—Right to Act by Written Consent” or “Proposal 7—Independent Board Chair.”

Q:	What effect does an abstention have?

A:

Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy

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98	General Information

materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:

The proxy card covers all shares held by you of record (registered in your name). If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:

Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:

Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

General Information	99

Other Information

Attending the Annual Meeting

The 2021 Annual Meeting will be held on Tuesday, May 4, 2021 at 9 a.m., Central Time. Online access to the meeting will begin at 8:30 a.m., Central Time. Due to the COVID-19 pandemic, the Annual Meeting will be held only in a virtual format to provide a safe experience for our stockholders and employees. You can attend the meeting by accessing www.virtualshareholdermeeting.com/BAX2021 and entering the 16-digit control number on the proxy card or notice of availability of proxy materials you previously received; if you hold your shares in “street name” (i.e., through an account at a broker or other nominee), please follow your broker’s or nominee’s instructions you previously received to obtain your 16-digit control number or otherwise attend through the broker or nominee. A list of Baxter’s stockholders of record will be available for examination by stockholders on the meeting website during the meeting. If you have other questions about attending the Annual Meeting, please contact Investor Relations at 224-948-3085 or Global_CORP_Investor_Relations@baxter.com.

Asking Questions

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 9 a.m., Central Time, on April 30, 2021, and until 11:59 p.m., Central Time, on May 3, 2021, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, you will be able to submit questions live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/BAX2021, typing your question into the “Ask a Question” field, and clicking “Submit.”

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If any questions pertinent to meeting matters cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at https://investor.baxter.com. The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

Voting Shares at the Virtual Meeting

If you have not voted your shares prior to the meeting, you will be able to vote your shares electronically at the 2021 Annual Meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy statement.

Attending the Virtual Meeting as a Guest

If you would like to attend the meeting as a guest in listen-only mode, please access www.virtualshareholdermeeting.com/BAX2021 and enter the information requested on the screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Stockholder Proposals for the 2022 Annual Meeting

Any stockholder who intends to present a proposal at the 2022 Annual Meeting of Stockholders and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 23, 2021 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Baxter’s common stock for at least three years have the ability to submit director nominees (up to the greater of two and 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Baxter’s Bylaws. Notice of these proposals must be received no earlier than October 24, 2021 and no later than November 23, 2021 and must include the information required for any Access Proposal (as defined in the Bylaws).

To be eligible for consideration at the 2022 annual meeting of stockholders, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) and any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in Baxter’s

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100	General Information

Bylaws. These procedures require, among other things, that any such proposal or nomination to be received by the Corporate Secretary between January 4, 2022 and February 3, 2022. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $20,500 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-500, (888) 359-8645.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

BAXTER INTERNATIONAL INC.

2021 Annual Meeting of Stockholders

May 4, 2021

9:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/BAX2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Form 10-K are available at www.proxyvote.com.

D39253-P47687

BAXTER INTERNATIONAL INC.

Annual Meeting of Stockholders

May 4, 2021 9:00 AM Central Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jose Almeida, Sean Martin and Ellen Bradford, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BAXTER INTERNATIONAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 4, 2021, held virtually at www.virtualshareholdermeeting.com/BAX2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

BAXTER INTERNATIONAL INC.

ONE BAXTER PARKWAY

DEERFIELD, IL 60015

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 3, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BAX2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 3, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39252-P47687                     KEEP THIS PORTION FOR YOUR RECORDS

— — —— — — — — — — — —  — — — — — — — — — — — — —— — — — — — — —  — — — — — — — — — — — — — —— — — — — — —  — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  BAXTER INTERNATIONAL INC.

       The Board of Directors recommends you vote FOR the

       following:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	José (Joe) Almeida	☐	☐	☐

	1b.	Thomas F. Chen	☐	☐	☐

	1c.	John D. Forsyth	☐	☐	☐

	1d.	Peter S. Hellman	☐	☐	☐

	1e.	Michael F. Mahoney	☐	☐	☐

	1f.	Patricia B. Morrison	☐	☐	☐

	1g.	Stephen N. Oesterle	☐	☐	☐

	1h.	Cathy R. Smith	☐	☐	☐

	1i.	Thomas T. Stallkamp	☐	☐	☐

	1j.	Albert P.L. Stroucken	☐	☐	☐

	1k.	Amy A. Wendell	☐	☐	☐

	1l.	David S. Wilkes	☐	☐	☐

The Board of Directors recommends you vote FOR		For	Against	Abstain
proposals 2, 3, 4 and 5.

2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

3.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

4.	Vote to Approve the Omnibus Plan	☐	☐	☐

5.	Vote to Approve the ESPP Amendment	☐	☐	☐

The Board of Directors recommends you vote AGAINST		For	Against	Abstain
proposals 6 and 7.

6.	Stockholder Proposal - Right to Act by Written Consent	☐	☐	☐

7.	Stockholder Proposal - Independent Board Chairman	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2021 Incentive Plan	A- 1

Baxter International Inc.

2021 Incentive Plan

Effective May 4, 2021

1. Purpose. The purpose of the Baxter International Inc. 2021 Incentive Plan is to increase shareholder value and provide a means to advance the interests of the Company and other members of the Company Group by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, advisors and other persons providing services to the Company.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “Absolute Share Limit” has the meaning given such term in Section 5(a) of the Plan.

(b) “Accounting Firm” has the meaning given such term in Section 14(x) of the Plan.

(c) “Adjustment Event” has the meaning given such term in Section 12(a) of the Plan.

(d) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(e) “Award Agreement” means the document(s) or other terms and conditions in a form specified by the Committee by which each Award is evidenced, which may be in written, electronic or in any other form as specified by the Committee.

(f) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, deferred stock, deferred stock units, performance shares, performance share units, Performance Compensation Award, Other Stock-Based Award, Other Cash-Based Award or any other award granted under this Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means (i) the willful and continued failure by the Participant to substantially perform their duties with a member of the Company Group that has not been cured within thirty (30) days after written demand for substantial performance is delivered by the member of the Company Group, which demand specifically identifies the manner in which the Participant has not substantially performed (other than any such failure resulting from the Participant’s incapacity due to Disability), or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company Group, monetarily, reputationally, or otherwise. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company Group. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Cause” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement. The Company shall make the determination as to whether a Termination is for Cause, and such determination shall be binding, final and conclusive on all concerned.

(i) “Change in Control” means the first to occur of any of the following: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or the entity surviving such merger or consolidation or (B) if there is no such parent, of the Company or such surviving entity; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, during any period of twelve (12) consecutive months beginning on or after the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual

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A- 2	2021 Incentive Plan

or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or the entity surviving such merger or consolidation or (B) if there is no such parent, of the Company or such surviving entity; or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or of the entity to which such assets are sold or disposed or (B) if there is no such parent, of the Company or such entity.

Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if such Change in Control also constitutes a “change in control event” under Section 409A of the Code.

(j) “Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company Group (or a member thereof) and a Participant or Company Group plan covering a Participant that provides for severance benefits upon a voluntary Termination for good reason or involuntary Termination without cause in connection with a Change in Control of the Company and that has been approved by the Board or the Committee.

(k) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(l) “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(m) “Common Stock” means the common stock, par value $1.00 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged), as adjusted as set forth hereunder.

(n) “Company” means Baxter International Inc., a Delaware corporation, and any successor thereto.

(o) “Company Group” means, collectively, the Company and its Subsidiaries.

(p) “Date of Grant” means the date as of which an Award is approved and as provided in the Award Agreement governing such Award, or such later date as may be required by applicable local law in the case of an Award granted to a Participant outside of the United States.

(q) “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(r) “Disability” means a condition entitling the Participant to receive benefits under a long-term disability plan of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the occupation at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee (or designee) in its sole and absolute discretion.

(s) “Effective Date” has the meaning set forth in Section 3 of the Plan.

(t) “Eligible Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the

 | 2021 Annual Meeting of Stockholders and Proxy Statement

2021 Incentive Plan	A- 3

Exchange Act; and (ii) with respect to actions undertaken to comply with the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(u) “Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act. Prospective employees, directors, consultants or advisors who have accepted offers of employment or consultancy from a member of the Company Group are also Eligible Persons for purposes of the Plan.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(w) “Excise Tax” has the meaning given such term in Section 14(x) of the Plan.

(x) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(y) “Fair Market Value” of one (1) share of Common Stock means, as of any date and except as otherwise provided by the Committee, the closing sale price of a share of Common Stock as reported on the NYSE Composite Tape (or if the Common Stock is not traded on the NYSE, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of shares of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of shares of Common Stock that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such shares of Common Stock are sold.

(z) “Full Value Award” is a grant of one (1) or more shares of Common Stock or a right to receive one (1) or more shares of Common Stock in the future, including Restricted Stock, Restricted Stock Units, deferred stock, deferred stock units, performance shares, performance share units and any dividend equivalents.

(aa) “GAAP” means generally accepted accounting principles.

(bb) “Good Reason” means the occurrence (without the Participant’s express written consent) of any of the following: (i) reduction by the Company in the Participant’s annual base salary as in effect on the Date of Grant or as the same may be increased from time to time; (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as in effect immediately prior to the change; or (iii) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due. The Participant shall not be deemed to have resigned for Good Reason unless (i) the Participant provides written notice to the Company of the existence of the Good Reason event within sixty (60) days after its initial occurrence, (ii) the Company fails to cure such Good Reason event within thirty (30) days after receipt of such notice, and (iii) the Participant effectively terminates employment within one-hundred twenty (120) days following the occurrence of the non-cured Good Reason event. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Good Reason” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

(cc) “Immediate Family Members” has the meaning given such term in Section 14(b)(ii) of the Plan.

(dd) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

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A- 4	2021 Incentive Plan

(ee) “Indemnifiable Person” has the meaning given such term in Section 4(e) of the Plan.

(ff) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(gg) “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(hh) “NYSE” means the New York Stock Exchange.

(ii) “Option” means an Award granted under Section 7 of the Plan.

(jj) “Option Period” has the meaning given such term in Section 7(c)(ii) of the Plan.

(kk) “Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is payable without reference to the value of Common Stock (including, without limitation, a cash incentive award).

(ll) “Other Stock-Based Award” means an Award granted under Section 10 of the Plan that is payable by reference to the value of Common Stock.

(mm) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(nn) “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(oo) “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan.

(pp) “Performance Goals” means, for a Performance Period, one (1) or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(qq) “Performance Period” means the one (1) or more periods of time, as the Committee may select, over which the attainment of one (1) or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(rr) “Permitted Transferee” has the meaning given such term in Section 14(b)(ii) of the Plan.

(ss) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) any member of the Company Group, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(tt) “Plan” means this Baxter International Inc. 2021 Incentive Plan, as it may be amended from time to time.

(uu) “Prior Plan” has the meaning set forth in Section 3 of the Plan.

(vv) “Prior Plan Effective Date” means February 16, 2015.

(ww) “Qualifying Termination” means a Termination of a Participant’s employment or service with a Successor Company and its Subsidiaries without Cause, or by the Participant for Good Reason, upon or within twenty-four (24) months of a Change in Control.

(xx) “Restricted Stock” means a share of Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

 | 2021 Annual Meeting of Stockholders and Proxy Statement

2021 Incentive Plan	A- 5

(yy) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(zz) “SAR Period” has the meaning given such term in Section 8(c)(ii) of the Plan.

(aaa) “Section 409A of the Code” has the meaning given such term in Section 14(v)(i) of the Plan.

(bbb) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(ccc) “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable (or any Successor Company, to the extent applicable).

(ddd) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(eee) “Strike Price” has the meaning given such term in Section 8(b) of the Plan.

(fff) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(ggg) “Substitute Awards” has the meaning given such term in Section 5(d) of the Plan.

(hhh) “Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5 shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(iii) “Successor Company” means an acquiring company or successor to the Company, or the surviving company of a Change in Control, or, if any, the parent or holding company thereof.

(jjj) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient.

(kkk) “Vesting Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

3. Effective Date; Duration. The Plan shall become effective on May 4, 2021, the date on which the Plan is approved by the Company’s shareholders (the “Effective Date”), subject to such approval. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards; and, provided further, that in no event may an Incentive Stock Option be granted more than ten years after the earlier of (a) the date of the adoption of the Plan by the Board or (b) the Effective Date. If the Plan is not approved by shareholders, the Baxter International Inc. 2015 Incentive Plan (the “Prior Plan”) shall continue to remain in effect in accordance with its terms until the tenth (10th) anniversary of the Prior Plan Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Prior Plan shall continue to apply to such Awards. If the Plan is approved by shareholders, no Awards shall be made under the Prior Plan after the Effective Date; provided, however, that Awards then outstanding under the Prior Plan shall not be affected, and the terms and conditions of the Prior Plan shall continue to apply to such Awards.

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4. Administration.

(a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (x) adopt Sub-Plans.

(c) Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one (1) or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for the exemptions provided by Rule 16b-3 under the Exchange Act will be taken only by the Board or by a committee or subcommittee of two (2) or more Eligible Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as an Eligible Director shall not invalidate any action that is otherwise valid under the Plan.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan, any Award granted or any Award Agreements evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any other member of the Company Group, any Participant, any holder or beneficiary of any Award and any shareholder of the Company. To the extent provided by the Committee, any Award may be settled in cash rather than in shares of Common Stock.

(e) No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including legal fees and expenses) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award granted hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the

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Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Person harmless.

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, as of the Effective Date, the maximum number of shares of Common Stock subject to Awards that may be delivered under the Plan is 35,000,000 shares of Common Stock, plus any shares of Common Stock that are available under the Prior Plan on the Effective Date (collectively, the “Absolute Share Limit”); (ii) subject to Section 12 of the Plan, no more than 5,000,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year in respect of such Non-Employee Director’s service on the Board, shall not exceed $1,500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). No awards shall be granted under the Prior Plan following the Effective Date.

(b) Except as otherwise provided herein and other than with respect to Substitute Awards, any shares of Common Stock subject to an Award which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of shares of Common Stock (including shares of Common Stock attributable to Awards that are settled in cash) shall again be available under the Plan. Shares of Common Stock subject to an Award under the Plan may not again be made available for issuance under the Plan if such shares of Common Stock are: (i) shares of Common Stock that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) shares of Common Stock delivered to or withheld by the Company to pay the Exercise Price, the Strike Price, or the withholding taxes related to an outstanding Award; or (iii) shares of Common Stock repurchased on the open market with the proceeds of an Option exercise. Any shares of Common Stock subject to a Full Value Award shall be counted against the Absolute Share Limit as three (3) shares of Common Stock for every one (1) share of Common Stock issued in connection with such Award. If shares of Common Stock subject to any such Full Value Award are forfeited, cancelled, surrendered, or terminated without issuance of shares of Common Stock and would otherwise return to the Plan pursuant to this Section 5(b), three (3) times the number of shares of Common Stock so forfeited, cancelled, surrendered or terminated shall again be available for issuance under the Plan.

(c) Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

(d) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not

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reduce the number of shares of Common Stock available for issuance under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 5(b) above); provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company Group prior to such acquisition or combination. Except as expressly provided by the terms of this Plan, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of any member of the Company Group convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

6. Eligibility. Participation in the Plan shall be limited to Eligible Persons. The Committee shall determine and designate, from time to time, from among the Eligible Persons those persons who will be granted Awards under the Plan and who will become Participants, and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant.

7. Options.

(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, in written or electronic form, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant), or if greater, the par value of a share of Common Stock (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c) Vesting and Expiration.

(i) Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, subject to the terms of the Plan.

(ii) Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the earlier of (i) the thirtieth (30th) day following the expiration of such prohibition and (ii) the expiration of the original Option Period. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

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(iii) In the sole discretion of the Committee, any Option that is exercisable but unexercised as of the day immediately before the expiration of the Option Period may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the Exercise Price is less than the Fair Market Value of a share of Common Stock on that date. In the event of an automatic exercise, payment of the Exercise Price and any applicable tax withholdings shall be made by a “net exercise” procedure as described in Section 7(d)(ii)(B) below.

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised in whole or in part (but with respect to whole shares of Common Stock only) by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances ); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for not less than six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (A) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (B) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two (2) years after the Date of Grant of the Incentive Stock Option or (B) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(f) Post-Exercise Limitations. The Committee, in its discretion, may provide in an Award Agreement such restrictions on shares of Common Stock acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, share of Common Stock ownership by the Participant and such other factors as the Committee determines to be appropriate.

(g) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8. Stock Appreciation Rights.

(a) General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

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(c) Vesting and Expiration.

(i) A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such events as determined by the Committee, subject to the terms of the Plan.

(ii) SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the earlier of (i) the thirtieth (30th) day following the expiration of such prohibition and (ii) the expiration of the original SAR Period.

(iii) In the sole discretion of the Committee, any SAR that is exercisable but unexercised as of the day immediately before the expiration of the SAR Period may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the Strike Price is less than the Fair Market Value of a share of Common Stock on that date. In the event of an automatic exercise, payment of the Strike Price and any applicable tax withholdings shall be made as described in Section 8(e) below.

(d) Method of Exercise. SARs which have become exercisable may be exercised in whole or in part (but with respect to whole shares of Common Stock only) by written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. The exercise of a SAR granted in connection with an Option shall cancel the corresponding tandem SAR or Option right with respect to such share of Common Stock, and vice versa.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares of Common Stock subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee.

9. Restricted Stock and Restricted Stock Units.

(a) General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (if required by the Committee) an Award Agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder of Common Stock with respect to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock; provided, that the Committee may determine that dividends credited with respect to any shares of Restricted Stock will be subject to the same restrictions (whether time- and/or performance-based) applicable to the underlying shares of Restricted Stock, and held by the Company and delivered (without interest) to the Participant at the time that the restrictions on such Restricted Stock lapse (and that the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent that shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all

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rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a shareholder as to Restricted Stock Units.

(c) Vesting. Restricted Stock and Restricted Stock Units shall vest, and any applicable Vesting Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee, subject to the terms of the Plan.

(d) Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Vesting Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or his or her beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Vesting Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii) Unless provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Vesting Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or his or her beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part shares of Common Stock and part cash, as the case may be) beyond the expiration of the Vesting Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in settlement of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of Common Stock as of the date on which the Vesting Period lapsed with respect to such Restricted Stock Units. To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalents (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate, and subject to such terms, as determined by the Committee. Any accumulated dividend equivalents (and interest thereon, if applicable) may be subject to the same restrictions (whether time- and/or performance-based) applicable to the underlying Restricted Stock Units. In the event that the dividend equivalents are subject to the same restrictions applicable to the underlying Restricted Stock Units, the dividend equivalents will be held by the Company and delivered at the same time as the underlying Restricted Stock Units are settled following the date on which the Vesting Period lapses with respect to such Restricted Stock Units (and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalents (or interest thereon, if applicable)). An Award Agreement may also provide that dividend equivalents on Restricted Stock Units will be reinvested in additional Restricted Stock Units.

(e) Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE BAXTER INTERNATIONAL INC. 2021 INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN BAXTER AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF BAXTER.

10. Other Stock-Based Awards and Other Cash-Based Awards. The Committee may issue Other Stock-Based Awards and Other Cash-Based Awards, including, without limitation, (a) unrestricted Common Stock, (b) rights to receive grants of Awards at a future date, (c) other Awards denominated in Common Stock, valued by reference to, or that are otherwise based on the Fair Market Value per share of Common Stock, including, without limitation, performance shares, performance units, or performance share units,

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or (d) cash incentive awards or other Awards denominated in cash (and payable in cash or, in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine (including, without limitation, Awards that are contingent on the achievement of Performance Goals over a specified Performance Period established by the Committee, or other restrictions and contingencies determined by the Committee, including provisions relating to deferred payment). Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award Agreement, and each Other Cash-Based Awards shall be evidenced in such form as the Committee may determine from time to time. Each Other Stock-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 14(a) of the Plan.

11. Performance Compensation Awards.

(a) General. The Committee shall have the authority, at or before the time of grant of any Award, to designate such Award as a Performance Compensation Award.

(b) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and any other applicable terms and conditions.

(c) Performance Criteria.

(i) The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one (1) or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and may include, but are not limited to, any of the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expenses, research and development, restructuring or other special or unusual items, interest, tax expenses, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like; (xi) any other objective or subjective performance criteria specified by the Committee; or (xii) any combination of the foregoing.

(ii) The Committee may specify any reasonable definition of the Performance Criteria that it uses, and any one (1) or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one (1) or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one (1) or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this Section 11(c).

(d) Modification of Performance Goal(s). The Committee shall have the authority to specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary

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nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; (x) a change in the Company’s fiscal year; and (xi) any other adjustments specified by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render Performance Goals to be unsuitable, the Committee may modify such Performance Goals, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted, or transferred to a different business unit or function during a Performance Period, the Committee may determine that the Performance Goals or Performance Period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Committee.

(e) Payment of Performance Compensation Awards.

(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. Unless otherwise provided in the applicable Award Agreement or as may otherwise be determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period, and in so doing, the Committee may make such adjustments to the amount of the Performance Compensation Award earned as it determines in its sole discretion.

(iv) Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11.

12. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (except Other Cash-Based Awards):

(a) General. In the event (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock, or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, affects the shares of Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to prevent a substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder, (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan, and (C) the terms of any outstanding Award (subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code), including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the

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Exercise Price or Strike Price with respect to any Award, or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Without limiting the generality of the foregoing, in connection with an Adjustment Event, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (I) in exchange for payment in cash, property, or other securities, in the Committee’s sole discretion, having an aggregate Fair Market Value of the shares of Common Stock covered by such Award, reduced by the aggregate Exercise Price, Strike Price, or purchase price thereof, if any, and (II) with respect to any Awards for which the Exercise Price, Strike Price, or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 12(a) shall comply with the rules of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Section 422 of the Code. Any adjustment made under this Section 12 shall be conclusive and binding for all purposes.

(b) Change in Control. Except as otherwise determined by the Committee at the time of a Change in Control or as provided in an Award Agreement or a Change in Control Agreement, in the event of a Change in Control of the Company, the following provisions will apply:

(i) No Award that is not otherwise vested or exercisable shall become vested or exercisable solely as the result of the occurrence of a Change in Control, except as otherwise determined by the Committee in accordance with Section 12(a)(I) in the case of a Change in Control that results in the Company no longer being a publicly traded corporation, or in the assets or stock of the Company being transferred to a successor that does not agree to assume the Company’s obligations under outstanding Awards; and

(ii) If the Participant experiences a Qualifying Termination, the Participant’s Awards shall be fully vested and, in the case of an Option or SAR, shall remain exercisable until the original expiration date of the Option or SAR; provided that in the case of an Award the vesting of which is based in whole or part upon the attainment of Performance Goals, the Performance Goals shall be deemed to have been met at the target level. The Committee may require a Participant to enter into an agreement containing restrictive covenants, including without limitation, covenants not to compete, not to solicit customers or employees, not to make use of confidential information, not to disparage the Company, or to cooperate with the Company in responding to claims about which the Participant has knowledge, as a condition to the application of the provisions of this Section 12(b)(ii).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 12, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to his or her Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

13. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if: (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (provided that adjustments made pursuant to Section 12(a) shall not be subject to this limitation); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 13(b) of the Plan without shareholder approval.

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(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided that, other than pursuant to Section 12, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

14. General.

(a) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom the Award was granted, and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b) Nontransferability.

(i) Each Award shall be exercisable only by such Participant to whom the Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (including, without limitation, except as may be prohibited by applicable law, pursuant to a domestic relations order) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any other member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules and procedures as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with Section 14(b)(ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or

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otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Dividends and Dividend Equivalents. The Committee, in its sole discretion, may provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding Options or SARs. The Committee may determine to subject any dividends, dividend equivalents or other similar payments to the same restrictions (whether time- and/or performance-based) applicable to the underlying Award, and in such case, such amounts shall be held by the Company and delivered to the Participant (with or without interest, as the Committee may determine in its sole discretion) at the time that the underlying Award is settled (and the right to any such accumulated dividends, dividend equivalents, or other similar payments shall be forfeited upon the forfeiture of the Award to which such amounts relate).

(d) Special Director Provisions. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to Non-Employee Directors shall be made in accordance with the terms of the Baxter International Inc. Non-Employee Director Compensation Plan, as amended, and all such awards shall be deemed to be made under the Plan.

(e) Tax Withholding.

(i) A Participant shall be required to pay to the Company or any other member of the Company Group, and the Company or any other member of the Company Group shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding or any other applicable taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may (but is not obligated to), in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been held by the Participant for not less than six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP) having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability; provided that with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the maximum required statutory withholding liability.

(f) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and his or her participation in the Plan.

(g) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or any other member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant

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any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company and any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(h) International Participants. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may, in its sole discretion, amend the terms of the Plan or any outstanding Awards with respect to such Participants and make such modifications, amendments, procedures and Sub-Plans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company Group operates or has employees or to obtain more favorable tax or other treatment for a Participant, the Company or any other member of the Company Group.

(i) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one (1) or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If more than one (1) beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such beneficiary per capita. If no beneficiary designation is filed by a Participant, or if the designated beneficiary is not surviving when a payment is to be made under the Plan, the beneficiary shall be the Participant’s estate.

(j) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one (1) Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(k) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(l) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under

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the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any other member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company or any other member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any other member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, or the underlying shares in respect thereof.

(m) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(n) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(o) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable (including, without limitation, the granting of equity awards other than under this Plan) and such arrangements may be either applicable generally or only in specific cases.

(p) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any other member of the Company Group, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are

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made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(q) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company or any other member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(r) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company Group except as otherwise specifically provided in such other plan or as required by applicable law.

(s) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflicts of law provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF HIS OR HER RIGHTS OR OBLIGATIONS HEREUNDER.

(t) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(u) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(v) Section 409A of the Code.

(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan be exempt from or, in the alternative, comply with Section 409A of the Code and any Treasury Regulations promulgated thereunder (collectively, “Section 409A of the Code”), and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group guarantees that Awards under the Plan will comply with Section 409A of the Code or shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that the Committee determines in good faith constitutes “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six (6)-

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month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(iv) The Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Section 409A of the Code but is under no obligation to make any changes to any Awards to cause such compliance.

(w) Clawback/Forfeiture.

(i) All Awards shall be subject to reduction, cancellation, forfeiture or recoupment (A) to the extent necessary to comply with (I) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time (including the Company’s Executive Compensation Recoupment Policy, as amended from time to time); and (II) applicable law, including, but not limited to, the applicable rules and regulations of the Securities and Exchange Commission and the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, and (B) as the Committee may specify in an Award Agreement, upon the occurrence of other specified events, including, without limitation, failure to remit the amounts necessary to satisfy the Participant’s tax withholding obligations, Termination for Cause, Termination of the Participant’s provision of services to the Company or any other member of the Company Group, violation of material policies of any member of the Company Group, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any other member of the Company Group.

(ii) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(iii) To the extent that any policy adopted by the Company in order to comply with regulations issued pursuant to Section 10D of the Exchange Act, as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires any Participant to forfeit any Award, or repay any amount paid with respect to any Award, such policy shall be deemed incorporated into all outstanding Awards to the extent required by such regulations, and all Participants subject to such regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Award Agreement as determined by the Committee to be necessary or appropriate to comply with such regulations.

(x) Section 280G. If any payment or benefit received or to be received by a Participant (including any payment or benefit received pursuant to this Plan or otherwise) would be, in whole or in part, subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments or benefits provided under this Plan or any other agreement pursuant to which the Participant receives payments that give rise to the Excise Tax will either be (i) paid in full, or (ii) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. The Company shall reduce or eliminate the payments in the following order of priority in a manner consistent with Section 409A of the Code: (A) first by reducing cash compensation, (B) next from equity compensation, and then (C) pro rata among all remaining payments and benefits, in each case, in reverse order beginning with payments that are to be paid the

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2021 Incentive Plan	A- 21

farthest in time from the determination. The Participant shall receive the greater, on an after-tax basis, of (i) or (ii). In no event will the Company be required to gross up any payment or benefit to the Participant to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any parachute payment calculation will be made in writing by the Accounting Firm (as defined below), whose calculations will be conclusive and binding upon the Company and the Participant for all purposes. The Company and the Participant will furnish to the Accounting Firm such information and documents as they may reasonably request in order to make a parachute payment determination. The Accounting Firm also will provide its calculations, together with detailed supporting documentation, both to the Company and to the Participant, before making any payments that may be subject to the Excise Tax. For purposes of this Plan, “Accounting Firm” shall mean the then-current independent auditors of the Company or such other nationally recognized certified public accounting firm as may be designated by the Company.

(y) Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company or any other member of the Company Group, as applicable, and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(z) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

investor.baxter.com

Employee Stock Purchase Plan	B- 1

Baxter International Inc.

Employee Stock Purchase Plan

(As Amended and Restated Effective July 1, 2021)

Article I-History and Purpose

1.1. History and Purpose

Baxter International Inc. (“Baxter”) previously maintained the Baxter International Inc. Employee Stock Purchase Plan for United States Employees (the “US Plan”) and the Baxter International Inc. Employee Stock Purchase Plan for International Employees (the “International Plan”, together with the US Plan, the “Prior Plans”). The Prior Plans were established to provide a method whereby certain employees of Baxter and its participating subsidiary corporations would have an opportunity to acquire a proprietary interest in Baxter through the purchase of shares of the Common Stock of Baxter (“Stock”). Effective as of July 1, 2011, the International Plan was merged within and into the US Plan in the form of the “Baxter International Inc. Employee Stock Purchase Plan” (the “Plan”). The following provisions constitute an amendment and restatement of the Plan effective as of July 1, 2021 (the “Effective Date”); provided, however, that no Offerings shall commence hereunder unless and until the Plan is approved by Baxter’s shareholders. Any capitalized terms used in the Plan shall have the meaning indicated herein.

Article II-Definitions

2.1. Base Pay

“Base Pay” shall mean (other than amounts paid after termination of employment, even if such amounts are paid for pre-termination date services) regular straight-time earnings plus commissions (where legally permissible and administratively feasible) and payments in lieu of regular earnings and, for a Non-423 Offering (as described herein), any legally mandated bonus or other pay.

2.2. Committee

“Committee” shall mean the individuals appointed to administer the Plan as described in Article IX.

2.3. Conversion Rate

“Conversion Rate” shall mean with respect to any non-U.S. currency, the rate established by Baxter’s Corporate Treasury Department for purposes of converting such currency to United States dollars.

2.4. Eligible Employee

“Eligible Employee” means any employee of Baxter or a participating Subsidiary. The Committee shall designate the Subsidiaries that shall be eligible to participate in the Plan, and the Subsidiaries whose employees are Eligible Employees with respect to each Offering. Unless otherwise specified by the Committee, all Eligible Employees of U.S. Subsidiaries (and no others) are eligible to participate in each Section 423 Offering, and all Eligible Employees of participating non-U.S. Subsidiaries (and no others) are eligible to participate in a Non-423 Offering.

2.5. Enrollment Period

“Enrollment Period” shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription. Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the fifteenth day of the month immediately preceding the Offering Commencement Date or, if such day is not a business day, the immediately preceding business day, and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering.

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B- 2	Employee Stock Purchase Plan

2.6. Fair Market Value

“Fair Market Value” means, as of any given date, (i) the closing sales price for the Common Stock on the applicable date as quoted on the New York Stock Exchange or, if no sale occurred on such date, the closing price reported for the first Trading Day immediately prior to such date during which a sale occurred.

2.7. Offering Commencement Date

“Offering Commencement Date” shall mean July 1, 2021 and, unless determined otherwise by the Committee, the first day of each calendar quarter thereafter. Each Eligible Employee who is a Participant as of an Offering Commencement Date for an Offering shall be deemed to be granted an option to participate in Plan for that Offering in accordance with the terms hereof.

2.8 Offering

“Offering” shall mean a Section 423 Offering or a Non-423 Offering of a right to purchase shares of Stock. For the sake of clarity, the Committee may establish different Offerings for the 423 Component of the Plan and the Non-423 Component of the Plan. Only Eligible Employees of participating U.S. Subsidiaries shall participate in Section 423 Offerings and only Eligible Employees of participating non-U.S. Subsidiaries shall participate in Non-423 Offerings. For purposes of the Plan, Puerto Rico is not considered as part of the United States. Baxter intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee for such purpose (each, a “Non-423 Offering”). The provisions of the Plan shall be construed so as to extend and limit participation in a Section 423 Offering in a manner consistent with the requirements of Code Section 423. Except as otherwise provided herein, a Non-423 Offering will be operated and administered in the same manner as a Section 423 Offering.

2.9. Offering End Date

Unless otherwise determined by the Committee, “Offering End Date” shall mean, with respect to each Offering, the day preceding the end of the second anniversary following the Offering Commencement Date for such Offering.

2.10. Participant

“Participant” shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.11. Plan

“Plan” shall mean the Baxter International Inc. Employee Stock Purchase Plan, as amended from time to time.

2.12. Purchase Date

Unless otherwise determined by the Committee, “Purchase Date” shall mean with respect to any Offering, the last day of each calendar month during the period beginning with the Offering Commencement Date for such Offering and ending with the Offering End Date; provided, however, if any such day is not a business day on which trading occurs, the Purchase Date shall be the nearest prior business date on which shares of Stock are traded.

2.13. Subscription

“Subscription” shall mean an Eligible Employee’s authorization for payroll deductions (or contributions in an alternative form, as determined by the Committee, in the event payroll deductions are impermissible under applicable law) made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.2 or otherwise in accordance with the Plan, each Subscription shall be in effect for 24 months. No more than one Subscription may be in effect for an Eligible Employee during any calendar quarter.

2.14. Subsidiary

“Subsidiary” shall mean any present or future corporation that would be a “subsidiary corporation” of Baxter as that term is defined in Section 424 of the U.S. Internal Revenue Code. A “U.S. Subsidiary” means a Subsidiary that is incorporated in the United States (not

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Employee Stock Purchase Plan	B- 3

including Puerto Rico), and substantially all of the employees of which are citizens of the United States or resident aliens for tax purposes, and a “non-U.S. Subsidiary” is any Subsidiary that is not a U.S. Subsidiary.

2.15. Tax-Related Items

“Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participant’s participation in the Plan.

Article III-Eligibility and Participation

3.1. Initial Eligibility

Any individual who is an Eligible Employee on an Offering Commencement Date shall be eligible to participate in the Plan, subject to the terms and conditions of the Plan.

3.2. Non-U.S. Eligible Employees

An Eligible Employee who works for a non-U.S. Subsidiary and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

3.3. Leave of Absence

For purposes of participation in the Plan and subject to the discretion of the Committee, a Participant on a leave of absence shall be deemed to be an employee during the period the Participant’s right to reemployment is guaranteed by statute or contract. If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave (unless otherwise determined by the Committee or required by applicable law), but any amounts then credited to the Participant’s account may be used to purchase shares of Stock on the next applicable Purchase Date. If such a Participant returns to active status, payroll deductions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant’s return to active status. If the Participant does not return to active status within the guaranteed reemployment period, the Participant shall be treated as having terminated employment for all purposes of the Plan. If such individual later returns to active employment as an Eligible Employee, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.4. Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an option to participate in the Section 423 Offering under the Plan:

(a)

if, immediately after the grant, such Eligible Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of Baxter and its Subsidiaries (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Eligible Employee);

(b)

if, immediately after the grant, the Eligible Employee’s rights to purchase stock under all employee stock purchase plans of Baxter and its Subsidiaries to accrue at a rate which exceeds USD 25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding (as specified in Section 423(b)(8) of the Code); or

(c)	which permits the Eligible Employee to purchase more than 10,000 shares of Stock with respect to any Offering.

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B- 4	Employee Stock Purchase Plan

3.5. Commencement of Participation

An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions (or contributions in the event payroll deductions are impermissible) for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

3.6. Participation After Rehire

An Eligible Employee’s Subscription will automatically terminate on his or her termination of employment with the Baxter or a participating Subsidiary, and the Subscription will not be reinstated if the Employee is subsequently rehired. The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering.

3.7. Transfers

Unless otherwise determined by the Committee, if an Eligible Employee transfers from a participating U.S. Subsidiary to a non-U.S. Subsidiary, the Eligible Employee’s Subscription to any current Section 423 Offering shall terminate, and such Eligible Employee may only participate in a Non-423 Offering commencing after such transfer (assuming such transfer is to a participating non-U.S. Subsidiary), by entering a Subscription during the applicable Enrollment Period for such Offering. If an Eligible Employee transfers from a participating non-U.S. Subsidiary to a U.S. Subsidiary, the Eligible Employee’s Subscription to any current Non-423 Offering shall terminate, and such Eligible Employee may only participate in a Section 423 Offering commencing after such transfer (assuming such transfer is to a participating U.S. Subsidiary), by entering a Subscription during the applicable Enrollment Period for such Offering.

A Participant whose participation in an Offering ends due to this Section 3.7 will be treated as having incurred a Termination of Employment upon transfer to allow for the application of Section 7.2.

Article IV-Offerings

4.1. Offerings

The Plan will be implemented by Offerings on the Offering Commencement Date. Eligible Employees may not have in effect more than one Subscription at a time. Except as otherwise determined by the Committee, each Offering under the Plan in which Eligible Employees of one or more participating U.S. Subsidiaries may participate will be deemed a separate Offering for purposes of Section 423 of the Code, even if the dates of the applicable offering periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering need not be identical, provided that, for the 423 Component of the Plan, the terms of the Plan and an Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

Eligible Employees may subscribe to any Offering for which they are eligible by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. If a Participant purchases shares that cause the Participant to reach the limitation set forth in Section 3.4(b) or Section 3.4(c), the Participant’s Subscription will automatically be suspended for the duration of the calendar year and will resume at the beginning of the next calendar year, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.3.

4.2. Purchase Price

Unless otherwise determined by the Committee prior to the commencement of an Offering, the price at which shares of Stock may be acquired on a Purchase Date will be eighty-five percent (85%) of the Fair Market Value of the shares of Stock on the Purchase Date.

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Employee Stock Purchase Plan	B- 5

The Committee may set a different purchase price for an Offering prior to the commencement of such Offering; provided, however, that the purchase price for a Section 423 Offering will not be less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Commencement Date or (ii) the Fair Market Value of the shares of Stock on the Purchase Date.

Article V-Contributions

5.1. Amount of Contributions

An Eligible Employee’s Subscription shall authorize payroll deductions (or contributions in an alternative form, as determined by the Committee in its sole discretion, in the event payroll deductions are impermissible under applicable law) at a rate, in whole percentages, of no less than 1% and no more than 15% of Base Pay on each payday that the Subscription is in effect.

5.2. Participant’s Account

All payroll deductions (or contributions, as applicable) made with respect to a Participant shall be credited to his or her account under the Plan. No interest will accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account, unless otherwise determined by the Committee or required by applicable law. Except as otherwise provided in this Section 5.2, Section 6.1 or Section 8.1, or as provided upon termination of the Plan, all amounts in a Participant’s account will be used to purchase Stock and no cash refunds shall be made from such account. Any amounts remaining in a Participant’s account with respect to an Offering due to the limitations of Section 3.3 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.3. Changes in Contributions

During an Offering, a Participant may change his or her level of payroll deduction (or contributions, as applicable) with respect to such Offering within the limits described in Section 5.1 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes); provided, however, if the Participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next quarterly Offering to resubscribe to the Plan. Any increases or decreases in the level of payroll deductions (or contributions, as applicable) shall be effective as soon as administratively practicable thereafter.

Article VI-Exercise of Option

6.1. Automatic Exercise

A Participant’s option for the purchase of Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The option will be exercised by using the accumulated payroll deductions (or contributions, as applicable) in the Participant’s account as of each such Purchase Date to purchase the number of full and partial shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.2 (but not in excess of the annual limitation set forth in Sections 3.3(b) or 3.3(c)). If the Participant is paid in a non-U.S. currency, the Participant’s accumulated payroll deductions shall be converted into U.S. dollars using the Conversion Rate in effect on the Purchase Date. Any accumulated payroll deductions remaining in the Participant’s account following the purchase that could not be used to purchase shares of Stock in accordance with the foregoing provisions shall be refunded to the Participant as soon as practicable.

6.2. Withdrawal From Offering

A Participant may withdraw his or her Subscription at any time (but not retroactively) during an Offering.    If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions (or contributions, as applicable) in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.1. A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering, unless otherwise determined by the Committee or required by applicable law.

investor.baxter.com

B- 6	Employee Stock Purchase Plan

6.3. Taxes

At the time a Participant’s option is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock acquired under the Plan (or any other time that a taxable event related to the Plan occurs), the Participant will make adequate provision for the payment and/or withholding of any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Committee, Baxter or a participating Subsidiary that employs the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient whole number of shares of Stock otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Stock, (c) withholding from proceeds from the sale of shares of Stock issued upon purchase, either through a voluntary sale or a mandatory sale arranged by Baxter, or (d) withholding by any other means set forth in the applicable Subscription agreement.

6.4. Delivery of Stock

Stock purchased under the Plan will be held in an account in the Participant’s name in uncertificated form until such shares are transferred to the Participant in accordance with Section 7.2 or other procedures established by the Committee. The Committee may change such accounts and the manner in which such shares are registered and held from time to time and may establish reasonable fees for the registration and custody of shares and sell shares in a Participant’s account to pay such fees. The Committee may require that until such time as a Participant disposes of shares of Stock acquired pursuant to the option granted under the Plan, the Participant shall hold all such shares of Stock in the Participant’s name and with a third-party broker/administrator designated by Baxter until the lapse of any time period(s) established by the Committee.

6.5. Conditions Upon Issuance of Shares of Stock

Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, Baxter will not be required to deliver any shares of Stock issuable upon exercise of an option under the Plan prior to the completion of any registration or qualification of the shares of Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Committee will, in its absolute discretion, deem necessary or advisable. Baxter is under no obligation to register or qualify the shares of Stock with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. If, pursuant to this Section 6.5, the Committee determines that the shares of Stock will not be issued to any Participant, any payroll deductions credited to such Participant’s account will be promptly refunded, without interest (unless required pursuant to applicable law), to the Participant, without any liability to Baxter or any of its Subsidiaries.

Article VII-Withdrawal

7.1. Effect on Subsequent Participation

A Participant’s election to withdraw from any Offering will not have any effect upon the Participant’s eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by Baxter.

7.2. Termination of Employment

Upon termination of the Participant’s employment with Baxter or a participating Subsidiary for any reason, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions credited to the Participant’s account will be used to purchase Stock on the next Purchase Date for the Offering with respect to which such deductions relate in accordance with Section 6.1. After termination of employment, any shares of Stock purchased under the Plan that have not otherwise been certificated, sold or transferred will continue to be held in the Participant’s Plan account.

Article VIII-Stock

8.1. Maximum Shares

The maximum number of shares of Stock which may be issued under the Plan (including with respect to Offerings and Subscriptions in effect as of the Effective Date under the Prior Plans), subject to adjustment upon changes in Baxter’s capitalization as provided in

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Employee Stock Purchase Plan	B- 7

Section 10.3, shall be 20,000,000 shares. If the total number of shares for which options are exercised on any Purchase Date in accordance with Article IV exceeds the maximum number of shares for the applicable Offering, the Committee shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 8.1 may be used to satisfy purchases of shares of Stock under Section 423 Offerings and Non-423 Offerings.

8.2. Participant’s Interest in Option Stock

The Participant will have no interest in Stock covered by an option under the Plan until such option has been exercised.

8.3. Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, for Section 423 Offerings, if the Participant so directs in accordance with procedures established by the Committee, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law. If the Participant was a participant in a Prior Plan prior to the Effective Date and directed that shares purchased under the Plan be registered in joint tenancy, Stock delivered under the Plan after the Effective Date will automatically be registered in joint tenancy unless such direction is changed by the Participant in accordance with procedures established by the Committee or such direction is no longer permitted under applicable local law.

8.4. Dividends

Dividends on Stock purchased under the Plan that is held in a Participant’s account shall be credited to the Participant’s account and reinvested in Stock. Unless the Participant has requested otherwise, dividend reinvestment will occur regardless of whether the Participant is currently participating in an Offering. At the Participant’s request, dividends will be paid directly to the Participant in cash. If the Participant was a participant in a Prior Plan prior to the Effective Date and elected that dividends be paid in cash, such election will remain in effect after the Effective Date unless changed by the Participant in accordance with procedures established by the Committee.

Article IX-Administration

9.1. Appointment of Committee

The Board of Directors of Baxter (the “Board”) shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan. Notwithstanding anything in the Plan to the contrary, subject to applicable law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to applicable law, no member of the Board or Committee (or its delegates) will be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee will be entitled to rely upon, and no member of the Committee will be liable for any action taken or not taken in reliance upon, information and/or advice furnished by Baxter’s officers or employees, Baxter’s accountants, Baxter’s legal counsel and any other party that the Committee deems necessary.

9.2. Authority of Committee

Subject to the express provisions of the Plan and applicable laws, the Committee shall have plenary authority in its discretion to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan; (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries of Baxter will be eligible to participate in either a Section 423 Offering or a Non-423 Offering, (iii) determine the terms and conditions of any right to purchase shares of Stock under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase shares of Stock, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 10.3 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the purchase price applicable to a right), provided that the amended right otherwise conforms to the terms of the

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B- 8	Employee Stock Purchase Plan

Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such any rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 9.3 below.

9.3. Non-U.S. Sub-Plans

Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 8.1 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Base Pay, (iii) the dates and duration of an Offering or other periods during which Participants may make payroll deductions (or contributions, as applicable) towards the purchase of shares of Stock, (iv) the method of determining the purchase price and the discount from Fair Market Value at which shares of Stock may be purchased, (v) any minimum or maximum amount of payroll deductions (or contributions, as applicable) a Participant may make in an Offering or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a change in capitalization of Baxter, as described in Section 10.3, (vii) the handling of payroll deductions (or contributions, as applicable), (viii) establishment of bank, building society or trust accounts to hold accumulated payroll deductions (or contributions, as applicable), (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures and (xiv) handling of Stock issuances.

9.4. Rules Governing the Administration of the Committee

The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chair and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

9.5. Statements

Each Participant shall receive a statement of his account showing the number of shares of Stock held and the amount of cash credited to such account.

Article X-Miscellaneous

10.1. Transferability

Neither payroll deductions (or contributions, as applicable) credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant.

10.2. Use of Funds

All payroll deductions (or contributions, as applicable) received or held by Baxter or a participating Subsidiary under this Plan may be used by Baxter or a participating Subsidiary for any corporate purpose and Baxter or a participating Subsidiary shall not be obligated to

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Employee Stock Purchase Plan	B- 9

segregate such payroll deductions (or contributions, as applicable); provided, however, for Non-423 Offerings, such amounts shall be held in trust or otherwise segregated from Baxter or a participating Subsidiary’s general assets to the extent required under local law.

10.3. Adjustment Upon Changes in Capitalization

In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of shares, merger, consolidation, distribution, split-up, spin-off, exchange of shares, sale of assets or similar corporate transaction or event, the Committee, in the manner it deems equitable, shall adjust (a) the number and class of shares or other securities that are reserved for issuance under the Plan, (b) the number and class of shares or other securities that are subject to outstanding options, and (c) the appropriate market value and other price determinations applicable to options (including the purchase price). The Committee shall make all determinations under this Section 10.3, and all such determinations shall be conclusive and binding.

10.4. Code Section 409A; Tax Qualification

The option to purchase shares of Stock granted under a Section 423 Offering is exempt from the application of Section 409A of the Code and the option to purchase shares of Stock granted under a Non-423 Offering is intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, Baxter will have no liability to a Participant or any other party if the right to purchase shares of Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. Baxter makes no representation that the option to purchase shares of Stock under the Plan is compliant with Section 409A of the Code.

Although Baxter may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), Baxter makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. Baxter is not constrained in its corporate activities by any potential negative tax impact on Participants under the Plan.

10.5. Amendment and Termination

The Board and the Compensation Committee of the Board (the “Compensation Committee”) shall have complete power and authority to suspend or amend the Plan or any portion thereof at any time and for any reason; provided, however, that the Board and/or Compensation Committee shall not, without the approval of the shareholders of Baxter (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.3); (ii) amend the requirements as to the class of employees eligible to participate in the Plan or permit the members of the Committee to purchase stock under the Plan if not otherwise an Eligible Employee.

The Board shall have complete power and authority to terminate the Plan at any time and for any reason. Unless otherwise determined by the Committee, the termination date of the Plan shall be deemed to be a Purchase Date, and all options then outstanding under the Plan shall be exercised.

10.6. No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by Baxter or a participating Subsidiary, and it shall not be deemed to interfere in any way with Baxter’s or a participating Subsidiary’s right to terminate, or otherwise modify, an employee’s employment at any time.

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10.7. Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

10.8. Governing Law

Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, the Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, USA applicable to contracts made and performed wholly within the State of Delaware, USA, without giving effect to the conflicts of law provisions thereof. BY ENTERING A SUBSCRIPTION FOR AN OFFERING, AN ELIGIBLE EMPLOYEE WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH ELIGIBLE EMPLOYEE IN RESPECT OF HIS OR HER RIGHTS OR OBLIGATIONS HEREUNDER.

10.9. Severability

If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or entity, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or entity, and the remainder of the Plan shall remain in full force and effect.

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